UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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PREMIERE GLOBAL SERVICES, INC.

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PREMIERE GLOBAL SERVICES, INC.

Premiere Global Services, Inc.

3280 Peachtree Road, NE

The Terminus Building

Suite 1000

Atlanta, Georgia 30305

October 26, 2015

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Premiere Global Services, Inc., which we refer to as PGi, to be held on December 3, 2015, at The Antlers Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, at 8:30 a.m., Mountain time.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated September 10, 2015, which we refer to as the merger agreement, by and among Pangea Private Holdings II, LLC, a Delaware limited liability company, which we refer to as Parent, Pangea Merger Sub Inc., a Georgia corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub, and PGi. Parent and Merger Sub are affiliates of Siris Capital Group, LLC. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into PGi, which we refer to as the merger, and PGi will become a direct wholly owned subsidiary of Parent. You will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

If the merger is consummated, you will be entitled to receive $14.00 in cash, without interest, for each share of our common stock you own (unless you have properly exercised your dissenters’ rights with respect to such shares), which represents a premium of (i) approximately 23% to PGi’s closing stock price on September 10, 2015, the last trading day prior to the public announcement of the execution of the merger agreement, and (ii) approximately 32% over the volume-weighted average share price of our common stock during the 90 days ended September 10, 2015.

Our Board of Directors, after considering factors more fully described in this proxy statement, unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger. Our Board of Directors recommends that you vote (i) “FOR” the proposal to approve the merger agreement, (ii) “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

The enclosed proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of our Board of Directors in connection with its evaluation of the merger agreement and the merger. We encourage you to read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety. You may also obtain more information about PGi from documents we file with the Securities and Exchange Commission from time to time.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, your proxy card or voting instruction form in the accompanying prepaid reply envelope or vote over the Internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy or instruction that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee.

Your vote is important, regardless of the number of shares that you own. We cannot consummate the merger unless the proposal to approve the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The failure of any shareholder of record to vote in person by ballot at the special meeting, to submit a signed proxy card or to vote over the Internet or by telephone will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. If you hold your shares in “street name,” the failure to submit a signed voting instruction form to instruct your broker, bank or other nominee on how to vote your shares or to vote over the Internet or by telephone will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. If you are a participant in our 401(k) plan and you do not instruct the trustee as to how to vote your shares, your shares held in the 401(k) plan will be voted by the trustee in the same proportions as shares for which instructions are received from other participants in the 401(k) plan.

If you have any questions or need assistance voting your shares of our common stock, please contact Innisfree M&A Incorporated, our proxy solicitor. Shareholders may call (888) 750-5834 toll-free, and banks and brokers may call (212) 750-5833 collect.

On behalf of our Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Boland T. Jones Chairman of the Board of Directors and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated October 26, 2015, and, together with the enclosed form of proxy card, is first being mailed to shareholders of PGi on or about October 27, 2015.

PREMIERE GLOBAL SERVICES, INC.

3280 Peachtree Road, NE

The Terminus Building

Suite 1000

Atlanta, Georgia 30305

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Notice is hereby given that a special meeting of shareholders of Premiere Global Services, Inc., a Georgia corporation, which we refer to as PGi, will be held on December 3, 2015, at The Antlers Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, at 8:30 a.m., Mountain time for the following purposes:

1. To consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of September 10, 2015, which we refer to as the merger agreement, by and among Pangea Private Holdings II, LLC, a Delaware limited liability company, which we refer to as Parent, Pangea Merger Sub Inc., a Georgia corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub, and PGi, as it may be amended from time to time, providing for the merger of Merger Sub with and into PGi, which we refer to as the merger (a copy of the merger agreement is attached as Annex A to the proxy statement accompanying this notice);

2. To consider and vote on the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting;

3. To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger; and

4. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon is required to approve the proposal to approve the merger agreement. The affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon, whether or not a quorum is present, is required to approve the proposal to approve one or more adjournments of the special meeting. The affirmative vote of a majority of votes cast, which means that the number of “for” votes exceeds the number of “against” votes, is required to approve the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger. The failure of any shareholder of record to submit a signed proxy card, to vote over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger. If you hold your shares in “street name,” the failure to submit a signed voting instruction form to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may be paid to PGi’s named executive officers in connection with the merger. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the adjournment proposal, but will not have any effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger. If you are a participant in our 401(k) plan and you do not instruct the trustee as to how to vote your shares, your shares will be voted by the trustee in the same proportions as shares for which instructions are received from other participants in the 401(k) plan.

Only shareholders of record as of the close of business on October 22, 2015, are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. A list of shareholders entitled to vote at the special meeting will be available in our offices located at 3280 Peachtree Road, NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305, and at the place of the special meeting during the meeting.

Shareholders who do not vote in favor of the proposal to approve the merger agreement will have the right to dissent from the merger if they deliver to us, before the vote is taken on the merger agreement, written notice of their intent to demand payment for their shares and comply with all the requirements of Georgia law, which are summarized herein and reproduced in their entirety in Annex C to the accompanying proxy statement.

Our Board of Directors recommends that you vote (i) “FOR” the proposal to approve the merger agreement, (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

By Order of the Board of Directors,

L. Scott Askins Executive Vice President—Legal, General Counsel and Secretary

Dated: October 26, 2015

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO VOTE AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) OVER THE INTERNET OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the special meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished to you by such broker, bank or other nominee, which is considered the shareholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. Your broker or other agent cannot vote on any of the proposals, including the proposal to approve the merger agreement, without your instructions.

If you fail to return your proxy card, vote over the Internet or by telephone or vote by ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you are a shareholder of record, voting in person by ballot at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a broker, bank or other nominee, you must obtain from the record holder a valid proxy issued in your name in order to vote in person at the special meeting. Participants in our 401(k) plan who wish to vote their plan shares must instruct the trustee of that plan as to how to vote their plan shares on their behalf and cannot vote their plan shares in person at the special meeting.

We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders call toll-free: (888) 750-5834

Banks and brokers call collect: (212) 750-5833

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SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Pangea Merger Sub Inc. with and into Premiere Global Services, Inc., with Premiere Global Services, Inc. surviving as a direct wholly owned subsidiary of Pangea Private Holdings II, LLC, which transaction we refer to as the merger, and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement, including the merger agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 97. The merger agreement is attached as Annex A to this proxy statement.

Except as otherwise specifically noted in this proxy statement or as context otherwise requires, “PGi,” “we,” “our,” “us” and similar words in this proxy statement refer to Premiere Global Services, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement we refer to Pangea Private Holdings II, LLC as Parent and Pangea Merger Sub Inc. as Merger Sub. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of September 10, 2015, as it may be amended from time to time, by and among Parent, Merger Sub and PGi, as the merger agreement.

Parties Involved in the Merger (page 32)

Premiere Global Services, Inc.

Premiere Global Services, Inc., or PGi, is the world’s largest dedicated provider of collaboration software and services. We created iMeet®, an expanding portfolio of purpose-built applications designed to meet the daily collaboration and communications needs of business professionals, with solutions for web, video and audio conferencing, smart calendar management, webcasting, project management and sales acceleration. PGi’s award-winning unified communications and collaboration, or UC&C, solutions help nearly 50,000 businesses grow faster and operate more efficiently.

In 2011, we began transitioning our business toward a software as a service, or SaaS, model. We built an internal software design and development team and launched our next-generation UC&C SaaS applications, with a goal of extending our market lead in traditional phone-based conferencing while also positioning PGi to enter into adjacent, higher growth markets. Our strategy is to transition our existing audio-only conferencing customers to our UC&C SaaS products, which provide a richer, more productive user experience and win new customer opportunities globally.

We currently offer the following collaboration solutions:

•	iMeet® is our “all-in-one” web, video and audio conferencing solution;

•	iMeetLive® is our webcasting and event streaming platform;

•	iMeet® Central (offered through our Central Desktop, Inc., or Central Desktop, acquisition) is our team workspace and project management platform;

•	iMeet® AgendayTM is our smart calendar application;

•	GlobalMeet® is our integrated web and audio conferencing solution;

•	GlobalMeet® Audio is our hybrid audio conferencing solution;

•	GlobalMeet® Audio On-net is our on-network, or on-net, Internet protocol, or IP,-based audio conferencing solution;

•	Unified Communications Services and Software (offered through our recent Modality Systems Limited, or Modality, acquisition) help enterprises maximize returns on their Microsoft Skype for Business investment;

•	PGi Event Services enable customers to host white-glove meetings for up to 15,000 people; and

•	PGi Video Managed Services provide full lifestyle management services for customer video infrastructure, endpoints and applications, including both traditional room-based and newer cloud-based video solutions.

We deliver our collaboration solutions as a service through all major Internet browsers and via our suite of desktop and mobile applications for PC, Mac, iOS, Android and BlackBerry devices.

Our cloud delivery model enables customers worldwide to deploy our services without the hardware investment, additional headcount and ongoing operating costs required to support internal solutions, the expense of platform upgrades and the business risk of technology obsolescence.

We market our solutions globally through a multi-channel sales approach that includes direct sales, channel resellers and strategic technology partners. PGi solutions are also available for purchase online at pgi.com.

PGi is a global company, and we manage our operations on a geographic regional basis, with reportable segments in North America, Europe and Asia Pacific.

We were incorporated in Florida in 1991 and reincorporated in Georgia in 1995. As of September 30, 2015, we had approximately 2,260 employees conducting business globally.

Our common stock, $.01 par value per share, is listed on the New York Stock Exchange, or NYSE, under the symbol “PGI”.

Pangea Private Holdings II, LLC

Parent is a Delaware limited liability company that was formed on September 9, 2015, by Siris Capital Group, LLC, which we refer to as Siris. Siris is a private equity firm focused on complex, control equity investments in the telecom, technology and technology-enabled business service sectors. Parent was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, PGi will be a direct wholly owned subsidiary of Parent.

Pangea Merger Sub Inc.

Merger Sub is a Georgia corporation and a direct wholly owned subsidiary of Parent, formed on September 9, 2015, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, Merger Sub will cease to exist.

Certain Effects of the Merger on PGi (page 33)

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into PGi, with PGi continuing as the surviving corporation and a direct wholly owned subsidiary of Parent.

Throughout this proxy statement, we use the term surviving corporation to refer to PGi as the surviving corporation following the merger. If the merger is consummated, you will not own any shares of the capital stock of the surviving corporation.

The time at which the merger will become effective, which we refer to as the effective time of the merger, will occur upon the filing of a certificate of merger with the Secretary of State of the State of Georgia (or at such later time as we and Parent may agree and specify in the certificate of merger).

Effect on PGi if the Merger is Not Completed (page 33)

If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of common stock. Instead, PGi will remain a public company, our common stock will continue to be listed and traded on the NYSE and registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and we will continue to file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC. Under specified circumstances, PGi may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement, as described under “Proposal 1: Approval of the Merger Agreement—Termination Fees” beginning on page 88.

Merger Consideration (page 34)

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to such time (other than (i) shares owned by Parent, Merger Sub, PGi or any direct or indirect subsidiary of PGi and (ii) shares owned by shareholders who are entitled to and who have properly asserted and perfected such shareholders’ dissenters’ rights, which we refer to as dissenting shares, under Article 13 of the Georgia Business Corporation Code, which we refer to as the GBCC, will be converted into the right to receive the per share merger consideration of $14.00 in cash, which we refer to as the per share merger consideration, without interest and less any applicable withholding taxes. As of the effective time of the merger, all shares converted into the right to receive the per share merger consideration will no longer be outstanding and will automatically be canceled and retired and will cease to exist. As described further in “Proposal 1: Approval of the Merger Agreement—Exchange and Payment Procedures” beginning on page 71, at or immediately prior to the effective time of the merger, Parent will deposit, or cause to be deposited, with a designated paying agent the merger consideration to be paid in respect of all shares of PGi common stock issued and outstanding immediately prior to the effective time (other than (i) shares owned by Parent, Merger Sub, PGi or any direct or indirect subsidiary of PGi and (ii) the dissenting shares). Following completion of the merger, once a shareholder has provided the paying agent with his, her or its stock certificates or book-entry shares, as applicable, and the other items specified by the paying agent, the paying agent will promptly pay the shareholder the per share merger consideration.

After the merger is completed, under the terms of the merger agreement, shareholders will have the right to receive the per share merger consideration, but will no longer have any rights as a shareholder of PGi as a result of the merger (except that shareholders who have properly asserted and perfected and not withdrawn their demand for dissenters’ rights will have the right to receive a payment for the “fair value” of their shares as determined under Georgia law, as described below under “The Merger—Dissenters’ Rights” beginning on page 63).

The Special Meeting (page 28)

Date, Time and Place

A special meeting of our shareholders will be held on December 3, 2015, at The Antlers Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, at 8:30 a.m., Mountain time.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on October 22, 2015, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date.

Purpose

At the special meeting, we will ask our shareholders of record as of the record date to vote on proposals (i) to approve the merger agreement, (ii) to approve one or more adjournments of the special meeting to a later date to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and (iii) to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

Quorum

As of the record date, there were approximately 46,753,585 shares of our common stock outstanding and entitled to be voted at the special meeting. A quorum of shareholders is necessary to hold a special meeting. The presence of holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, either in person or by proxy, will constitute a quorum at the special meeting. As a result, holders of 23,376,793 shares entitled to vote at the special meeting must be present, in person or by proxy, at the special meeting to have a quorum.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon is required to approve the merger agreement. Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of our common stock present at the special meeting, either in person or by proxy, and entitled to vote thereon. Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger requires the affirmative vote of a majority of votes cast to be approved, which means that the number of “for” votes exceeds the number of “against” votes.

Share Ownership of Our Directors and Executive Officers

As of October 22, 2015, the record date, our directors and executive officers were entitled to vote, in the aggregate, 4,369,177 shares of our common stock, representing approximately 9.4% of the outstanding shares of our common stock. Our directors and executive officers have informed us that they currently intend to vote all of the shares of our common stock over which they have voting power (i) “FOR” the proposal to approve the merger agreement, (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

Voting of Proxies

Any shareholder of record entitled to vote at the special meeting may submit a proxy by returning a signed proxy card by mail or voting over the Internet or by telephone, or may vote in person by appearing at the special meeting. If you are a beneficial owner and hold your shares of our common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares using the voting instruction form provided by your broker, bank or other nominee and following the directions contained therein. Participants in our 401(k) plan who wish to vote their plan shares must instruct the trustee of that plan as to how to vote their plan shares on their behalf and cannot vote their plan shares in person at the special meeting.

Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions, resulting in what we refer to as a broker non-vote. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares.

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by signing another proxy card with a later date and returning it to us prior to the special meeting, by voting over the Internet or by telephone after the date of the earlier submitted vote, by delivering a written notice of revocation to our Secretary or by attending the special meeting and voting in person. If you hold your shares of our common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. For participants in our 401(k) plan, any change to your voting instructions must be provided by 11:59 p.m., Eastern Time, on December 1, 2015.

Recommendation of Our Board of Directors and Reasons for the Merger (page 39)

Our Board of Directors, which we refer to as the Board, after considering various factors described in the section entitled “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger,” unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Board recommends that you vote (i) “FOR” the proposal to approve the merger agreement, (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

Opinion of Allen & Company LLC (page 44)

In connection with the merger, PGi’s financial advisor, Allen & Company LLC, referred to as Allen & Company, delivered a written opinion, dated September 10, 2015, to the Board as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of PGi common stock pursuant to the merger agreement. The full text of Allen & Company’s written opinion, dated September 10, 2015, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement. Allen & Company’s opinion was intended for the benefit and use of the Board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspect of the merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that the Board should pursue in connection with the merger, or otherwise address the merits of the underlying decision by PGi to engage in the merger, including in comparison to other strategies or transactions that might be available to PGi or in which PGi might engage. The opinion does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the merger or otherwise.

Financing of the Merger (page 59)

We anticipate that the total amount of funds necessary to consummate the merger and the related transactions, including the funds needed to (i) pay our shareholders the amounts due to them under the merger agreement; (ii) make payments in respect of PGi’s outstanding equity and equity-based awards pursuant to the merger agreement; (iii) refinance or otherwise discharge certain outstanding indebtedness of PGi, including indebtedness that will come due or otherwise be repaid or repurchased as a result of the merger; and (iv) pay all fees and expenses payable by Parent and Merger Sub under the merger agreement and in connection with the debt financing under the debt commitment letters described below, will be approximately $1.053 billion. This amount will be funded through a combination of up to approximately $400 million in equity financing under the equity commitment letter described below, up to $700 million in debt financing under the debt commitment letter described below, and PGi’s cash and cash equivalents on hand at closing.

In connection with the financing of the merger, Parent has entered into an equity commitment letter, dated as of September 10, 2015, with each of (i) Siris Partners II, L.P., (ii) Siris Partners II Parallel, L.P., (iii) Siris Partners III, L.P. and (iv) Siris Partners III Parallel, L.P., which letter we refer to as the equity commitment letter and which parties we refer to collectively as the equity investors.

In addition, Merger Sub has entered into a debt commitment letter, dated as of September 10, 2015, with (i) Barclays Bank PLC, (ii) SunTrust Bank and SunTrust Robinson Humphrey and (iii) MIHI LLC and Macquarie Capital (USA) Inc., which letter we refer to as the debt commitment letter and which parties we refer to collectively as the debt financing parties. We refer to the equity commitment letter and the debt commitment letter collectively as the financing commitments and the financing under each of them as the equity financing and the debt financing, respectively. We cannot assure you that the amounts committed under the financing commitments, together with PGi’s cash and cash equivalents on hand, will be sufficient to consummate the merger. Those amounts might be insufficient if, among other things, one or more of the parties to the financing commitments fails to fund the committed amounts in breach of such financing commitments or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the financing commitments, is not a condition to the consummation of the merger, the failure of Parent and Merger Sub to obtain any portion of the equity financing or debt financing (or any alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay PGi a fee of $39,485,684, as described under “Proposal 1: Approval of the Merger Agreement—Termination Fees” beginning on page 88.

The availability of the debt financing is subject to conditions, but is not subject to due diligence or other similar conditions. Further, the debt commitment letter contains customary “funds certain” provisions which materially limit the ability of the debt financing parties to be released from their respective commitments under the debt commitment letter. However, such financing may not be considered assured.

Limited Guaranty (page 62)

Pursuant to a limited guaranty delivered by Siris Partners II, L.P., Siris Partners II Parallel, L.P., Siris Partners III, L.P. and Siris Partners III Parallel, L.P., which we refer to as the guarantors, in favor of PGi, dated as of September 10, 2015, which we refer to as the limited guaranty, the guarantors agreed to guarantee as and when due:

•	the obligation of Parent under the merger agreement to pay a reverse termination fee of $39,485,684 if the merger agreement is terminated by PGi under certain circumstances (see “Proposal 1: Approval of the Merger Agreement—Termination Fees” beginning on page 88); and

•	certain additional amounts, including certain reimbursement and indemnification obligations of Parent under the merger agreement.

The guarantors’ obligations under the limited guaranty are subject to an aggregate cap equal to the amount of (i) the reverse termination fee plus (ii) all reasonable out-of-pocket expenses (including reasonable fees of counsel) incurred by PGi in connection with its enforcement of such guaranty, less the portion of the above amounts, if any, paid to PGi by Parent, Merger Sub or any other person that is not rescinded or otherwise returned.

Treatment of Equity-Based Awards (page 70)

The merger agreement provides that PGi’s equity awards that are outstanding immediately prior to the effective time of the merger will be subject to the following treatment at the effective time of the merger:

Restricted Shares

Immediately prior to the effective time of the merger, each share of common stock subject to time-based vesting restrictions granted under any of PGi’s stock plans, which we refer to as restricted shares, that is outstanding immediately prior to the effective time of the merger shall become fully vested and non-forfeitable and shall be converted automatically into and shall thereafter represent the right to receive the per share merger consideration, less the amount of any required withholding tax.

Performance Shares

Immediately prior to the effective time of the merger, each share of common stock subject to performance-based vesting restrictions granted under any of PGi’s stock plans, which we refer to as performance shares, that is outstanding immediately prior to the effective time of the merger shall become vested and non-forfeitable based upon (i) an assumed achievement of 100% of the performance goals, if the merger occurs during the first half of the applicable performance period, or (ii) the actual level of achievement of the performance goals, measured as of the end of the calendar quarter immediately preceding the effective time, if the merger occurs during the second half of the applicable performance period. Such vested performance shares shall be converted automatically into and shall thereafter represent the right to receive the per share merger consideration, less the amount of any required withholding tax. Performance shares having individual multi-year performance periods shall vest in accordance with the above only with respect to those performance shares that were eligible to vest in the performance year in which the merger occurs. Any performance shares outstanding immediately prior to the effective time of the merger and not becoming vested in accordance with the above shall be forfeited without payment therefor effective as of the effective time of the merger.

Stock Units

Immediately prior to the effective time of the merger, each stock unit subject to time-based vesting restrictions granted under any of PGi’s stock plans, which we refer to as stock units, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to (x) the product of (i) the number of stock units held by such holder, multiplied by (ii) the per share merger consideration, less (y) the amount of any required withholding tax.

Performance Stock Units

Immediately prior to the effective time of the merger, each stock unit subject to performance-based vesting granted under any of PGi’s stock plans, which we refer to as performance stock units, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to (x) the product of (1) the number of performance stock units held by such holder that would vest based upon (A) an assumed achievement of 100% of the performance goals, if the merger occurs during the first half of the applicable performance period, or (B) the actual level of achievement of the performance goals, measured as of the end of the calendar quarter immediately preceding the effective time of the merger, if the merger occurs during the second half of the applicable performance period, multiplied by (2) the per share merger consideration, less (y) the amount of any required withholding tax. Any performance stock units outstanding immediately prior to the effective time of the merger and not becoming vested in accordance with the above shall be forfeited without payment therefor effective as of the effective time of the merger.

Deferred Stock Units

Immediately prior to the effective time of the merger, each deferred stock unit granted under any of PGi’s stock plans, which we refer to as deferred stock units, that is outstanding immediately prior to the effective time of the merger shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to (x) the product of (i) the number of deferred stock units held by such holder, multiplied by (ii) the per share merger consideration, less (y) the amount of any required withholding tax.

Employee Matters (page 83)

For one year following the effective time of the merger, Parent has agreed to provide, or cause to be provided to, each employee of PGi and its subsidiaries, to the extent that, and for such time as such employees remain employed with the surviving corporation or any of its subsidiaries, which we refer to as company employees, with compensation and benefits that are no less favorable in the aggregate than the compensation and benefits provided to such individuals by PGi and its subsidiaries immediately prior to the effective time of the merger, excluding any equity, change of control or other transaction-based compensation.

Parent also agreed that for all purposes under the compensation and benefit plans, programs, agreements and arrangements of the surviving corporation providing benefits to any company employee after the effective time of the merger, and in which such company employee did not participate prior to the effective time of the merger, which we refer to collectively as the new plans, each company employee will be credited with his or her years of service with PGi and its affiliates (and any additional service with any predecessor employer) before the closing, to the same extent as such company employee was entitled, before the closing, to credit for such service under any analogous employee benefit plan maintained or sponsored by PGi or its subsidiaries, except where such credit would result in a duplication of benefits. Additionally, for purposes of any new plan providing medical, dental, prescription, pharmaceutical and/or vision benefits to any company employee, Parent will use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such company employee except to the extent such pre-existing conditions and actively-at-work requirements would apply under any analogous PGi benefit plan, and Parent will use reasonable best efforts to cause any eligible expenses incurred by such company employee and his or her covered dependents under a PGi benefit plan during the portion of the plan year prior to the closing to be taken into account under such new plan for purposes of satisfying all deductible, co-insurance, copayment and maximum out-of-pocket requirements applicable to such company employee for the applicable plan year as if such amounts had been paid in accordance with such new plan.

Parent has also made certain covenants regarding the treatment of company employees under certain new plans, which are described more fully under “Proposal No. 1: Approval of the Merger Agreement—Employee Matters” starting on page 83.

Interests of the Directors and Executive Officers of PGi in the Merger (page 54)

When considering the recommendation of the Board that you vote to approve the proposal to approve the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that may be deemed to be different from, or in addition to, your interests as a shareholder. The Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and overseeing the negotiation of the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be approved by the shareholders of PGi. These interests may include the following:

•	accelerated vesting or settlement of equity and equity-based awards simultaneously with the effective time of the merger, and the settlement of such awards in exchange for cash in the amounts specified in this proxy statement;

•	the entitlement of PGi’s named executive officers to receive payments and benefits under their respective executive severance agreements or employee retention agreements, as applicable, generally in the event such officer experiences a termination for cause or resignation for good reason on or following the completion of the merger;

•	continued rights to be indemnified and directors’ and officers’ liability insurance to be provided by the surviving corporation; and

•	the possible employment of certain of PGi’s executive officers by Siris or the surviving corporation after the merger, although as of the date of this proxy statement no agreements related to such matters have been proposed or entered into.

If the proposal to approve the merger agreement is approved by our shareholders and the merger closes, under the terms of the merger agreement any shares of our common stock held by our directors and executive officers, including such shares held following the vesting or settlement of equity and equity-based awards, will be treated in the same manner as outstanding shares of common stock held by all other shareholders of PGi entitled to receive the per share merger consideration.

Dissenters’ Rights (page 63)

Under Georgia law, holders of our common stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of his, her or its shares of our common stock. Set forth below is a summary of the procedures that must be followed by the holders of our common stock in order to exercise their dissenters’ rights. This summary is qualified in its entirety by reference to Article 13 of the GBCC, a copy of which is attached as Annex C to this proxy statement.

Any holder of record of our common stock who objects to the merger, and who fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise), will be entitled to demand and receive payment for all (but not less than all) of his, her or its shares of our common stock if the merger is consummated.

Any shareholder who objects to the merger and desires to receive payment of the “fair value” of his, her or its shares of our common stock: (i) must deliver to PGi, prior to the time the shareholder vote on the merger agreement is taken, a written notice of such shareholder’s intent to demand payment for those shares registered in the dissenting shareholder’s name if the merger is completed; and (ii) must not vote his, her or its shares in favor of the approval of the merger agreement.

A failure to vote against the merger will not constitute a waiver of dissenters’ rights. A vote against the approval of the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with the above conditions.

If the merger is approved at the special meeting, PGi will deliver, no later than ten days after the special meeting, a written dissenters’ notice to all shareholders who satisfied the two requirements set forth above. The written dissenters’ notice will state, among other things, where the payment demand must be sent and where and when stock certificates must be deposited and will set a date by which PGi must receive the payment demand, which date will not be less than 30 or more than 60 days after the written dissenters’ notice is delivered, and will be accompanied by a copy of the applicable Georgia statutes related to dissenters’ rights. A dissenting shareholder who does not demand payment or deposit his, her or its stock certificate as required by the dissenters’ notice will not be entitled to payment for his, her or its shares, and such shareholder’s shares of our common stock will be converted into the right to receive the per share merger consideration in connection with the merger.

Within ten days of the later of the effective time of the merger or receipt of a payment demand, PGi will, by written notice, offer to pay to each dissenting shareholder who properly demanded payment the amount PGi estimates to be the fair value of his, her or its shares, plus accrued interest. If the shareholder accepts the offer by written notice within 30 days or fails to respond within 30 days, payment for his, her or its shares will be made within 60 days after making the offer or the effective time of the merger, whichever is later. If the shareholder believes that the amount offered is less than the fair value of his, her or its shares or that the interest is incorrectly calculated, the shareholder may notify PGi in writing of his, her or its own estimate of the fair value of his, her or its shares and the amount of interest due and demand payment of his, her or its estimate. If a demand for payment remains unsettled, PGi will commence a court proceeding to determine the fair value of the shares and the accrued interest.

Exercise of dissenters’ rights by holders of our common stock will result in the recognition of gain or loss, as the case may be, for federal income tax purposes. Shareholders who wish to dissent from the merger and seek payment of the fair value of their shares are in any case encouraged to seek the advice of legal counsel.

U.S. Federal Income Tax Consequences of the Merger (page 65)

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. Holder (as described under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 65) in exchange for such U.S. Holder’s shares of our common stock in the merger will result in the recognition of gain or loss in an amount measured by the difference between the cash such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the merger. A Non-U.S. Holder (as described under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 65) will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States.

Our shareholders should refer to the discussion in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger,” beginning on page 65 and consult their own independent tax advisors concerning the U.S. federal income tax consequences of the merger to them in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals Required for the Merger (page 67)

Under the merger agreement, the merger cannot be completed until (i) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, has expired or been terminated and (ii) all other regulatory approvals required for the merger are obtained. The only such other regulatory approval that we believe to be required is the approval of the merger by the German Federal Cartel Office under the German Act Against Restraints on Competition, which we refer to as the German antitrust approval. PGi and Parent filed their respective HSR Act notifications on September 24, 2015. PGi and Parent were granted early termination of the waiting period under the HSR Act on October 7, 2015. Parent submitted its application for approval of the merger with the German Federal Cartel Office on October  21, 2015.

Solicitations of Other Offers (page 76)

Go-Shop Period

From the date of the merger agreement until 11:59 p.m. Atlanta, Georgia time on October 25, 2015, which period we refer to as the go-shop period, PGi and its subsidiaries were permitted to, directly or indirectly:

•	initiate, solicit and encourage any inquiry or the making of any proposals or offers that could constitute acquisition proposals;

•	engage in, enter into, maintain or continue or otherwise participate in discussions or negotiations with respect to potential acquisition proposals or otherwise cooperate with, or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations;

•	provide access to information (including nonpublic information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, PGi and its subsidiaries, provided that:

•	prior to providing such access, PGi entered into a confidentiality agreement with such person containing terms that were not materially less favorable, in the aggregate, to PGi than the material terms contained in the confidentiality agreement, dated May 12, 2015, between PGi and Siris, which type of agreement we refer to as an acceptable confidentiality agreement, provided, that such confidentiality agreement must contain a “standstill” or similar provisions and otherwise prohibit the making or amendment of any acquisition proposal (subject to an exception to permit making confidential proposals to the Board) and may not have confidentiality provisions that terminate prior to the two-year anniversary of the date the agreement is entered into, and

•	to the extent that any material non-public information relating to PGi or its subsidiaries was provided to any third party or any third party was given access which was not previously provided to or made available to Parent, such material non-public information or access was provided or made available to Parent prior to or substantially concurrently therewith.

See “The Merger—Background of the Merger” beginning on page 34 for an update on the status of the go-shop process.

No-Shop Period

If a person or group had made an acquisition proposal before the end of the go-shop period such a person or group could have been deemed an “excluded party” under the merger agreement if the Board had determined in good faith, after consultation with outside legal counsel, that the failure to furnish non-public information pursuant to an acceptable confidentiality agreement to such party and to engage in negotiations or discussions with such party would be inconsistent with the Board’s fiduciary duties under applicable law and the Board had determined in good faith, after consultation with its outside legal counsel and its financial advisor, that such acquisition proposal constitutes or could be expected to result in a superior proposal. Because no person or group made an acquisition proposal before the end of the go-shop period, no person or group is or will be deemed an “excluded party” under the merger agreement.

Except as otherwise provided in the merger agreement, following the end of the go-shop period until the effective time of the merger or, if earlier, the termination of the merger agreement, which period we refer to as the no-shop period, PGi may not, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or encourage the submission of any acquisition proposal or any inquiry or indication of interest related thereto;

•	enter into or participate in any discussions or negotiations with any third party that is seeking to make, or has made, an acquisition proposal;

•	amend, modify or grant any waiver or release under, any standstill, confidentiality or similar agreement of PGi or any of its subsidiaries;

•	approve any transaction under, or any person becoming an “interested shareholder” under, Section 14-2-1132 of the GBCC; or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument, relating to an acquisition proposal, which type of agreement we refer to as an alternative acquisition agreement.

However, in certain circumstances, PGi may contact third parties, provide certain information and engage in negotiations or discussions if PGi or any of its representatives receives a written acquisition proposal (that did not result from a material breach of PGi’s solicitation, adverse recommendation change and alternative acquisition agreement obligations) from a third party. The circumstances in which these actions are permitted and the limitations on such actions are described in “Proposal 1: Approval of the Merger Agreement—Solicitations of Other Offers” beginning on page 76.

Certain Information

Until the effective time of the merger, PGi is required to notify Parent promptly (but in no event later than 48 hours) after receipt by PGi or any of its representatives of any acquisition proposal or any request for non-public information relating to PGi or any of its subsidiaries or for access to the business, properties, assets, books, records or personnel of PGi or any of its subsidiaries by any third party that could reasonably be expected to make, or has made, an acquisition proposal. In addition, after the date of the execution of the merger agreement, PGi will keep Parent reasonably informed of any significant developments, discussions or negotiations regarding any acquisition proposal on a reasonably timely basis, and will promptly (but in no event later than 48 hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to PGi or any of its subsidiaries that describes any terms or conditions of any acquisition proposal (as well as written summaries of any material oral communications addressing such matters).

Adverse Recommendation Changes; Alternative Acquisition Agreements (page 79)

The Board has made the recommendation that the holders of shares of our common stock vote “FOR” the proposal to approve the merger and the merger agreement, which recommendation we refer to as the Board recommendation.

Generally, if the Board (i) fails to make the Board recommendation or to include the Board recommendation in this proxy statement, (ii) withdraws, modifies or qualifies the Board recommendation in a manner adverse to Parent, (iii) authorizes, adopts, recommends or approves of any acquisition proposal or (iv) takes any action or makes any statement inconsistent with the Board recommendation, any such action will be considered an “adverse recommendation change.” The merger agreement provides that the Board will not effect an “adverse recommendation change” or approve, recommend or allow PGi or its subsidiaries to execute or enter into an alternative acquisition agreement except as described below. However, subject to certain notice obligations, at any time before obtaining the shareholder approval, the Board may:

•	make an adverse recommendation change and/or cause PGi to terminate the merger agreement in order to enter into a definitive alternative acquisition agreement in respect of a superior proposal (provided that, PGi concurrently terminates the merger agreement); or

•	make an adverse recommendation change of the type described in clause (i) or (ii) of the paragraph immediately above in connection with a material fact, event, change or development in circumstances that (a) arises after the date hereof and was not known to the Board as of or prior to the date of the execution of the merger agreement and (b) does not involve or relate to an acquisition proposal, which such event we refer to as an intervening event, if the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law.

The Board may not make an adverse recommendation change, and PGi may not terminate the merger agreement in connection with a superior proposal in order to enter into an alternative acquisition agreement in respect thereof, unless and until PGi provides notice to Parent and negotiates in good faith with Parent for a period of at least three business days. The notice and negotiation procedures are described more fully under “Proposal No. 1: Approval of the Merger—Adverse Recommendation Changes; Alternative Acquisition Agreements” beginning on page 79.

Conditions to the Closing of the Merger (page 85)

The following are some of the conditions that must be satisfied or, where permitted by law, waived before the merger may be consummated:

•	the approval of the proposal to approve the merger agreement by the requisite affirmative vote of PGi’s shareholders;

•	no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or other legal restraint or prohibition issued by any governmental authority of competent jurisdiction prohibiting consummation of the merger being in effect at the effective time of the merger, and no applicable law having been enacted, entered, promulgated or enforced by any governmental authority that, in each case, at the effective time of the merger, makes illegal the consummation of the merger;

•	any applicable waiting period under the HSR Act relating to the merger having expired or having been terminated;

•	all actions by or in respect of, or filings with, any governmental authority, required to permit the consummation of the merger having been taken, made or obtained (which includes the requirement that the German antitrust approval described under “The Merger—Regulatory Approvals Required for the Merger” beginning on page 67 shall have been obtained);

•	the accuracy of the representations and warranties of PGi, Parent and Merger Sub in the merger agreement, subject in some instances to materiality or “material adverse effect” qualifiers, as of the closing date of the merger;

•	the performance in all material respects by PGi, on the one hand, and Parent and Merger Sub, on the other hand, of their respective obligations required to be performed by them under the merger agreement on or before the closing date of the merger; and

•	the delivery of certificates from PGi, on the one hand, and Parent and Merger Sub, on the other hand, regarding their respective representations and warranties and performance of obligations under the merger agreement.

Termination of the Merger Agreement (page 86)

In general, the merger agreement may be terminated at any time prior to the effective time, whether before or after approval of the proposal to approve the merger agreement by the shareholders of PGi, in the following ways:

•	by mutual written agreement of Parent and PGi;

•	by either Parent or PGi:

•	if the merger has not been consummated on or before February 29, 2016, which date we refer to as the end date;

•	if there is any applicable law that makes consummation of the merger illegal or otherwise prohibited or enjoins PGi or Parent from consummating the merger and such injunction has become final or nonappealable; or

•	if, at the shareholder meeting to approve the merger (including any adjournment or postponement thereof), the shareholder approval is not obtained; or

•	by Parent:

•	if prior to the shareholder approval being obtained, the Board makes an adverse recommendation change or PGi has materially breached its obligations with respect to convening the shareholder meeting to approve the merger agreement, solicitations, adverse recommendation change and alternative acquisition agreements; or

•	if PGi has breached any representation or warranty or failed to perform any covenant or agreement in the merger agreement, which would cause the related closing conditions not to be satisfied, and such condition is incapable of being satisfied by the end date, or if curable, is not cured by PGi within 30 days of receipt by PGi of written notice of such breach or failure to perform; or

•	by PGi:

•	if Parent or Merger Sub has breached any representation or warranty or failed to perform any covenant or agreement in the merger agreement, which would cause the related closing conditions not to be satisfied, and such condition is incapable of being satisfied by the end date, or if curable, is not cured by Parent or Merger Sub within 30 days of receipt by Parent and Merger Sub of written notice of such breach or failure to perform;

•	if (i) the merger has not been consummated on or before the first date upon which Parent is required to consummate the closing pursuant to the merger agreement, which we refer to as the notification date, (ii) all of the conditions to Parent’s and Merger Sub’s obligation to consummate the merger are satisfied and remain satisfied and (iii) PGi stands ready, willing and able to consummate the closing, in the case of clauses (i) and (ii) of this bullet, throughout the period commencing on such first date through and including the notification end date (as defined below); provided that PGi may not terminate the merger agreement pursuant to this bullet unless (x) PGi gives Parent prior notice of such proposed termination on or following the notification date and (y) the merger is not consummated on or prior to the day that is three business days following the date of delivery of such notice, which we refer to as the notification end date; or

•	if prior to the shareholder approval being obtained, (i) the Board has made an adverse recommendation change in compliance with the terms of the merger agreement in order to enter into a definitive alternative acquisition agreement in respect of a superior proposal, and (ii) PGi pays to Parent the termination fee under the merger agreement, which could be up to $19,742,842.

Termination Fees (page 88)

Under the merger agreement, PGi may be required to pay to Parent a termination fee of either $9,871,421 or $19,742,842, or approximately 1.5% and 3%, respectively, of the aggregate equity value of the transaction, if the merger agreement is terminated under specified circumstances. However, because no person or group is deemed an “excluded party” under the merger agreement, the circumstances in which the $9,871,421 termination fee would have been payable are inapplicable.

Under the merger agreement, Parent may be required to pay to PGi a reverse termination fee of $39,485,684, or approximately 6% of the aggregate equity value of the transaction, if the merger agreement is terminated under specified circumstances. In no event will either PGi or Parent be required to pay a termination fee more than once.

Specific Performance (page 89)

PGi, Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions hereof in the courts identified in the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. However, PGi is only entitled to specific performance of Parent’s obligations to cause the equity financing to be funded and to consummate the merger if and only if each of the following conditions has been satisfied: (i) all of the conditions to the closing of PGi, Parent and Merger Sub have been satisfied or validly waived (other than those conditions that, by their terms, are to be satisfied by action taken at the closing (but subject to the satisfaction or waiver of those conditions)), (ii) the third business day after the final day of the marketing period (as defined in “Proposal 1: Approval of the Merger Agreement—Marketing Period” beginning on page 69) has occurred, (iii) the debt financing has been funded or will be funded at the closing if the equity financing is funded at the closing, (iv) Parent and Merger Sub fail to complete the closing by the date the closing is required to have occurred pursuant to the merger agreement and (v) PGi has irrevocably confirmed to Parent in writing that if specific performance is granted and the equity financing and debt financing are funded, then the closing will occur; provided that in no event will PGi be entitled to enforce or seek to enforce specifically Parent’s obligations to cause the equity financing to be funded or to complete the merger if the debt financing has not been funded or will not be funded at the closing even if the equity financing is funded at the closing. PGi’s right to pursue a grant of specific performance will not reduce, restrict or otherwise limit PGi’s right to terminate the merger agreement and receive payment of the reverse termination fee from Parent; provided that PGi will not be permitted or entitled to receive both a grant of specific performance under the merger agreement and payment of the reverse termination fee.

Expenses (page 89)

Except in certain circumstances expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense.

Market Prices and Dividend Data (page 93)

Our common stock is listed on the NYSE under the symbol “PGI.” On September 10, 2015, the last trading day prior to the public announcement of the execution of the merger agreement, the closing price of our common stock was $11.35 per share. On October 23, 2015, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock on the NYSE was $13.68 per share.

Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, we may not declare or pay quarterly cash dividends to our common shareholders without Parent’s written consent. We have never declared or paid any cash dividends on our capital stock and the current policy of the Board is to retain any available earnings for use in the operation and expansion of our business.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a holder of our common stock. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, including the merger agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 97. The merger agreement is attached as Annex A to this proxy statement.

Q:	Why am I receiving these materials?

A:	The Board is furnishing this proxy statement and proxy card to the holders of our common stock in connection with the solicitation of proxies to be voted at a special meeting of shareholders or at any adjournments or postponements of the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will take place on December 3, 2015, at The Antlers Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, at 8:30 a.m., Mountain time.

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record as of the close of business on October 22, 2015, the record date, are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of common stock that such holder owned as of the record date.

Q:	May I attend the special meeting and vote in person?

A:	Yes. All shareholders as of the record date may attend the special meeting, and all shareholders other than those who hold shares solely through our 401(k) plan may vote in person at the special meeting. Seating will be limited. Shareholders will need to present proof of ownership of our common stock, such as a bank or brokerage account statement, and a form of personal photo identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting. Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy card or vote over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If you hold your shares through an account with a broker, bank or other nominee, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker, bank or other nominee. Even if you plan to attend the special meeting in person, we encourage you to provide instructions to your broker, bank or other nominee by submitting the voting instruction form and following the instructions contained therein to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Participants in our 401(k) plan who wish to vote their plan shares must instruct the trustee of that plan as to how to vote their plan shares on their behalf and cannot vote their plan shares in person at the special meeting.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to consider and vote on the following proposals:

•	to approve the merger agreement, pursuant to which Merger Sub will merge with and into PGi, and PGi will become a direct wholly owned subsidiary of Parent;

•	to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting; and

•	to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

Q:	What is the proposed merger and what effects will it have on PGi?

A:	The proposed merger is the acquisition of PGi by Parent pursuant to the merger agreement. If the proposal to approve the merger agreement is approved by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into PGi, with PGi continuing as the surviving corporation. As a result of the merger, PGi will become a direct wholly owned subsidiary of Parent. PGi will cooperate with Parent to de-list our common stock from the NYSE and de-register under the Exchange Act as promptly as practicable after the effective time of the merger, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the merger is consummated, you will not own any shares of the capital stock of the surviving corporation.

Q:	What will I receive if the merger is completed?

A:	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $14.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock that you own, unless you have properly exercised and perfected and not withdrawn your dissenters’ rights under the GBCC with respect to such shares. For example, if you own 100 shares of common stock, you will receive $1,400 in cash in exchange for your shares of common stock, less any applicable withholding taxes. In either case, you will not own shares in the surviving corporation.

Q:	How does the per share merger consideration compare to the market price of PGi’s common stock prior to the public announcement of the merger agreement?

A:	The per share merger consideration represents a premium of (i) approximately 23% to PGi’s closing stock price on September 10, 2015, the last trading day prior to the public announcement of the execution of the merger agreement, and (ii) approximately 32% over the volume-weighted average share price of our common stock during the 90 days ended September 10, 2015.

Q:	What do I need to do now?

A:	We encourage you to read this proxy statement, the annexes to this proxy statement, including the merger agreement, and the documents we refer to in this proxy statement carefully and consider how the merger affects you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card or voting instruction form in the accompanying reply envelope or vote over the Internet or by telephone, so that your shares can be voted at the special meeting. If you hold your shares in “street name,” please refer to the voting instruction form provided by your broker, bank or other nominee to vote your shares.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, under the terms of the merger agreement, you will receive a letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the per share merger consideration for each share of our common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates now.

Q:	What happens if I sell or otherwise transfer my shares of PGi common stock after the record date but before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you sell or transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies PGi in writing of such special arrangements, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote these shares at the special meeting. Even if you sell or otherwise transfer your shares of common stock after the record date, we encourage you to complete, date, sign and return the enclosed proxy card or voting instruction form or vote via the Internet or telephone.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board, after considering the various factors described under “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” beginning on page 39, unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Board recommends that you vote (i) “FOR” the proposal to approve the merger agreement, (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, our shareholders will not receive any payment for their shares of common stock. Instead, PGi will remain a public company, our common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Under specified circumstances, PGi may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement, as described under “Proposal 1: Approval of the Merger Agreement—Termination Fees” beginning on page 88.

Q:	Do any of PGi’s directors or officers have interests in the merger that may differ from those of PGi shareholders generally?

A:

In considering the recommendation of the Board with respect to the proposal to approve the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that may be deemed to be different from, or in addition to, the interests of our shareholders generally. The Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and overseeing the negotiation of the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be approved by our shareholders. For a description of the interests of our directors and executive officers in the merger, see “The Merger—Interests of the Directors and Executive Officers of PGi in the Merger” beginning on page 54.

Q:	What vote is required to approve the merger agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon is required to approve the proposal to approve the merger agreement.

The failure of any shareholder of record to submit a signed proxy card, vote over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. If you hold your shares in “street name,” the failure to submit a signed voting instruction form to instruct your broker, bank or other nominee on how to vote your shares will result in a broker non-vote and will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

As of October 22, 2015, the record date for determining who is entitled to vote at the special meeting, there were approximately 46,753,585 shares of our common stock issued and outstanding. Each holder of our common stock is entitled to one vote per share of stock owned by such holder as of the record date.

Q:	What vote is required to approve the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger?

A:	Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of our common stock present at the special meeting, either in person or by proxy, and entitled to vote thereon.

Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger requires the affirmative vote of a majority of votes cast to be approved, which means that the number of “for” votes exceeds the number of “against” votes.

The failure of any shareholder of record to submit a signed proxy card, vote over the Internet or by telephone or to vote in person by ballot at the special meeting will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger. If you hold your shares in “street name,” the failure to submit a signed voting instruction form to instruct your broker, bank or other nominee on how to vote your shares or to vote over the Internet or by telephone will result in a broker non-vote and will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, but will not have any effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our registrar and transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, to be the registered “shareholder of record.”

If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

Q:	How may I vote?

A:	If you are a shareholder of record (that is, if your shares of common stock are registered in your name with American Stock Transfer & Trust Company, our registrar and transfer agent), there are four ways to vote:

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card;

•	by completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	by attending the special meeting and voting in person by ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Even if you plan to attend the special meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a valid proxy to vote shares which you beneficially own, you may still vote your shares of common stock in person at the special meeting even if you have previously voted by proxy. If you are present at the special meeting and vote in person, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting instruction form provided by your broker, bank or other nominee, or over the Internet or by telephone. To vote via the Internet or via telephone, you should follow the instructions on the voting instruction form provided by your broker, bank or nominee.

Participants in our 401(k) plan must instruct the trustee of that plan as to how to vote their plan shares on their behalf and cannot vote their plan shares in person at the special meeting.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” If you are a shareholder of record, the document you use to designate a proxy to vote your shares of our common stock is called a “proxy card.” The Board has designated Boland T. Jones and L. Scott Askins, and each of them, with full power of substitution, as proxies for the special meeting.

Q:	If a shareholder gives a proxy, how are the shares voted?

A:

If you are a shareholder of record, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

As a shareholder of record, if you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (i) “FOR” the proposal to approve the merger agreement, (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Not without your direction. Your broker, bank or other nominee will be permitted to vote your shares on any proposal only if you instruct your broker, bank or other nominee on how to vote. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. Consequently, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares.

You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares of our common stock. Without instructions, a broker non-vote will result, and your shares will not be voted. A broker non-vote will have the same effect as if you voted “AGAINST” the proposal to approve the merger agreement, but will have no effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

A:	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	signing another proxy card with a later date and returning it to us prior to the special meeting;

•	voting over the Internet or by telephone after the date of the earlier submitted vote and prior to 11:59 p.m. Eastern Time on the day before the date of the special meeting;

•	delivering a written notice of revocation to our Secretary; or

•	attending the special meeting and voting in person.

If you hold your shares of common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote.

If you are a shareholder of record as of the record date, you may attend the special meeting and you may vote your shares at the special meeting if you attend in person. If you hold your shares through an account with a broker, bank or other nominee, you also may attend the special meeting, but you must obtain a proxy from the broker, bank or other nominee in order to vote at the meeting. To attend the special meeting, you must have photo identification and proof of ownership of your shares.

Participants in our 401(k) plan who wish to vote their plan shares must instruct the trustee of that plan as to how to vote their plan shares on their behalf and cannot vote their plan shares in person at the meeting. Any change to your voting instructions for our 401(k) plan must be provided by 11:59 p.m. Eastern Time, on December 1, 2015.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. To vote all of your shares, please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction form that you receive.

Q:	Where can I find the voting results of the special meeting?

A:	PGi intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports PGi files with the SEC are publicly available when filed. See “Where You Can Find More Information” beginning on page 97.

Q:	Will I be subject to U.S. federal income tax upon the exchange of PGi common stock for cash pursuant to the merger?

A:	The exchange of shares of our common stock for cash pursuant to the merger will require a U.S. Holder (as described under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 65) to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received by such U.S. Holder pursuant to the merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered pursuant to the merger. A Non-U.S. Holder (as described under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 65) will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States. Because particular circumstances may differ, we recommend that you consult your own independent tax advisor to determine the U.S. federal income tax consequences of the merger to you in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the merger is provided under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 65.

Q:	What will the holders of PGi equity-based awards receive in the merger?

A:	Immediately prior to the effective time of the merger, each share of restricted stock that is outstanding immediately prior to the effective time of the merger shall become fully vested and non-forfeitable and shall be converted automatically into and shall thereafter represent the right to receive the merger consideration, less the amount of any required withholding tax.

Immediately prior to the effective time of the merger, each performance share that is outstanding immediately prior to the effective time of the merger shall become vested and non-forfeitable based upon (i) an assumed achievement of 100% of the performance goals, if the merger occurs during the first half of the applicable performance period, or (ii) the actual level of achievement of the performance goals, measured as of the end of the calendar quarter immediately preceding the effective time, if the merger occurs during the second half of the applicable performance period. Such vested performance shares shall be converted automatically into and shall thereafter represent the right to receive the per share merger consideration, less the amount of any required withholding tax. Performance shares having individual multi-year performance periods shall vest in accordance with the above only with respect to those performance shares that were eligible to vest in the performance year in which the merger occurs. Any performance shares outstanding immediately prior to the effective time of the merger and not becoming vested in accordance with the above shall be forfeited without payment therefor effective as of the effective time of the merger.

Immediately prior to the effective time of the merger, each stock unit, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to (x) the product of (i) the number of stock units held by such holder, multiplied by (ii) the per share merger consideration, less (y) the amount of any required withholding tax.

Immediately prior to the effective time of the merger, each performance stock unit, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to (x) the product of (1) the number of performance stock units held by such holder that would vest based upon (A) an assumed achievement of 100% of the performance goals, if the merger occurs during the first half of the applicable performance period, or (B) the actual level of achievement of the performance goals, measured as of the end of the calendar quarter immediately preceding the effective time of the merger, if the merger occurs during the second half of the applicable performance period, multiplied by (2) the per share merger consideration, less (y) the amount of any required withholding tax. Any performance stock units outstanding immediately prior to the effective time of the merger and not becoming vested in accordance with the above shall be forfeited without payment therefor effective as of the effective time of the merger.

Immediately prior to the effective time of the merger, each deferred stock unit that is outstanding immediately prior to the effective time of the merger shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to (x) the product of (i) the number of deferred stock units held by such holder, multiplied by (ii) the per share merger consideration, less (y) the amount of any required withholding tax.

Q:	Am I entitled to dissenters’ rights under the GBCC?

A:	If you want to exercise dissenters’ rights and receive the fair value of your shares of our common stock in cash instead of the per share merger consideration described in this proxy statement:

•	you must give PGi written notice, before the vote on the proposal to approve the merger agreement, of your intent to demand payment for your shares if the merger is consummated;

•	you must not vote your shares “FOR” the approval of the merger agreement; and

•	you must follow certain other procedures after the special meeting, as described in Annex C to this proxy statement. You may notify PGi of your intent to demand payment for your shares if the merger agreement is approved by providing written notice to: Premiere Global Services, Inc., c/o Secretary, 3280 Peachtree Road, NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305.

The GBCC requirements for exercising dissenters’ rights are described in further detail in this proxy statement, and the relevant section of the GBCC regarding dissenters’ rights is reproduced and attached as Annex C to this proxy statement.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect to consummate the merger in the fourth calendar quarter of 2015 or the first calendar quarter of 2016. However, the exact timing of the completion of the merger cannot be predicted because the merger is subject to conditions, including approval of the merger agreement by our shareholders.

Q:	Who can help answer my questions?

A:	If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders call toll-free: (888) 750-5834

Banks and brokers call collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS

Statements made in this proxy statement, and the documents to which we refer you to in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties, many of which are beyond PGi’s control. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in PGi’s forward-looking statements, including, but not limited to, the following factors:

•	the risk that the merger may not be consummated in a timely manner, if at all;

•	the risk that the merger agreement may be terminated in circumstances that require PGi to pay Siris a termination fee;

•	risks related to the diversion of management’s attention from PGi’s ongoing business operations;

•	risks that the proposed merger disrupts our current plans and operations or affects our ability to retain or recruit key employees;

•	risks related to Parent’s ability to obtain the necessary equity and debt financing set forth in the financing commitments entered into in connection with the merger agreement, or alternative financing, as applicable, or the failure of any such financing to be sufficient to consummate the merger and the other transactions contemplated by the merger agreement;

•	the effect of the announcement of the merger on PGi’s business relationships (including, without limitation, employees, customers, strategic alliance partners and suppliers), operating results and business generally;

•	risks related to satisfying the conditions to the merger, including the failure of PGi’s shareholders to approve the merger, timing (including possible delays) and receipt of required regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval;

•	risk that our stock price may decline significantly if the merger is not completed;

•	the amount of costs, fees and expenses incurred by us in connection with the merger agreement or the merger;

•	the nature, cost and outcome of any future litigation and other legal proceedings, including any potential proceedings related to the proposed merger;

•	risks and uncertainties associated with the merger, including that competing acquisition proposals could be made; and

•	other factors described from time to time in PGi’s press releases, reports and other filings made with the SEC, including, but not limited to, the “Risk Factors” section of PGi’s Annual Report on Form 10-K for the year ended December 31, 2014.

You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “will,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “intend,” “plan,” “forecast,” “predict” and other words of similar import, although not all forward-looking statements contain such language. Shareholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. As such, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the heading “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q (see “Where You Can Find More Information” beginning on page 97). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements. PGi undertakes no obligation to publicly update or revise these forward-looking statements for any reason, except as required by applicable law.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the special meeting of shareholders or at any adjournments or postponements thereof.

Date, Time and Place

We will hold the special meeting on December 3, 2015, at The Antlers Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, at 8:30 a.m., Mountain time.

Purpose of the Special Meeting

At the special meeting, we will ask our shareholders of record as of the record date to vote on proposals to (i) approve the merger agreement, (ii) approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and (iii) approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record as of the close of business on October 22, 2015, are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. A list of shareholders entitled to vote at the special meeting will be available in our offices located at 3280 Peachtree Road, NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305, and at the place of the special meeting during the meeting.

As of the record date, there were approximately 46,753,585 shares of our common stock outstanding and entitled to be voted at the special meeting.

A quorum of shareholders is necessary to hold a special meeting. The presence of holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, either in person or by proxy, will constitute a quorum at the special meeting. As a result, 23,376,793 shares entitled to vote at the special meeting must be present, whether in person or by proxy, to have a quorum.

In the event that a quorum is not present at the special meeting, it is expected that the meeting would be adjourned to a later date to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon is required to approve the proposal to approve the merger agreement. Approval of the merger agreement by our shareholders is a condition to the closing of the merger.

Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of our common stock present at the special meeting, either in person or by proxy, and entitled to vote thereon. Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger requires the affirmative vote of a majority of votes cast to be approved, which means that the number of “for” votes exceeds the number of “against” votes.

If any shareholder abstains from voting, the abstention will have the same effect as if the shareholder voted “AGAINST” the proposal to approve the merger agreement. For shareholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the shareholder voted

“AGAINST” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting, but will have no effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will result in a broker non-vote, and each broker non-vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, but will have no effect on the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

If you are a participant in our 401(k) plan and you do not instruct the trustee as to how to vote your shares, your shares will be voted by the trustee in the same proportions as shares for which instructions are received from other participants in the 401(k) plan.

Shares Entitled to be Voted by PGi’s Directors and Executive Officers

At the close of business on October 22, 2015, our directors and executive officers were entitled to vote, in the aggregate, 4,369,177 shares of our common stock, which represented approximately 9.4% of the shares of our outstanding common stock on that date. The directors and executive officers have informed PGi that they currently intend to vote all of the shares of our common stock over which they have voting power (i) “FOR” the proposal to approve the merger agreement, (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

Voting of Proxies

If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the special meeting. Additionally, you may vote over the Internet or by phone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to vote over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to return your signed proxy card or vote over the Internet or by phone even if you plan to attend the special meeting in person. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the shareholder. Properly executed proxy cards that do not contain voting instructions will be voted (i) “FOR” the proposal to approve the merger agreement, (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting instruction form provided by your broker, bank or other nominee, or by the Internet or telephone. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker, bank or other nominee. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. If you do not return your broker’s, bank’s or other nominee’s voting instruction form, do not provide instructions about how their shares are to be voted via the Internet or telephone through your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote in person with a proxy from your broker, bank or other nominee, such actions will result in a broker non-vote and will have the same effect as if you voted “AGAINST” the proposal to approve the merger agreement but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

Participants in our 401(k) plan who wish to vote their plan shares must instruct the trustee of that plan as to how to vote their plan shares on their behalf and cannot vote their plan shares in person at the meeting.

Revocability of Proxies

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	signing another proxy card with a later date and returning it to us prior to the special meeting;

•	voting over the Internet or by telephone after the date of the earlier submitted vote;

•	delivering a written notice of revocation to our Secretary; or

•	attending the special meeting and voting in person.

Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m., Eastern time on December 2, 2015. If you have submitted a proxy, your appearance at the special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your broker, bank or other nominee. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned. For participants in our 401(k) plan, any change to your voting instructions must be provided to the trustee by 11:59 p.m., Eastern Time, on December 1, 2015.

Board of Directors’ Recommendation

The Board, after considering various factors described in the section entitled “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” beginning on page 39, unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Board recommends that you vote (i) “FOR” the proposal to approve the merger agreement, (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

Solicitation of Proxies

The expense of soliciting proxies in connection with the special meeting will be borne by PGi. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost that is not expected to exceed $20,000 plus reasonable expenses. We have agreed to indemnify Innisfree against losses arising out of its provision of such services on our behalf. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by some of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the proposal to approve the merger agreement, we anticipate that the merger will be consummated in the fourth calendar quarter of 2015 or the first calendar quarter of 2016.

Other Matters

At this time, we know of no other matters to be submitted at the special meeting.

The proxy statement is available at www.pgi.com under “Investors—SEC Filings.”

Householding of Special Meeting Materials

In accordance with SEC rules, we may send a single copy of this proxy statement to any household at which two or more shareholders reside, unless we have received contrary instructions. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please contact us by phone at 1-800-749-9111, extension 8462, or write to us at Premiere Global Services, Inc., c/o Secretary, 3280 Peachtree Road, NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305, and a separate copy will be promptly sent to you. We will promptly deliver upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their broker, bank or other nominee.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Parties Involved in the Merger

Premiere Global Services, Inc.

3280 Peachtree Road, NE

The Terminus Building

Suite 1000

Atlanta, Georgia 30305

Phone: (404) 262-8400

Premiere Global Services, Inc., or PGi, is the world’s largest dedicated provider of collaboration software and services. We created iMeet®, an expanding portfolio of purpose-built applications designed to meet the daily collaboration and communications needs of business professionals, with solutions for web, video and audio conferencing, smart calendar management, webcasting, project management and sales acceleration. PGi’s award-winning UC&C solutions help nearly 50,000 businesses grow faster and operate more efficiently.

In 2011, we began transitioning our business toward a SaaS model. We built an internal software design and development team and launched our next-generation UC&C SaaS applications, with a goal of extending our market lead in traditional phone-based conferencing while also positioning PGi to enter into adjacent, higher growth markets. Our strategy is to transition our existing audio-only conferencing customers to our UC&C SaaS products, which provide a richer, more productive user experience and win new customer opportunities globally.

Our cloud delivery model enables customers worldwide to deploy our services without the hardware investment, additional headcount and ongoing operating costs required to support internal solutions, the expense of platform upgrades and the business risk of technology obsolescence.

PGi is a global company, and we manage our operations on a geographic regional basis, with reportable segments in North America, Europe and Asia Pacific. We market our solutions globally through a multi-channel sales approach that includes direct sales, channel resellers and strategic technology partners. PGi solutions are also available for purchase online at pgi.com.

For more information about PGi, please visit our website at www.pgi.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 97.

Our common stock is currently listed on the NYSE under the symbol “PGI”.

Pangea Private Holdings II, LLC

c/o Siris Capital Group, LLC

601 Lexington Ave, 59th Floor

New York, New York 10022

Phone: (212) 231-0095

Parent is a Delaware limited liability company that was formed on September 9, 2015, by Siris Capital Group, LLC, which we refer to as Siris. Siris is a private equity firm focused on complex, control equity investments in the telecom, technology and technology-enabled business service sectors. Parent was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, PGi will be a direct wholly owned subsidiary of Parent.

Pangea Merger Sub Inc.

c/o Siris Capital Group, LLC

601 Lexington Avenue, 59th Floor

New York, NY 10022

Phone: (212) 231-0095

Merger Sub is a Georgia corporation and a direct wholly owned subsidiary of Parent, formed on September 9, 2015, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, Merger Sub will cease to exist.

Certain Effects of the Merger on PGi

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into PGi, with PGi continuing as the surviving corporation. As a result of the merger, PGi will become a direct wholly owned subsidiary of Parent. PGi will cooperate with Parent to de-list our common stock from the NYSE and de-register under the Exchange Act as promptly as practicable after the effective time of the merger, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the merger is consummated, you will not own any shares of the capital stock of the surviving corporation.

The time at which the merger will become effective, which we refer to as the effective time of the merger, will occur upon the filing of a certificate of merger with the Secretary of State of the State of Georgia (or at such later time as we and Parent may agree and specify in the certificate of merger).

Effect on PGi if the Merger is Not Completed

If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of common stock. Instead, PGi will remain a public company, our common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Furthermore, if the merger is not consummated, and depending on the circumstances that would have caused the merger not to be consummated, it is likely that the price of our common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. If the merger is not consummated, the Board will continue to evaluate and review PGi’s business operations, properties, dividend practice and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance shareholder value. If the merger agreement is not approved by PGi’s shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to PGi will be offered or that PGi’s business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, PGi may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement, as described under “Proposal 1: Approval of the Merger Agreement—Termination Fees” beginning on page 88.

Merger Consideration

In the merger, each outstanding share of common stock, par value $0.01 per share, of PGi issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned by Parent, Merger Sub, PGi or any direct or indirect subsidiary of PGi and (ii) shares owned by shareholders who are entitled to and who have properly asserted and perfected such shareholders’ dissenters’ rights under Article 13 of the GBCC) will be converted automatically into the right to receive the per share merger consideration of $14.00 in cash, without interest and less any applicable withholding taxes, and, without any action by the holders of such shares, will cease to be outstanding, be canceled and cease to exist, and each certificate formerly representing any of the shares of our common stock will thereafter represent only the right to receive the per share merger consideration.

After the merger is completed, under the terms of the merger agreement, shareholders will have the right to receive the per share merger consideration, but will no longer have any rights as a shareholder of PGi as a result of the merger (except that shareholders who properly asserted and perfected their demand for dissenters’ rights will have the right to receive a payment for the “fair value” of their shares as determined under Georgia law, as described below under “—Dissenters’ Rights” beginning on page 63.

Background of the Merger

The following chronology summarizes certain key events and contacts that led to the signing of the merger agreement. It does not purport to catalogue every conversation among the Board, members of PGi senior management or PGi’s representatives and Siris or any other parties.

As part of PGi’s strategic planning process, the Board regularly reviews PGi’s near-term and long-term strategy, performance, positioning and operating prospects with a view toward enhancing shareholder value. As part of this ongoing process, the Board also regularly reviews the competitive landscape of PGi’s markets, including consolidation in the industry and the entry of new competitors and new competitive offerings from existing competitors. These reviews also have included, from time to time, consideration of potential strategic alternatives and transactions to enhance shareholder value, including a sale transaction.

In November 2013, PGi engaged Allen & Company to assist PGi in exploring potential strategic alternatives to expand its business and enhance shareholder value. During this process which continued until November 2014, and in accordance with PGi’s directives, Allen & Company contacted 12 strategic parties in PGi’s industry to discuss the possibility of acquisitions, mergers, strategic alliances, reseller relationships and other partnership opportunities with PGi. These conversations also included informal inquiries to explore whether any of these potential strategic partners would consider acquiring PGi. None of these parties expressed an interest in the possible acquisition of PGi.

In late May 2014, William Blair & Company contacted Siris and offered to connect Siris representatives with PGi senior management. At that time, PGi was considering various opportunities to raise capital in order to fund its ongoing acquisition and investment strategy and continue to expand its business. Preliminary, high-level discussions between Siris and PGi regarding PGi’s strategy and Siris’ interest in a potential acquisition of PGi began in the fall of 2014.

Throughout the fall of 2014, members of PGi senior management periodically engaged with representatives of Siris to discuss PGi’s business strategy and the industry in general. These discussions between Siris and PGi ceased in late January 2015.

In late March 2015, Siris approached PGi to resume discussions regarding a potential acquisition of PGi. In April 2015, the parties began negotiating a confidentiality agreement.

On May 12, 2015, the parties entered into a confidentiality agreement. Following the execution of the confidentiality agreement, members of PGi senior management held due diligence sessions with representatives of Siris and shared non-public information regarding PGi’s business.

During May and June 2015, Siris conducted due diligence regarding PGi, which included in-person meetings with representatives of PGi. Representatives of Allen & Company also attended these meetings at PGi’s request.

On May 22, 2015, Siris sent PGi a letter setting forth a non-binding indication of interest by Siris to acquire all of the outstanding shares of PGi common stock at a price of $13.50 - $14.50 per share representing, according to the letter, a 32% - 41% premium to PGi’s closing price on May 21, 2015 and a 32% - 42% premium to PGi’s volume-weighted average closing price for the prior 30 trading days. The preliminary indication of interest stated that Siris believed that, conditioned upon it being given exclusive access to management for a six-week period, Siris would be able to complete confirmatory due diligence, obtain satisfactory financing commitments and negotiate and sign a definitive agreement. The preliminary indication of interest also noted that Siris believed a pre-signing market check by PGi or its representatives was unnecessary, but that Siris was prepared to agree to a limited post-signing “go-shop” period. Upon receipt of the preliminary indication of interest, Boland Jones, PGi’s Chairman and Chief Executive Officer, informally contacted members of the Board, including PGi’s lead independent director, John Harris, to discuss Siris’ preliminary indication of interest.

On May 28, 2015, Siris sent PGi a follow-up due diligence request list relating to financial and strategic matters.

On June 17, 2015, the Board held a regularly scheduled meeting following its annual meeting of shareholders via virtual conference through PGi’s iMeet solution, during which it discussed Siris’ preliminary indication of interest. Members of PGi senior management and, at PGi’s request, representatives of Alston & Bird LLP, outside legal counsel to PGi, which we refer to as Alston & Bird, and Allen & Company also attended the meeting. Following discussions, the Board authorized management to continue to furnish additional due diligence information to Siris.

Between June 17, 2015 and June 22, 2015, PGi provided additional due diligence information to Siris.

On June 24 and 25, 2015, representatives of PGi and Siris met in Atlanta for due diligence sessions.

During the period from June 29, 2015 to July 13, 2015, PGi provided additional due diligence information to Siris. During this period, PGi and Siris did not discuss the substantive terms of a potential transaction or Siris’ preliminary indication of interest.

On July 17, 2015, Siris sent PGi a letter setting forth a revised non-binding indication of interest by Siris to acquire all of the outstanding shares of PGi common stock at a price of $13.75 per share, reflecting a slight discount to the midpoint of the prior range of $13.50 - $14.50 per share set forth in its preliminary indication of interest. This proposed price represented, according to the letter, a 31% premium to PGi’s closing price on July 16, 2015 and a 32% premium to PGi’s volume-weighted average closing price for the prior 30 trading days ended July 16, 2015. Siris noted in the revised indication of interest that it was revising its proposal due to concerns relating to the risks posed by large established telecommunications players and well-funded unified communications market disruptors as the industry continues to evolve. The other key elements contained in the revised indication of interest were consistent with the preliminary indication of interest. Upon receipt of the revised indication of interest, Mr. Boland Jones informally contacted other members of the Board, including Mr. Harris, to discuss the revised indication of interest.

On July 27, 2015, the Board held a regularly scheduled meeting via iMeet to discuss, among other items, Siris’ revised indication of interest. Members of PGi senior management and representatives of Alston & Bird and Allen & Company attended the meeting, with representatives of Allen & Company present for certain portions of the meeting. At the meeting, the Board discussed the terms and conditions of the revised indication of interest. Representatives of Alston & Bird reviewed with the Board its fiduciary duties in the context of a proposed transaction. The Board then discussed the engagement of Alston & Bird as PGi’s legal counsel and Allen & Company as PGi’s financial advisor with respect to the proposed transaction. After discussion, the Board agreed to formally engage Alston & Bird as PGi’s legal counsel and Allen & Company as PGi’s financial advisor in connection with a potential transaction with Siris. Additionally, the Board authorized the establishment of an ad hoc committee of the Board for convenience purposes, which we refer to as the negotiating committee, consisting of John Harris, as chair of the negotiating committee, John F. Cassidy and K. Robert Draughon, all of whom are independent directors, to review, evaluate and negotiate the terms of a potential transaction with Siris and to make certain decisions between meetings of the Board. After additional discussion, the Board authorized PGi senior management to continue discussions with Siris regarding a potential transaction and to provide additional due diligence information to Siris. The independent directors then met in executive session to further discuss the terms of the proposed transaction.

On July 27, 2015, representatives of PGi and Siris met for dinner in Atlanta to discuss PGi’s business and overall strategy.

Between July 27, 2015 and August 3, 2015, PGi provided Siris additional due diligence materials in response to a number of requests from Siris.

On August 3, 2015, PGi granted representatives of Siris and its advisors access to an electronic data room that had been established for the purpose of sharing information with Siris to facilitate its due diligence review of PGi.

On August 5, 2015, the negotiating committee held a meeting via iMeet attended by members of PGi senior management and representatives of Alston & Bird and Allen & Company to review and discuss, on a preliminary basis, financial aspects of Siris’ proposal.

On August 5 and 6, 2015, representatives of PGi and Siris met in Atlanta to engage in discussions regarding various due diligence matters.

On August 6, 2015, Siris provided PGi a due diligence request list with respect to various legal and financial matters. Over the next several days, PGi and Siris communicated regarding various due diligence matters.

On August 10, 2015, the negotiating committee held a meeting via iMeet attended by members of PGi senior management and representatives of Alston & Bird and Allen & Company to further review and discuss financial aspects of Siris’ proposal.

On August 12, 2015, the Board held a special meeting via iMeet to discuss Siris’ revised indication of interest. The meeting was attended by members of PGi senior management and representatives of Alston & Bird and Allen & Company, who were present for certain portions of the meeting. The representatives of Alston & Bird reviewed with the Board the terms of Siris’ revised indication of interest, including the proposed purchase of $13.75 per share, the proposed “go-shop” period and Siris’ request for exclusivity. The Board then discussed PGi’s actions over recent years to remain competitive in the conferencing and collaboration industry, to enhance shareholder value and to expand its business. The Board also discussed the competitive landscape in the industry, including in particular the concerns raised in Siris’ revised indication of interest. Allen & Company discussed certain market dynamics in the collaboration industry, financial matters relating to PGi and the then-proposed financial terms and other aspects of the proposed transaction. The Board also discussed potential alternatives to a transaction with Siris, including continuing to execute PGi’s strategic transformation plan. The Board then discussed the terms of the revised indication of interest, including the price, the proposed “go-shop” period and Siris’ request for exclusivity. The Board discussed the benefits of conducting a market check prior to signing a definitive agreement and received input from PGi senior management and PGi’s legal and financial advisors on this matter. The Board also discussed other terms of the potential transaction, including potential termination fees. After the discussion, the Board authorized the negotiating committee to enter into a 30-day exclusivity arrangement with Siris, in the event Siris increased its proposed price to $14.00 per share from its prior proposed price of $13.75 per share. The Board also authorized the negotiating committee to negotiate, as conditions to the grant of exclusivity, the length of the “go-shop” period and the amount of the termination fees that would be payable by PGi and Siris under the merger agreement. The independent directors then met in executive session to further discuss the terms of the proposed transaction.

Later that afternoon, the negotiating committee held a meeting via iMeet attended by members of PGi senior management and representatives of Alston & Bird and Allen & Company to discuss a counter-proposal to Siris’ revised indication of interest, including the length of the “go-shop” period and the amount of the termination fees payable by the parties. After discussion, the negotiating committee directed Allen & Company to communicate to Siris that PGi would enter into a 30-day exclusivity arrangement with Siris if Siris agreed to a purchase price of $14.00 per share, a 45-day “go-shop” period, a two-tier termination fee if the merger agreement were terminated as a result of a superior offer, consisting of a fee equal to 1.5% of the equity value of the transaction if the superior offer resulted from discussions arising during the go-shop period, and a fee equal to 3% in all other circumstances, and a reverse termination fee equal to 6% of the equity value of the transaction.

Later that evening, in accordance with the negotiating committee’s directives, Allen & Company discussed PGi’s counter-proposal with representatives of Siris. During the course of those discussions, Siris informally agreed to PGi’s counter-proposal, including a purchase price of $14.00 per share, a 45-day “go-shop” period, a two-tier termination fee equal to 1.5% and 3% and a reverse termination fee of 6%. The next day, August 13, 2015, PGi and Siris entered into a 30-day exclusivity agreement, and Alston & Bird began preparing an initial draft of the merger agreement. Siris and its representatives continued their due diligence review.

On August 18, 2015, the negotiating committee held a meeting via iMeet attended by members of PGi senior management and representatives of Alston & Bird to discuss and review an initial draft of the merger agreement prepared by Alston & Bird. Representatives of Alston & Bird summarized for the negotiating committee the proposed terms of the initial draft of the merger agreement. At the end of the meeting, the negotiating committee authorized Alston & Bird to send the initial draft the merger agreement to Sidley Austin LLP, Siris’ outside legal counsel, which we refer to as Sidley. Following the meeting, Alston & Bird distributed an initial draft of the merger agreement to Sidley.

On August 24 and 25, 2015, representatives of PGi and Siris held due diligence sessions in Atlanta.

On August 26, 2015, representatives of PGi and Siris met at Siris’ offices in New York City to prepare for meetings with Siris’ potential debt financing sources. These representatives also met with members of management of certain of PGi’s recently acquired businesses regarding various due diligence matters. Representatives of Allen & Company also attended these meetings at PGi’s request.

On August 27, 2015, the negotiating committee held a meeting via iMeet attended by members of PGi senior management and representatives of Alston & Bird to receive an update on the status of discussions with Siris, including the draft merger agreement, Siris’ due diligence review of PGi and the proposed meetings with PGi, Siris and Siris’ potential debt financing sources.

On that same day, representatives of PGi and Siris held meetings in New York City with Siris’ potential debt financing sources. Representatives of Allen & Company also attended these meetings at PGi’s request.

On August 28, 2015, Siris sent PGi initial drafts of the forms of documents related to the proposed debt financing, including the debt commitment letter and the fee letter.

On August 30, 2015, Sidley sent Alston & Bird a revised draft of the merger agreement.

On August 31, 2015, representatives of PGi and Siris, including Siris’ three co-founders, met in Atlanta for a due diligence session and then dinner.

On September 2, 2015, the negotiating committee held a meeting via iMeet attended by members of PGi senior management and representatives of Alston & Bird and Allen & Company to review the revised draft of the merger agreement sent by Sidley and to discuss the potential “go-shop” process if the parties reached a definitive agreement. Representatives of Alston & Bird reviewed and summarized the significant changes to the merger agreement proposed by Siris and received guidance from the negotiating committee regarding the negotiation of the open business and legal issues. Allen & Company discussed with the negotiating committee an initial plan for the “go-shop” period, including a list, identified with input from PGi senior management, of potential buyers to be contacted (including all of the parties contacted in 2014).

Also on September 2, 2015, Sidley sent Alston & Bird initial drafts of the documents related to the equity financing, including the equity commitment letter and the limited guaranty.

On September 3, 2015, Alston & Bird sent Sidley a revised draft of the merger agreement as well as an initial draft of PGi’s disclosure schedule. Also on September 3, 2015, Siris sent PGi a revised draft of the debt commitment letter.

On September 4, 2015, Alston & Bird sent Sidley revised drafts of the equity commitment letter, the limited guaranty and PGi’s disclosure schedule.

On September 6, 2015, Sidley sent Alston & Bird a revised draft of the merger agreement.

On September 7, 2015, Sidley sent Alston & Bird comments to the draft disclosure schedule as well as revised drafts of the equity commitment letter and the limited guaranty.

On September 8, 2015, representatives of Alston & Bird and Sidley discussed and negotiated the terms of the revised drafts of the merger agreement, equity commitment letter and limited guaranty, and PGi sent Siris comments to the debt commitment letter.

Later on September 8, 2015 and in the morning of September 9, 2015, representatives of PGi, Siris, Alston & Bird and Sidley engaged in discussions and negotiations relating to the remaining open points in the merger agreement and the other transaction documents.

During the day on September 9, 2015, representatives of PGi and Siris participated in confidential telephonic meetings with certain of PGi’s customers and strategic partners regarding the proposed transaction.

On September 9, 2015, the Board convened an in-person special meeting in Atlanta to consider the proposed transaction. Members of PGi senior management and representatives of Alston & Bird and Allen & Company also attended the meeting. Representatives of Alston & Bird reviewed with the Board its fiduciary duties in the context of the proposed transaction. Alston & Bird also discussed the material terms and conditions of the proposed merger agreement and the other transaction documents, including the debt commitment letter, the equity commitment letter and the limited guaranty. Alston & Bird summarized, among other things, certain merger agreement obligations and conditions, the “go-shop” period, the termination rights and the situations in which PGi would be required to pay a termination fee and Siris would be required to pay a reverse termination fee. Alston & Bird also noted for the Board the remaining open points in the merger agreement. Also at this meeting, Allen & Company discussed with the Board financial matters regarding the proposed transaction and the merger consideration provided for pursuant to the merger agreement. Allen & Company also reviewed with the Board a proposed plan for the “go-shop” period and expanded list of potential buyers to be contacted. The independent directors then met in executive session to further discuss the terms of the proposed transaction.

Later on September 9, 2015, Alston & Bird sent Sidley a revised draft of the merger agreement, incorporating the discussions from earlier that day and the day before, a revised draft of the disclosure schedule and comments to the equity commitment letter and the limited guaranty.

Early on September 10, 2015, Sidley sent Alston & Bird revised drafts of the merger agreement, equity commitment letter and the limited guaranty. Later on September 10, 2015, Alston & Bird sent Sidley comments to the limited guaranty and the parties engaged in discussions regarding these comments. Later that day, Sidley sent Alston & Bird final versions of the equity commitment letter, the limited guaranty and the debt commitment letter, and Alston & Bird sent Sidley final versions of the merger agreement and the disclosure schedule.

Later in the day on September 10, 2015, the Board held a special meeting via iMeet to consider the proposed transaction and to receive an update on the events that occurred since the meeting held the prior day. Members of PGi senior management and representatives of Alston & Bird and Allen & Company also attended the meeting. Alston & Bird reviewed with the Board the changes to the merger agreement since the Board meeting held on September 9, 2015. The Board also reviewed the equity commitment letter, the limited guaranty and the debt commitment letter. Also at this meeting, Allen & Company reviewed with the Board its financial analysis of the merger consideration provided for pursuant to the merger agreement and rendered an oral opinion, which was confirmed by delivery of a written opinion dated September 10, 2015, to the Board to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in the opinion, the merger consideration to be received by holders of PGi common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

Following discussion of the matters discussed during the course of the meeting, the Board unanimously (i) approved and adopted the merger agreement, the other transaction documents to which PGi is a party and the execution, delivery and performance of the merger agreement and the other transaction documents to which PGi is a party, (ii) recommended to PGi’s shareholders that PGi’s shareholders vote in favor of the approval of the merger and the merger agreement, and (iii) directed that such matter be submitted to PGi’s shareholders at a special meeting of the shareholders for approval.

The definitive merger agreement was executed and delivered by representatives of PGi, Parent and Merger Sub shortly after the market closed on September 10, 2015. The limited guaranty was also executed and delivered by representatives of PGi and the equity investors. Sidley also delivered to Alston & Bird fully executed copies of the debt commitment letter and the equity commitment letter.

PGi issued a press release announcing the transaction later that evening.

On September 10, 2015, following the execution of the merger agreement and issuance of the press release, pursuant to the “go-shop” provisions of the merger agreement, at the direction of the Board, Allen & Company commenced PGi’s go-shop process. The go-shop period expired at 11:59 p.m. (Atlanta, Georgia time) on October 25, 2015. In the go-shop process, 32 prospective buyers, including nine prospective financial buyers and 23 prospective strategic buyers, were contacted regarding each such party’s potential interest in exploring a transaction with PGi. During the go-shop period, we received requests for information from six parties. Three parties (all of which were financial buyers) negotiated and entered into confidentiality agreements with PGi and were provided with non-public information relating to PGi. Through the end of the go-shop period, none of the parties contacted during the go-shop process, including the three parties which entered into confidentiality agreements with PGi, submitted an acquisition proposal to PGi or its representatives prior to the expiration of the go-shop period.

Recommendation of Our Board of Directors and Reasons for the Merger

Recommendation of Our Board of Directors

The Board, after considering various factors described below, unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Board recommends that you vote (i) “FOR” the proposal to approve the merger agreement, (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

Reasons for the Merger

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Board consulted with PGi senior management and PGi’s legal and financial advisors. In recommending that PGi’s shareholders vote their shares of common stock in favor of the proposal to approve the merger agreement, the Board also considered a number of factors, including the following (not necessarily in order of relative importance):

•	PGi’s business and operations, and its current and historical financial condition and results of operations.

•	PGi’s business plan and related financial projections and its ability to execute potential long-term opportunities and to fully achieve its business transformation goals and objectives, as well as the risks and uncertainties in executing on the business plan and transformation and achieving such financial projections and opportunities.

•	The Board’s view of the low likelihood of other parties being interested in acquiring or entering into another strategic transaction with PGi, especially in light of PGi’s previous efforts to explore potential strategic alternatives in 2014.

•	The reputation of Siris and its understanding of PGi and its business and Siris’ level of experience with hybrid businesses in transformational stages of a similar nature to PGi.

•	The likelihood that the merger would be completed, and could be completed in a timely and efficient manner.

•	The historical trading ranges of PGi’s common stock and the potential trading range of the PGi common stock absent the announcement of the merger agreement, and the possibility that absent such announcement it could take a considerable period before the price of PGi’s common stock would trade at a level in excess of the per share merger consideration of $14.00 on a present value basis.

•	The relationship of the $14.00 per share merger consideration to the trading price of PGi’s common stock, including that the per share merger consideration constituted a premium of:

•	Approximately 23% to the closing stock price on September 10, 2015; and

•	Approximately 32% to the volume-weighted average share price of PGi’s common stock during the 90 days ended September 10, 2015.

•	The risks of continuing as a stand-alone public company, including PGi’s ability to respond successfully to increasing competitive pressures resulting from large established competitors, including potential market disrupters, that have significant resources at their disposal, changes in the markets in which PGi operates, risks related to the execution of PGi’s ongoing strategy to transition customers to its collaboration software applications, and risks associated with general economic, market and industry conditions.

•	The risks of pursuing other near-term alternatives to continuing as a stand-alone public company, including the likelihood of finding a better alternative price for PGi’s shareholders, and the expense and resources associated with pursuing other alternatives such as strategic acquisitions or divestitures.

•	The assessment that, given the competitive landscape and expected changing dynamics in the markets for PGi’s products, no other alternatives were reasonably likely to create greater value for PGi’s shareholders than the merger.

•	Based on its review and the negotiations conducted, the Board’s view that the $14.00 per share merger consideration was the best price reasonably attainable for PGi’s shareholders.

•	Allen & Company’s opinion, dated September 10, 2015, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of PGi common stock pursuant to the merger agreement, which opinion was subject to certain assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as more fully described below under the heading “—Opinion of Allen & Company LLC” beginning on page 44.

•	The fact that the all-cash merger consideration provides certainty of value and liquidity to PGi’s shareholders, while eliminating shareholders’ exposure to PGi’s short-term and long-term business and execution risks.

•	The receipt of equity and debt commitment letters from Parent’s sources of debt and equity financing for the merger, and the terms of the equity and debt commitment letters, including the number and nature of conditions to the financings and the reputation of the debt financing sources and equity investors.

•	The Board’s view that the terms of the merger agreement would be unlikely to deter third parties from making a superior proposal.

•	PGi’s right, under the merger agreement, during the “go-shop period” beginning on the date of the merger agreement and continuing until 11:59 p.m., Eastern time, on October 25, 2015, to initiate, solicit and encourage any inquiry or the making of any proposals or offers that could constitute acquisition proposals from third parties and to engage in, enter into, maintain or continue or otherwise participate in discussions or negotiations with any third party with respect to potential acquisition proposals or otherwise cooperate with, or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

•	PGi’s ability to continue discussions following the end of the go-shop period with any excluded party.

•	PGi’s right under the merger agreement, following the end of the go-shop period and prior to obtaining the shareholder approval or the valid termination of the merger agreement, to respond to third parties submitting a written acquisition proposal by furnishing such third parties with non-public information related to PGi or any of its subsidiaries pursuant to an acceptable confidentiality agreement, and to engage in negotiations or discussions with such third parties, if the Board, prior to taking any such actions, determines in good faith that (i) the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law and (ii) such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal.

•	The fact that the completion of the merger is subject to approval of the merger agreement by the holders of a majority of the outstanding shares of PGi common stock.

•	The Board’s right, under certain circumstances, to withdraw, modify or qualify the Board recommendation in a manner adverse to Parent.

•

PGi’s ability to terminate the merger agreement in order to enter into an alternative acquisition agreement that the Board determines to be a superior proposal, subject to certain conditions (including certain rights of Parent to have an opportunity to revise the terms and conditions of the merger agreement, the financing commitments and the limited guaranty in light of such superior proposal), provided that we concurrently pay a termination fee to Parent under certain circumstances as described under the heading “Proposal 1: Approval of the Merger Agreement—Termination Fees” beginning on page 88.

•	The fact that the Board believed that the termination fee of either $9,871,421 or $19,742,842, or approximately 1.5% and 3.0% of the aggregate equity value of the transaction, respectively, under certain circumstances is reasonable and not preclusive of other offers.

•	The obligation of Parent to pay PGi a $39,485,684 reverse termination fee, or approximately 6.0% of the aggregate equity value of the transaction, under certain circumstances, as described in “Proposal 1: Approval of the Merger Agreement—Termination Fees” and beginning on page 88.

•	The conditions to the closing, including the Board’s belief that while the closing is subject to certain antitrust approvals, there were not likely to be significant antitrust or other regulatory impediments to the closing and the fact that there is no third-party consent condition, no shareholder litigation condition and no financing condition in the merger agreement.

•	The fact that, under specified circumstances, the merger agreement permits PGi to seek specific performance against Parent with respect to the equity financing as well as against the equity investors with respect to the equity financing under PGi’s third-party beneficiary rights pursuant to the equity commitment letter.

•	The fact that the guarantors provided a limited guarantee in favor of PGi, pursuant to which the guarantors guaranteed certain obligations of Parent and Merger Sub under the merger agreement.

•	The fact that the merger agreement was the product of arms-length negotiations and contained terms and conditions that were, in the Board’s view, favorable to PGi and its shareholders.

•	The fact that Siris did not require management of PGi to enter into any agreements or arrangements as a condition to the transaction.

•	The fact that the merger agreement was adopted by the Board, which is comprised of a majority of independent directors who are not affiliated with Siris and are not employees of PGi or any of its subsidiaries, and who generally do not (except to the extent otherwise disclosed herein) have material interests in the merger different from or in addition to those of PGi’s shareholders.

•	The fact that the Board retained and received input and advice from PGi senior management and PGi’s outside legal and financial advisors in evaluating and negotiating the terms of the merger agreement.

•	The availability of dissenters’ rights to PGi’s shareholders who comply with specified procedures under Georgia law.

The Board also considered a number of uncertainties, risks and other factors in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

•	The fact that PGi did not conduct a full market check immediately prior to signing the merger agreement as a means of determining whether there were other parties interested in acquiring or entering into another strategic transaction with PGi.

•	The limitations under the merger agreement that restrict the ability of the Board, except in certain circumstances, to change the Board recommendation.

•	The fact that PGi’s shareholders would forgo the opportunity to realize the potential long-term value of the successful execution of PGi’s current strategy as an independent company.

•	The fact that receipt of the all-cash merger consideration would be taxable to PGi’s shareholders that are treated as U.S. holders for U.S. federal income tax purposes.

•	The fact that, under specified circumstances, PGi may be required to pay fees in the event the merger agreement is terminated and the effect this could have on PGi, including:

•	The termination fee payable by PGi to Parent upon the occurrence of certain events, including the potential that such termination fee could make it less likely that other potential acquirors would propose an alternative transaction that may be more advantageous to PGi’s shareholders;

•	The fact that the reverse termination fee is not available in all instances in which the merger agreement may be terminated and may be PGi’s only recourse in respect of termination where it is available; and

•	The fact that Parent’s, Merger Sub’s and the guarantors’ monetary damages under the merger agreement or limited guaranty (as applicable) cannot exceed the amount of the reverse termination fee payable by Parent and Merger Sub plus certain costs and expenses of enforcement.

•	The significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to consummate the merger, which could disrupt PGi’s business operations.

•	The fact that, while PGi expects the merger to be consummated if the merger agreement is approved by PGi’s shareholders, there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied.

•	The risk that the debt financing contemplated by the debt commitment letter (or any alternative financing) might not be obtained, resulting in Parent potentially not having sufficient funds to complete the merger.

•	The risk to PGi’s business, sales, operations and financial results in the event that the merger is not consummated.

•	The fact that the announcement and pendency of the merger, or the failure to complete the merger, may cause substantial harm to PGi’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), customers, strategic partners or other constituencies.

•	The fact that, pursuant to the merger agreement, PGi must generally conduct its business in the ordinary course and is subject to a variety of other restrictions on the conduct of its business prior to the closing of the merger or the termination of the merger agreement, which may delay or prevent PGi from undertaking business opportunities that may arise pending completion of the transaction, whether or not consummated.

•	The fact that the market price of our common stock could be affected by many factors, including: (i) if the merger agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting PGi; (ii) the possibility that, as a result of the termination of the merger agreement, other possible acquirors may consider PGi to be an unattractive acquisition candidate; and (iii) the possible sale of our common stock by short-term investors following an announcement that the merger agreement was terminated.

•	The fact that PGi’s directors and executive officers may have interests in the merger that may be deemed to be different from, or in addition to, those of PGi’s shareholders. The Board was made aware of and considered these interests, to the extent such interests existed at the time; for more information about such interests, see below under the heading “—Interests of the Directors and Executive Officers of PGi in the Merger” beginning on page 54.

•	The fact that the completion of the merger would require antitrust clearance in the United States and Germany.

The Board believed that, overall, the potential benefits of the merger to PGi’s shareholders outweighed the risks and uncertainties of the merger.

The foregoing discussion of the Board’s reasons for its recommendation to approve the merger agreement is not intended to be exhaustive, but addresses the material information and factors considered by the Board in evaluating the merger. In light of the variety of factors considered by the Board in connection with its evaluation of the merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Moreover, each member of the Board applied his own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented.

Opinion of Allen & Company LLC

PGi has engaged Allen & Company as its financial advisor in connection with the merger. PGi selected Allen & Company as its financial advisor in connection with the merger based on, among other things, Allen & Company’s reputation, experience and familiarity with PGi and its business. Allen & Company, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. In connection with this engagement, PGi requested that Allen & Company evaluate and render an opinion to the Board regarding the fairness, from a financial point of view, of the merger consideration to be received by holders of PGi common stock pursuant to the merger agreement. On September 10, 2015, at a meeting of the Board held to evaluate the merger, Allen & Company rendered an oral opinion, which was confirmed by delivery of a written opinion dated September 10, 2015, to the Board to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in its opinion, the merger consideration to be received by holders of PGi common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Allen & Company’s written opinion, dated September 10, 2015, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement. Allen & Company’s opinion was intended for the benefit and use of the Board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and does not address any other aspect of the merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that the Board should pursue in connection with the merger, or otherwise address the merits of the underlying decision by PGi to engage in the merger, including in comparison to other strategies or transactions that might be available to PGi or in which PGi might engage. The opinion does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the merger or otherwise.

Allen & Company was not requested to, and it did not, recommend the specific consideration payable in the merger or determine that any given consideration constituted the only appropriate consideration in the merger. The type and amount of consideration payable in the merger were determined through negotiations between PGi and Siris, and the decision to enter into the merger was solely that of the Board. Allen & Company’s opinion and financial analyses were only one of many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board or management with respect to the merger or the consideration payable in the merger. Allen & Company’s opinion reflected and gave effect to Allen & Company’s general familiarity with PGi as well as information which it received during the course of its engagement, including information provided by PGi’s management in the course of discussions relating to the merger as more fully described below. In arriving at its opinion, Allen & Company neither conducted a physical inspection of the properties or facilities of PGi or any other entity, nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, off-balance sheet or otherwise) of PGi or any other entity or conducted any analysis concerning the solvency or fair value of PGi or any other entity.

In arriving at its opinion, Allen & Company, among other things:

•	reviewed the financial terms and conditions of the merger as reflected in an execution version, dated September 10, 2015, of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to PGi, including public filings of PGi, and historical market prices and trading volumes for PGi common stock;

•	reviewed certain internal financial forecasts and other financial and operating data of PGi provided to or discussed with Allen & Company by the management of PGi;

•	held discussions with the management of PGi relating to the past and current operations and financial condition and prospects of PGi;

•	reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that Allen & Company deemed generally relevant in evaluating PGi;

•	reviewed certain publicly available financial information relating to selected transactions that Allen & Company deemed generally relevant in evaluating the merger; and

•	conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for purposes of its opinion.

In rendering its opinion, Allen & Company relied on and assumed, with PGi’s consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to Allen & Company from public sources, provided to or discussed with Allen & Company by PGi or its representatives or otherwise reviewed by Allen & Company. With respect to the financial forecasts, estimates and other information and data relating to PGi that Allen & Company was directed to utilize in its analyses, Allen & Company was advised by the management of PGi and assumed, with PGi’s consent, that such forecasts, estimates and other financial and operating data were reasonably prepared in good faith reflecting the best currently available estimates and judgments of such management as to the future operating and financial performance of PGi and the other matters covered thereby. Allen & Company assumed no responsibility for and expressed no view or opinion as to such financial forecasts, estimates and other financial and operating data or the assumptions on which they were based. Allen & Company relied, at PGi’s direction, upon the assessments of the management of PGi as to, among other things, (i) the potential impact on PGi of certain market, competitive and other trends in and prospects for the collaboration software and services industry, (ii) the technology and intellectual property of PGi (including the validity and associated risks thereof), and (iii) PGi’s existing and future relationships, agreements and arrangements with key employees and customers. Allen & Company assumed, with PGi’s consent, that there would be no developments with respect to any such matters that would have an adverse effect on PGi or the merger or that otherwise would be meaningful in any respect to its analyses or opinion.

Further, Allen & Company’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Allen & Company as of, the date of its opinion. It should be understood that subsequent developments may affect the conclusion expressed in Allen & Company’s opinion and that Allen & Company assumed no responsibility for advising any person of any change in any matter affecting its opinion or for updating or revising its opinion based on circumstances or events occurring after the date of its opinion.

In connection with its engagement, Allen & Company was not requested to, and it did not, undertake a third-party solicitation process on PGi’s behalf with respect to the acquisition of all or a part of PGi; however, at the direction of PGi, Allen & Company held preliminary discussions with selected third parties from time to time regarding a potential strategic transaction involving PGi, and Allen & Company was requested, following public announcement of the merger, to solicit third-party indications of interest in the acquisition of PGi as contemplated by the go-shop provisions of the merger agreement. Allen & Company did not express any opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation payable to any officers, directors or employees of any party to the merger, or any class of such persons or any other party, relative to the merger consideration or otherwise.

In addition, Allen & Company did not express any opinion as to any tax or other consequences that might result from the merger, nor did Allen & Company’s opinion address any legal, regulatory, tax or accounting matters, as to which Allen & Company understood that PGi obtained such advice as it deemed necessary from qualified professionals. Allen & Company assumed, with PGi’s consent, that the merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that all governmental, regulatory or other consents, approvals, releases and waivers necessary for the consummation of the merger would be obtained without delay, limitation, restriction or condition, including any divestiture or other requirements, that would have an adverse effect on PGi or the merger or that otherwise would be meaningful in any respect to its analyses or opinion. Allen & Company also assumed, with PGi’s consent, that the final executed merger agreement would not differ in any respect meaningful to Allen & Company’s analyses or opinion from the execution version reviewed by Allen & Company.

Allen & Company’s opinion was limited to the fairness, from a financial point of view and as of the date of its opinion, of the merger consideration to be received by holders of PGi common stock pursuant to the merger agreement (to the extent expressly specified therein). Allen & Company’s opinion did not address any other term, aspect or implication of the merger, including, without limitation, the form or structure of the merger or any term, aspect or implication of any guarantee or other agreement, arrangement or understanding entered into in connection with the merger or otherwise. The issuance of Allen & Company’s opinion was approved by Allen & Company’s fairness opinion committee. Except as otherwise described in this summary, PGi did not impose any limitations on Allen & Company with respect to the investigations made or procedures followed in rendering its opinion.

This summary is not a complete description of Allen & Company’s opinion or the financial analyses performed and factors considered by Allen & Company in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Allen & Company arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Allen & Company believes that its financial analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of such analyses or factors, could create a misleading or incomplete view of the processes underlying Allen & Company’s analyses and opinion.

In performing its financial analyses, Allen & Company considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond PGi’s control. No company, business or transaction used in the financial analyses is identical to PGi, its business or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, Allen & Company’s financial analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies or businesses analyzed.

The assumptions and estimates contained in Allen & Company’s financial analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, financial analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, Allen & Company’s financial analyses are inherently subject to substantial uncertainty.

Summary of Financial Analyses

The following is a summary of the material financial analyses reviewed with the Board in connection with Allen & Company’s opinion dated September 10, 2015. The financial analyses summarized below include information presented in tabular format. In order to fully understand Allen & Company’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Allen & Company’s analyses. For purposes of the financial analyses described below, references to estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, means EBITDA as adjusted for one-time, non-recurring items and before equity-based compensation expense (treated as a non-cash expense).

Selected Public Companies Analysis. In performing a selected public companies analysis of PGi, Allen & Company reviewed publicly available financial and stock market information of the following three selected companies that Allen & Company considered generally relevant as publicly traded companies with operations primarily in the unified communications and collaboration solutions and services industry, collectively referred to as the selected companies:

•	Polycom, Inc.

•	Vonage Holdings Corporation

•	West Corporation

Allen & Company reviewed, among other information, firm values, calculated as fully diluted equity values based on closing stock prices on September 9, 2015 plus total debt and minority interests (as applicable) less cash and cash equivalents, as a multiple of calendar year 2015 and calendar year 2016 estimated revenue and calendar year 2015 and calendar year 2016 estimated EBITDA. Estimated financial data of the selected companies were based on public filings, publicly available research analysts’ estimates and other publicly available information. Estimated financial data of PGi was based on internal financial forecasts and other estimates of PGi’s management. The overall low to high calendar year 2015 and calendar year 2016 estimated revenue multiples observed for the selected companies were 0.8x to 2.4x (with a mean of 1.6x and a median of 1.7x) and 0.8x to 2.3x (with a mean of 1.6x and a median of 1.6x), respectively, and the overall low to high calendar year 2015 and calendar year 2016 estimated EBITDA multiples observed for the selected companies were 4.9x to 11.1x (with a mean of 8.0x and a median of 8.0x) and 5.0x to 10.4x (with a mean of 7.7x and a median of 7.8x), respectively. Allen & Company then applied a selected range of calendar year 2015 and calendar year 2016 estimated revenue multiples derived from the selected companies of 1.35x to 1.85x and 1.25x to 1.75x, respectively, and a selected range of calendar year 2015 and calendar year 2016 estimated EBITDA multiples derived from the selected companies of 7.0x to 9.0x and 6.5x to 8.5x, respectively, to corresponding data of PGi. This analysis indicated the following approximate implied equity value per share reference ranges for PGi, as compared to the per share merger consideration:

Implied Equity Value Per Share Reference Ranges Based on:				Per Share Merger Consideration
CY 2015E Revenue	CY 2016E Revenue	CY 2015E EBITDA	CY2016E EBITDA
$9.57 - $15.64	$8.61 - $14.78	$9.17 - $13.74	$9.57 - $14.62	$14.00

Selected Precedent Transactions Analysis. In performing a selected precedent transactions analysis of PGi, Allen & Company reviewed, to the extent publicly available, financial information relating to 20 selected transactions that Allen & Company considered generally relevant as transactions involving target companies with operations in the conferencing and web-based collaboration solutions and services industry, collectively referred to as the selected transactions:

Announcement Date	Acquiror	Target

• August 2015	• Vonage Holdings Corp.	• iCore Networks, Inc.

• March 2015	• Vonage Holdings Corp.	• Simple Signal, Inc.

• November 2014	• Vonage Holdings Corp.	• Telesphere Networks Ltd.

• November 2013	• Mitel Networks Corporation	• Aastra Technologies Ltd.

• October 2013	• Vonage Holdings Corp.	• Vocalocity, Inc.

• September 2013	• PGi	• ACT Teleconferencing, Inc.

• August 2013	• NTT Communications Corporation	• Arkadin SAS

• December 2011	• Arkadin, Inc.	• Conference Plus, Inc.

• August 2011	• GMT Communications Partners/Management	• MeetingZone Limited

• June 2011	• Polycom, Inc.	• Hewlett-Packard Corporation (visual collaboration business)

• April 2011	• West Corporation	• Smoothstone IP Communications

• December 2010	• Citrix Systems Inc.	• Netviewer AG

• November 2009	• Logitech Inc.	• LifeSize Communications Inc.

• February 2008	• West Corporation	• Genesys S.A.

• October 2007	• AT&T, Inc.	• Interwise, Inc.

• June 2007	• Silver Lake/TPG Capital	• Avaya Inc.

• March 2007	• Cisco Systems Inc.	• WebEx Communications

• May 2006	• Quadrangle Capital/Thomas H. Lee Partners	• West Corporation

• February 2006	• West Corporation	• Raindance Communications Inc.

• May 2005	• InterCall Inc. (West Corporation)	• Sprint Corporation (conferencing assets)

Allen & Company reviewed, among other information, firm values, calculated as the purchase prices paid for the target companies in the selected transactions plus total debt and minority interests (as applicable) less cash and cash equivalents, as a multiple of such target companies’ latest 12 months revenue and next 12 months estimated revenue and latest 12 months EBITDA and next 12 months estimated EBITDA. Financial data of the selected transactions were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of PGi was based on PGi’s public filings and internal financial forecasts and other estimates of PGi’s management. The overall low to high latest 12 months revenue and next 12 months estimated revenue observed for the selected transactions were 0.5x to 7.3x (with a mean of 2.5x and a median of 1.9x) and 0.5x to 6.1x (with a mean of 2.3x and a median of 1.8x), respectively, and the overall low to high latest 12 months EBITDA and next 12 months estimated EBITDA multiples observed for the selected transactions were 6.0x to 33.8x (with a mean of 12.9x and a median of 8.6x) and 5.8x to 18.7x (with a mean of 9.7x and a median of 8.1x), respectively. Allen & Company then applied a selected range of latest 12 months revenue and next 12 months estimated revenue multiples derived from the selected transactions of 1.20x to 2.00x and 1.20x to 2.00x, respectively, to PGi’s latest 12 months revenue (as of June 30, 2015) and next 12 months estimated revenue, respectively, and applied a selected range of latest 12 months EBITDA and next 12 months estimated EBITDA multiples derived from the selected transactions of 7.5x to 9.5x and 7.0x to 9.0x, respectively, to PGi’s latest 12 months (as of June 30, 2015) EBITDA and next 12 months estimated EBITDA, respectively. This analysis indicated the following approximate implied equity value per share reference ranges for PGi, as compared to the per share merger consideration:

Implied Equity Value Per Share Reference Ranges Based on:				Per Share Merger Consideration
Latest 12 Months Revenue	Next 12 Months Revenue	Latest 12 Months EBITDA	Next 12 Months EBITDA
$7.65 - $17.31	$7.87 - $17.67	$9.57 - $13.94	$10.00 - $14.81	$14.00

Discounted Cash Flow Analysis. Allen & Company performed a discounted cash flow analysis of PGi to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that PGi was forecasted to generate during the second half of the fiscal year ending December 31, 2015 through the full fiscal year ending December 31, 2020 based on internal financial forecasts and other estimates of PGi’s management. Terminal values for PGi were calculated by applying to PGi’s estimated EBITDA for the fiscal year ending December 31, 2020 a selected range of terminal value EBITDA multiples of 7.5x to 8.5x. The cash flows and terminal value were then discounted to present value (as of June 30, 2015) using discount rates ranging from 8.9% to 10.9%. For purposes of this analysis, equity-based compensation was treated as a non-cash expense. This analysis indicated the following approximate implied equity value per share reference range for PGi, as compared to the per share merger consideration:

Implied Equity Value Per Share Reference Range	Per Share Merger Consideration
$13.25 - $17.21	$14.00

Illustrative Leveraged Buyout Analysis. Allen & Company performed an illustrative leveraged buyout analysis of PGi based on internal financial forecasts and other estimates of PGi’s management by calculating a range of theoretical purchase prices that could be paid by a hypothetical financial buyer in an acquisition of PGi assuming, among other things, pro forma leverage of 6.0x PGi’s calendar year 2015 estimated EBITDA and a 5 1⁄2-year investment period. Estimated exit value ranges for PGi were calculated by applying to PGi’s estimated EBITDA for the calendar year ending December 31, 2020 a selected range of EBITDA exit multiples of 7.5x to 8.5x. A range of theoretical purchase prices was then derived based on an illustrative exit transaction at the end of PGi’s calendar year ending December 31, 2020 and an assumed range of internal rates of return for a financial buyer of 20% to 30%. This analysis indicated the following approximate implied equity value per share reference range for PGi, as compared to the per share merger consideration:

Implied Equity Value Per Share Reference Range	Per Share Merger Consideration
$8.77 - $12.09	$14.00

General

Additional Information. Allen & Company observed certain additional information that was not considered part of Allen & Company’s financial analyses with respect to its opinion but was referenced for informational purposes, including, among other things, the following:

•	publicly available one-year forward research analysts’ stock price targets for PGi common stock, which reflected low to high stock price targets for PGi of $11.00 to $14.00 per share (with a mean of $13.00 per share and median of $14.00 per share);

•	the historical trading performance of PGi common stock during the three-month and 12-month periods ended September 9, 2015 (the last trading day prior to the Board meeting at which the proposed merger was approved), which reflected low to high intraday prices for PGi common stock during such periods of approximately $9.77 to $11.30 per share and $8.61 to $13.56 per share, respectively;

•	with respect to PGi’s UC&C SaaS products (which, based on PGi’s public filings, accounted for approximately 9% of PGi’s revenue in calendar year 2014), implied calendar year 2015 and calendar year 2016 estimated revenue multiples and calendar year 2015 and calendar year 2016 estimated EBITDA multiples for five selected companies with operations primarily in the SaaS collaboration solutions industry, Cisco Systems, Inc., Citrix Systems, Inc., LogMeIn, Inc., Ring-Central, Inc. and 8x8 Inc., which indicated overall low to high observed calendar year 2015 and calendar year 2016 estimated revenue multiples for such SaaS companies of 2.0x to 5.4x (with a mean of 3.7x and a median of 3.4x) and 1.9x to 4.7x (with a mean of 3.2x and a median of 3.2x), respectively, and overall low to high observed calendar year 2015 and calendar year 2016 estimated EBITDA multiples for such SaaS companies of 6.3x to 32.8x (with a mean of 18.4x and a median of 17.2x) and 6.0x to 24.5x (with a mean of 15.2x and a median of 15.1x), respectively; and

•	implied premiums in selected all-cash transactions announced or consummated from January 1, 2010 to September 9, 2015 involving North American target companies with pre-transaction market capitalizations of $400 million to $600 million, which indicated implied premiums based on the target company’s closing stock price on the last trading day prior to public announcement of the relevant transaction of approximately (4)% to 75% (with a mean of approximately 33.4% and a median of approximately 30.0%), as compared to the premiums implied for PGi based on the merger consideration of $14.00 per share and the closing prices of PGi common stock on September 9, 2015 and average prices of PGi common stock during the five-day, 10-day, 20-day, 30-day and 180-day periods prior to September 9, 2015 of approximately 25.9% (as of September 9, 2015), 29.5% (five-day), 30.9% (10-day), 30.2% (20-day), 30.4% (30-day) and 39.4% (180-day), respectively.

Miscellaneous. In connection with Allen & Company’s financial advisory services with respect to the merger, PGi has agreed to pay Allen & Company an aggregate cash fee of approximately $9.4 million, of which a portion was payable upon delivery of Allen & Company’s opinion to the Board in connection with the merger (regardless of the conclusion expressed in such opinion or successful consummation of the merger) and approximately $8.4 million is contingent upon consummation of the merger. PGi also has agreed to reimburse Allen & Company for its reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. Allen & Company in the past has provided and in the future may provide investment banking services to PGi unrelated to the merger, for which services Allen & Company has received and/or may receive compensation. During the two-year period prior to the date of its opinion, these services included having acted as a financial advisor to PGi in connection with certain potential strategic transactions, for which services Allen & Company received an aggregate fee of approximately $1.0 million. Although Allen & Company during the two-year period prior to the date of Allen & Company’s opinion had not provided investment banking services to Siris for which Allen & Company received compensation, Allen & Company may provide such services to Siris and/or its affiliates in the future, for which services Allen & Company would expect to receive compensation.

In the ordinary course of business, Allen & Company as a broker-dealer and market maker and certain of its affiliates may invest or have long or short positions, either on a discretionary or non-discretionary basis, for their own account or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of PGi, certain portfolio companies of Siris or their respective affiliates.

Certain Financial Projections and Forecasts

PGi does not, as a matter of course, make public long-term projections as to future financial performance given, among other reasons, the uncertainty of the underlying assumptions and estimates and the unpredictability of its business and the competitive markets in which it operates, although PGi in the past has provided investors with annual or quarterly financial guidance covering areas such as non-GAAP revenue, non-GAAP diluted earnings per share from continuing operations, which we refer to as non-GAAP EPS, and normalized free cash flow, among other items, which it may update from time to time during the relevant year. However, in the course of the process resulting in the execution of the merger agreement, our management prepared and revised, certain non-public, projected financial information for fiscal years 2015 through 2020, which was based on information available to PGi management and management’s assumptions and estimates of PGi’s future financial performance as of the date on which they were prepared. Certain financial projections and forecasts were made available to Siris and other potential acquirors in connection with the due diligence review of a possible transaction with PGi. Certain financial projections and forecasts were also made available to the Board in connection with its evaluation of a possible transaction involving PGi and to Allen & Company for its use and reliance in preparing its financial analyses in connection with its opinion.

Summaries of these financial projections and forecasts are included in this proxy statement, not to influence your decision whether to vote for or against the proposal to approve the merger agreement, but because these financial projections and forecasts were made available to other parties in connection with the proposed merger.

The inclusion of this information should not be regarded as an indication that PGi, Siris or their respective affiliates or advisors or any other recipient of this information considered, or now considers, such financial projections or forecasts to be necessarily predictive of actual future results, and the financial projections and forecasts should not be relied on as such an indication. The inclusion of the financial projections and forecasts herein should not be deemed an admission or representation by PGi, Siris or their respective affiliates that they are viewed by the foregoing parties as material information of PGi, and in fact PGi, Siris and their respective affiliates view the financial projections and forecasts as non-material because of the inherent risks and uncertainties associated with such long-range forecasts. Neither PGi, Siris nor any of their respective affiliates, advisors or other representatives has made or makes any representations to any person regarding the performance of PGi compared to the information contained in or derived from the financial projections and forecasts, and neither PGi nor any of its affiliates intends to provide any update or revision thereof, except as required by law.

Although presented with numerical specificity, these financial projections and forecasts are based upon a variety of estimates and numerous assumptions made by PGi’s management with respect to, among other matters, future conditions, events and outcomes, many of which are subjective and beyond our control and may not be realized. PGi’s management believed that the assumptions and estimates as to future events were reasonable at the time the financial projections and forecasts were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results. These include assumptions and estimates regarding industry performance, competitive pressures, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, including the factors described under “Forward-Looking Statements” beginning on page 26 and the uncertainties, risks and contingencies described under the heading “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q, which are incorporated by reference into this proxy statement. In addition, since the financial projections and forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. In addition, the financial projections and forecasts would be affected by our ability to achieve our strategic objectives and targets, including our transformational business objectives, over the applicable periods. The financial projections and forecasts also reflect assumptions as to certain business decisions that are subject to change. As a result, there can be no assurance that the estimates and assumptions made in preparing the financial projections and forecasts, or the projected results, will be realized or that actual results will not be significantly higher or lower than projected.

The financial projections and forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding PGi contained in our public filings with the SEC. You are urged to review our most recent SEC filings for a description of our reported and anticipated results of operations and financial condition and capital resources during 2014 and 2015, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015. See “Where You Can Find More Information” beginning on page 97 for additional information.

The financial projections and forecasts do not take into account any circumstances or events occurring after the date they were prepared, and, except as may be required in order to comply with applicable laws, PGi does not intend to update, or otherwise revise, the financial projections or forecasts, or the specific portions presented, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. In addition, the financial projections and forecasts were made with the assumption that PGi would continue to operate during the periods covered as a stand-alone publicly traded company. None of PGi, Siris or any of their respective affiliates, advisors or other representatives makes any representation to any shareholder regarding the ultimate performance of PGi based on the financial projections and forecasts provided below or otherwise.

The financial projections and forecasts were not prepared with a view toward public disclosure, soliciting proxies or complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding financial projections and forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. Neither KPMG LLP, PGi’s independent registered public accounting firm, nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the accompanying financial projections and forecasts, and, accordingly, neither KPMG LLP nor any other public accounting firm expresses an opinion or any other form of assurance with respect to such financial projections and forecasts. The KPMG LLP reports incorporated by reference into this proxy statement relate to PGi’s historical financial information. They do not extend to the financial projections and forecasts and should not be read to do so. The financial projections and forecasts were prepared solely for internal use of PGi and are subjective in many respects.

The financial projections and forecasts included non-GAAP financial measures, which were presented because management uses these measures internally as a means of analyzing PGi’s current and future financial performance and in identifying trends in its financial condition and results of operations. PGi management believes such measures could be useful indicators of PGi’s projected future operating performance and cash flows. PGi prepared its financial projections and forecasts on a non-GAAP basis. PGi has not included in this proxy statement a reconciliation of these non-GAAP measures to the most directly comparable GAAP measure because certain projected and forecasted information may not be available to PGi’s management in order to provide such a reconciliation. PGi has provided this information to investors historically to assist in meaningful comparisons of past, present and future operating results and to assist in highlighting the results of ongoing core operations. The financial projections and forecasts included in this proxy statement should not be considered in isolation or as a substitute for, or superior to, PGi’s operating and other financial information determined in accordance with GAAP. In addition, because non-GAAP financial measures are not determined consistently by all companies, the non-GAAP measures presented in these financial projections and forecasts may differ materially from comparable or similarly titled measures provided by other companies.

In light of the foregoing factors and the uncertainties inherent in the financial projections and forecasts, shareholders are cautioned not to rely on the financial projections and forecasts included in this proxy statement.

Immediately following the execution of the confidentiality agreement in May 2015, PGi provided initial financial projections and forecasts that formed the basis of preliminary due diligence discussions with Siris. Siris made its own assumptions and projections in the formulation of its own financial model, which served as the basis for continuing due diligence discussions.

In August 2015, following the communication to PGi of the anticipated partial loss of two of PGi’s large global enterprise customers as well as a series of competitive product announcements in July 2015 by a well-funded unified communications provider regarding its attempt to leverage its market position and further expand its presence in the collaboration industry, PGi management revised its initial financial projections and forecasts. These revisions included downward adjustments to the projected rate of revenue growth beginning in 2016, to reflect, among other items, management’s view of the anticipated impact of these events. While such matters were disclosed to Siris as part of due diligence discussions, PGi did not provide the revised August 2015 financial projections and forecasts to Siris prior to signing the merger agreement as Siris had formulated its own model and indicated to PGi that Siris had sufficient information regarding PGi to prepare its own analyses. The August 2015 financial projections and forecasts (and the revisions and reasons therefor) subsequently were provided to Siris prior to being provided to potential acquirors during the go-shop period upon such potential acquirors entering into acceptable confidentiality agreements with PGi.

The August 2015 financial projections and forecasts were made available to the Board and, at the Board’s direction, to Allen & Company for its use and reliance in preparing its financial analyses in connection with its opinion summarized under “—Opinion of Allen & Company LLC” beginning on page 44.

The following is a summary of the financial projections and forecasts prepared by PGi management ($ in millions):

May 2015
	2015F	2016P	2017P	2018P	2019P	2020P
Non-GAAP revenue(1)	$575,003	$598,666	$631,544	$671,087	$719,284	$775,512
Adjusted EBITDA(2)	$105,034	$119,491	$135,593	$156,027	$180,738	$209,658
Normalized free cash flow(3)	$56,951	$66,365	$75,114	$91,511	$111,373	$129,948

August 2015
	2015F	2016P	2017P	2018P	2019P	2020P
Non-GAAP revenue(1)	$571,027	$580,579	$599,028	$618,993	$639,588	$663,808
Adjusted EBITDA(2)	$107,462	$118,617	$127,838	$138,288	$148,852	$160,455
Normalized free cash flow(3)	$56,158	$67,104	$71,570	$79,994	$89,705	$96,962

(1)	Includes the deferred revenue from software licenses and related support contracts from PGi’s recent acquisitions.
(2)	Calculated as operating income before depreciation, amortization, restructuring costs and acquisition-related costs, and excludes equity-based compensation and the impact of purchase accounting adjustments related to deferred revenue.
(3)	Calculated as net cash provided by operating activities from continuing operations before the impact of payments for restructuring costs and cash payments for acquisition-related costs, less capital expenditures.

Interests of the Directors and Executive Officers of PGi in the Merger

When considering the recommendation of the Board that you vote to approve the proposal to approve the merger agreement, you should be aware that some of our directors and executive officers may have interests in the merger that may be deemed to be different from, or in addition to, the interests of our shareholders generally, as more fully described below. The Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and overseeing the negotiation of the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be approved by the shareholders of PGi.

Arrangements with Parent

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates. Prior to or following the closing, however, some or all of our executive officers may discuss or enter into agreements with Parent or Merger Sub or any of their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates.

Treatment of Equity and Equity-Based Awards

Executive Officers. Our executive officers have previously been granted time-based and performance-based restricted stock awards under our Amended and Restated 2004 Long-Term Incentive Plan and 2014 Incentive Plan, which we collectively refer to as the PGi stock plans. The following discussion describes more specifically the treatment of these awards in connection with the merger, the consummation of which will constitute a change in control for purposes of the PGi stock plans:

•	each share of our common stock subject to time-based vesting restrictions that is outstanding immediately prior to the effective time of the merger will become fully vested and non-forfeitable and will be converted automatically into the right to receive the per share merger consideration, less the amount of any required withholding tax.

•	each share of our common stock subject to performance-based vesting restrictions that is outstanding immediately prior to the effective time of the merger will become vested and non-forfeitable based upon (x) an assumed achievement of 100% of the performance goals, if the effective time of the merger occurs during the first half of the applicable performance period, or (y) the actual level of achievement of the performance goals, measured as of the end of the calendar quarter immediately preceding the effective time of the merger, if the effective time of the merger occurs during the second half of the applicable performance period and such vested performance shares will be converted automatically into the right to receive the per share merger consideration, less the amount of any required withholding tax. Any performance-based shares that have an individual multi-year performance periods will vest as described above only with respect to those performance shares that were eligible to vest in the performance year in which the effective time of the merger occurs. Any performance shares outstanding immediately prior to the effective time of the merger and not becoming vested in accordance with the above will be forfeited without consideration.

The number and value of the unvested restricted stock awards held by our executive officers is quantified below in the table entitled “Golden Parachute Compensation” beginning on page 57.

Non-Employee Directors. Our non-employee directors do not hold any unvested equity awards. However, certain of our non-employee directors have elected to defer the equity component of his compensation for Board service into deferred stock units. Pursuant to the merger agreement and the terms of the deferred stock units, each deferred stock unit that is outstanding immediately prior to the effective time of the merger will be cancelled and the holder thereof will be entitled to receive an amount in cash, without interest, equal to (x) the product of (i) the number of deferred stock units held by such holder, multiplied by (ii) the per share merger consideration, less (y) the amount of any required withholding tax.

In addition, per the terms of our non-employee director compensation program, upon a change in control of our company, each of our non-employee directors is entitled receive a grant of shares of our common stock having a value equal to his annual equity grants for the prospective year, which we collectively refer to as the Non-Employee Director CIC Payments. Each of our non-employee directors has agreed to receive his Non-Employee Director CIC Payment in cash, as opposed to shares of our common stock, payable in a single lump sum immediately prior to the effective time of the merger.

The following table includes the value of the director DSUs and the Non-Employee Director CIC Payment that each of our non-employee directors will receive upon consummation of the merger.

	Deferred Stock Units ($)	Non-Employee Director CIC Payment ($)	Total ($)
John F. Cassidy	$82,880	$165,000	$247,880
K. Robert Draughon	—	$175,000	$175,000
John R. Harris	$587,972	$175,000	$762,972
W. Steven Jones	—	$165,000	$165,000
Raymond H. Pirtle, Jr.	—	$165,000	$165,000
J. Walker Smith, Jr.	—	$162,500	$162,500

For further information regarding the beneficial ownership of our common stock by our non-employee directors and executive officers, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 94.

Executive Officer Severance Agreements

In 2012, we entered into severance agreements with each of Mr. Boland T. Jones, Mr. Theodore P. Schrafft, Mr. David E. Trine and Mr. David M. Guthrie, effective January 1, 2013. The severance agreements with our executive officers do not provide for single trigger severance payments. Instead, these agreements require a double trigger whereby certain severance payments and benefits would be paid only if the executive officer is terminated without cause or terminates his employment for good reason following the occurrence of a change in control of our company.

Voluntary Termination. Our named executive officers are not entitled to receive any severance payment or benefits upon their voluntary decision to terminate employment with us. Our executive officers would be entitled to receive a pro rata portion of base salary through their termination date and any earned and accrued bonus compensation, as applicable.

Termination For Cause. Our named executive officers are not entitled to receive any severance payment or benefits upon termination for cause. Our executive officers would be entitled to receive a pro rata portion of base salary through their termination date and any earned and accrued bonus compensation, as applicable. Termination for cause generally includes: (i) the willful and continued failure of an executive to perform substantially his duties; (ii) the willful engaging by an executive in illegal conduct or gross misconduct, which has, or reasonably may be expected to have, a substantial adverse effect upon us; (iii) the executive’s indictment, conviction or entry of a plea of guilty or nolo contendere for the commission or perpetration of any felony or any crime involving dishonesty, embezzlement, theft, moral turpitude or fraud; and (iv) the executive’s breach of any material term or covenant of his severance agreement.

Termination without Cause; Termination for Good Reason. Our named executive officers are entitled to receive severance payments and certain benefits upon termination by us without cause, as provided in each executive officer’s severance agreement. In addition, our named executive officers are entitled to receive severance payments and certain benefits upon termination for good reason by the executive officer, as provided in each executive officer’s severance agreement. Only Mr. Jones is entitled to severance for termination for good reason before a change in control pursuant to his severance agreement. The severance agreements for our other executive officers provide for severance benefits upon termination for good reason following a change in control. Termination for good reason requires prior written notice by an executive officer. Termination for good reason generally includes: (i) the assignment to the executive of any duties inconsistent with the executive’s position, authority, duties or responsibilities with us or any other action by us that results in a diminution in such position, authority, duties or responsibilities; (ii) a material reduction in the executive’s base salary or, with respect to each of Messrs. Jones and Schrafft, his bonus opportunity; (iii) a material breach by us of any of the provisions in an executive’s severance agreement; or (iv) requiring the executive to be based at any office or location other than at specified company office locations.

•	Mr. Jones’ severance agreement provides that if we terminate his employment without cause, or if he resigns for good reason, either before or after a change in control, Mr. Jones will be entitled to severance compensation equal to 2.99 times the greater of (1) the sum of his annual base salary in effect at the date of his termination plus 200% of his target cash bonus for the year in which his termination occurs or (2) the sum of the average annual base salary paid to him for any of the three calendar years prior to the date of termination plus 200% of the average cash bonus paid to him for any of the three calendar years prior to the date of termination. These amounts will be payable in a lump sum within 75 days following the date of termination. In addition, upon termination of Mr. Jones’ employment without cause or for good reason, he will continue to participate in any of our disability, life or similar programs in which he participated immediately prior to termination for 18 months following the date of termination and in any of our medical, dental or health plans and programs in which he participated immediately prior to such termination for a period of 24 months following the date of termination.

•	The severance agreements for our other named executive officers provide that if we terminate the executive officer’s employment without cause either before or after a change in control or, if the executive terminates his employment for good reason following a change in control, the executive will be entitled to severance compensation equal to 200% of his base annual salary in effect on the date of termination and a pro rata portion of any bonus earned with respect to the performance period in which the date of termination occurs. In addition to this severance amount, the executive will receive an amount equal to the cost of COBRA coverage for 18 months following the date of termination. These amounts will be payable in a lump sum within 75 days following the date of termination.

Restrictive Covenants. The severance agreements prohibit each of our executive officers from competing with our company during his employment and for one year thereafter and from soliciting any of our employees or customers for two years after the executive’s termination of employment. In addition, our executives are prohibited from disclosing confidential information so long as such information is confidential.

Potential Change in Control Payments to Our Named Executive Officers

The information below is intended to comply with Item 402(t) of Regulation S-K, which requires the disclosure of information about the compensation that is or may become payable to our named executive officers that is based on, or may otherwise be payable on account of, the merger. For 2015, our named executive officers are:

•	Boland T. Jones, our Chief Executive Officer;

•	Theodore P. Schrafft, our President;

•	David E. Trine, our Chief Financial Officer; and

•	David M. Guthrie, our Chief Technology Officer.

The compensation quantified below is referred to as “golden parachute” compensation by applicable SEC disclosure rules, and such compensation is subject to a non-binding, advisory vote of our shareholders, as described below in the section “Proposal 3: Advisory Vote on Merger-Related Executive Compensation Arrangements” beginning on page 92. The estimated value of the payments and benefits that our named executive officers may receive in connection with the merger is quantified in the table below, which amounts have been calculated based on the following estimates and assumptions, in addition to those described in the footnotes to the table:

•	the effective time of the merger being the close of business on September 30, 2015, the latest practicable date prior to the filing of this proxy statement;

•	calculations related to the value of unvested restricted stock awards are based on the per share merger consideration ($14.00);

•	payments for unvested restricted stock awards are based on the holdings of each named executive officer as of the close of business on September 30, 2015; and

•	the employment of each named executive officer being terminated without cause or for good reason immediately following consummation of the merger.

The calculations in the tables below do not include amounts the named executive officers would already be entitled to receive or that would be vested as of the close of business on September 30, 2015, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all of our salaried employees. Accordingly, the ultimate values to be received by a named executive officer in connection with the merger may differ from the amounts set forth below.

Golden Parachute Compensation

	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Other ($)	Total ($)(5)
Boland T. Jones	8,073,000	7,421,386	N/A	91,732	N/A	N/A	15,586,118
Theodore P. Schrafft	1,264,938	2,478,070	N/A	25,451	N/A	N/A	3,768,459
David E. Trine	829,380	1,899,156	N/A	25,451	N/A	N/A	2,753,987
David M. Guthrie	883,712	1,316,224	N/A	29,298	N/A	N/A	2,229,234

(1)

Reflects the following severance payments, all of which are “double trigger” payments that are contingent upon the termination of the named executive’s officer’s employment without cause or the named executive officer’s resignation for good reason, as follows: Mr. Jones, 2.99 times the sum of his current annual base salary ($900,000) plus 200% of his target cash bonus for 2015 ($900,000), which is the greater of (a) the sum of his current annual base salary plus 200% of his 2015 target cash bonus or (b) the sum of the average annual base salary paid to him for any of the three calendar years prior to the date of termination plus 200% of the average cash bonus paid to him for any of the three calendar years prior to the date of termination; Mr. Schrafft, 200% of his current base annual salary ($500,000) and a pro rata portion of his bonus earned with respect to the performance period in which the date of termination occurs ($264,938); Mr. Trine, 200% of his current base annual salary ($375,000) and a pro rata portion of his bonus earned with respect to the performance period in which the date of termination occurs ($79,380); and Mr. Guthrie, 200% of his current base annual salary ($400,000) and a pro rata portion of his bonus earned with respect to the performance period in which the date of termination occurs ($83,712). These amounts will be payable in a lump sum within 75 days following the date of termination. For purposes of this table, Messrs. Schrafft’s, Trine’s and

Guthrie’s pro rata bonuses were determined based on actual achievement of performance goals for the calendar quarters ending March 31, 2015 and June 30, 2015, and assumed achievement of target performance goals for the calendar quarter ending September 30, 2015. All of the foregoing payments are payable under the respective severance agreements of these named executive officers, which agreements are described above.
(2)	Reflects the consideration payable with respect to unvested restricted stock that will vest at the effective time of the merger, each of which is a “single trigger” payment that is payable upon consummation of the merger, as detailed in the following table. For further information regarding the treatment of our restricted stock, see the information under “Treatment of Equity Awards” above.

	Number of shares of unvested time- based restricted stock (#)	Time-based restricted stock consideration ($)	Number of shares of unvested performance- based restricted stock (#)	Performance- based restricted stock consideration ($)
Mr. Jones	268,691	3,761,674	261,408	3,659,712
Mr. Schrafft	87,191	1,220,674	89,814	1,257,396
Mr. Trine	78,929	1,105,006	56,725	794,150
Mr. Guthrie	55,173	772,422	38,843	543,802

(3)	Reflects, for Mr. Jones, the value of health and welfare continuation benefits ($46,732) and continuation of life insurance premiums ($45,000) and for the other named executive officers, the value of health and welfare continuation benefits, all of which are “double trigger” payments that are contingent upon the termination of the named executive’s officer’s employment without cause or the named executive officer’s resignation for good reason. Health and welfare benefits continuation amounts are based upon the type of insurance we carried on each applicable named executive officer valued at the premium in effect on January 1, 2015. Life insurance continuation amounts are based on the life insurance carried on Mr. Jones valued at the premium in effect on January 1, 2015. All of the foregoing payments are payable under the respective severance agreements of these named executive officers, which agreements are described above.
(4)	None of our named executive officers are entitled to a “gross-up” to offset any excise taxes imposed under Section 280G and 4999 of the tax code.
(5)	The following table quantifies, for each named executive officer, the portion of the total estimated amount of compensation that is payable upon consummation of the merger, referred to as a “single trigger,” and the portion of the total amount of compensation that is payable only after both consummation of the merger and a termination of the named executive officer’s employment by the surviving corporation, referred to as a “double trigger”:

	Single-trigger ($)	Double-trigger ($)
Mr. Jones	7,421,386	8,164,732
Mr. Schrafft	2,478,070	1,290,389
Mr. Trine	1,899,156	854,831
Mr. Guthrie	1,316,224	913,010

Insurance and Indemnification of Directors and Executive Officers

Parent will cause the articles of incorporation, bylaws or other organizational documents of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the current or former directors, officers, managers or employees of PGi and its subsidiaries than those set forth in PGi’s and its subsidiaries’ organizational documents as of the date of the merger agreement. The surviving corporation and its subsidiaries will not, for a period of six years from the effective time of the merger, amend, repeal or otherwise modify these provisions in the organizational documents in any manner that would adversely affect the rights of the current or former directors, officers, managers or employees of PGi and its subsidiaries.

To the fullest extent that PGi would be permitted by applicable law to do so, Parent and the surviving corporation will jointly and severally, indemnify and hold harmless each current or former director, officer, or employee of PGi or its subsidiaries to the extent such persons are indemnified on the date of the merger agreement (pursuant to the governing documents of PGi or the applicable subsidiary or any indemnification agreement) for claims arising out of (i) acts or omissions in such indemnified party’s capacity as a director, officer or employee of PGi or any of its subsidiaries at or prior to the effective time of the merger or (ii) acts or omissions occurring in connection with the approval of the merger agreement or the transactions contemplated thereby.

The merger agreement also provides that prior to the effective time of the merger, PGi may purchase a six year “tail” prepaid policy on the same terms and conditions as Parent would be required to cause the surviving corporation to purchase as discussed below. PGi’s ability to purchase a “tail” policy is subject to a cap on a one-time premium for such policy equal to 300% of the aggregate annual premiums currently paid by PGi for its existing directors’ and officers’ liability insurance and fiduciary insurance as of the date of the merger agreement. If PGi does not purchase a “tail” policy prior to the effective time of the merger, for at least six years after the effective time, Parent will cause the surviving corporation to maintain in full force and effect, on terms and conditions no less advantageous to the current or former directors, officers, managers or employees of PGi and its subsidiaries, the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by PGi as of the date of the merger agreement. The “tail” policy will cover claims arising from facts, events, acts or omissions that occurred at or prior to the effective time, including the transactions contemplated in the merger agreement. Parent will not be required to pay premiums which on an annual basis exceed 300% of the aggregate annual premiums currently paid by PGi; however, Parent must obtain the greatest coverage available at such cost. Please see “Proposal 1: Approval of the Merger Agreement—Other Covenants—Indemnification and Insurance” beginning on page 84.

Financing of the Merger

We anticipate that the total funds needed to consummate the merger and the other transactions contemplated by the merger agreement, will be approximately $1.053 billion, which includes approximately $658 million to pay our shareholders the amounts due to them under the merger agreement and make payments in respect of PGi’s outstanding equity and equity-based awards pursuant to the merger agreement, and approximately $395 million to pay all fees and expenses including any amounts payable with respect to PGi’s indebtedness, as described below, payable by Parent and Merger Sub under the merger agreement and in connection with the debt financing. These payments are expected to be funded through a combination of equity financing under the equity commitment letter of up to approximately $400 million to be provided by the equity investors; debt financing under the debt commitment letter of up to $700 million to be provided by the debt financing parties; and PGi’s cash and cash equivalents on hand. Following the closing, Parent and Merger Sub also expect to use the proceeds of the financing to refinance or otherwise discharge certain of our outstanding indebtedness, including indebtedness that will come due or otherwise be repaid or repurchased as a result of the merger.

We cannot assure you that the amounts committed under the financing commitments, together with PGi’s cash and cash equivalents on hand, will be sufficient to consummate the merger. Those amounts might be insufficient if, among other things, one or more of the parties to the financing commitments fails to fund the committed amounts in breach of such financing commitments or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the financing commitments, is not a condition to the consummation of the merger, the failure of Parent and Merger Sub to obtain any portion of the equity financing or debt financing (or any alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay PGi a fee of $39,485,684, as described under “Proposal 1: Approval of the Merger Agreement—Termination Fees” beginning on page 88.

Equity Financing

Parent has entered into the equity commitment letter with the equity investors, dated September 10, 2015, pursuant to which the equity investors have severally committed to (and not jointly and severally) make contributions to Parent at or prior to the closing in an aggregate amount of up to $400 million. Each equity investor may assign all or a portion of its equity commitment to its affiliates and/or certain other permitted co-investors, including limited partners of its affiliates. However, the assignment by any equity investor of any equity financing commitment to other persons will not affect such equity investor’s commitment to make equity capital contributions to Parent pursuant to its equity financing.

The obligation of the equity investors to fund their commitments under the equity commitment letter is subject to the following conditions:

•	the satisfaction or waiver by Parent of Parent’s and Merger Sub’s conditions to closing under the merger agreement (other than those conditions that by their terms are to be satisfied by actions taken at the closing, but subject to the satisfaction or waiver of those conditions),

•	Merger Sub’s prior or substantially simultaneous receipt of the entire proceeds of that portion of the debt financing contemplated to be funded on the closing date of the merger by the debt commitment letters, and

•	the substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement; provided, that no equity investor shall be permitted to assert a failure of the condition set forth in this bullet if such equity investor’s failure to fund its commitment thereunder shall have been the sole cause of the failure of such condition.

PGi is an express third-party beneficiary of the rights granted to Parent under the equity commitment letter and has the right to seek specific performance to enforce (or cause Parent to enforce) the obligation of each equity investor to fund its equity financing commitment upon the satisfaction of the conditions described above and on the terms described in “Proposal 1: Approval of the Merger Agreement—Specific Performance” beginning on page 89.

Debt Financing

Merger Sub has entered into the debt commitment letter, dated September 10, 2015, with the debt financing parties pursuant to which the debt financing parties have variously committed to provide an aggregate of up to $700 million in debt financing to Parent consisting of (i) a senior secured first lien term loan facility in an aggregate principal amount of $500 million; (ii) a senior secured first lien revolving credit facility in an aggregate principal amount of $50 million; and (iii) a senior secured second lien term loan facility of $150 million.

The commitment of the debt financing parties under the debt commitment letter expires upon the earliest of (i) the termination of the merger agreement by or with the consent of Merger Sub prior to the consummation of the merger, (ii) the funding of the merger without the use of the debt financing and (iii) 11:59 p.m., New York City time, on March 7, 2016. The documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

Each of Parent and Merger Sub has agreed to use reasonable best efforts to consummate the debt financing on the terms and subject to the conditions described in the debt commitment letter. If any portion of the debt financing (including after giving effect to the exercise of any “market flex” provisions that may be contained in the debt commitment letter) becomes unavailable on the terms and conditions contemplated by the debt commitment letter to Merger Sub, (i) Parent must notify PGi as promptly as practicable and (ii) Parent and Merger Sub must use their respective reasonable best efforts to arrange and obtain any such portion from alternative sources on terms, taken as a whole, that are not less favorable to Merger Sub (including after giving effect to the exercise of any “market flex” provisions) than those set forth in the debt commitment letter as in effect on the date of execution of the merger agreement. See “Proposal 1: Approval of the Merger Agreement—Financing Efforts” beginning on page 80.

The availability of the debt financing is subject, among other things, to the following conditions (subject to certain customary “funds certain” provisions):

•	execution and delivery of credit documentation in accordance with the terms of the debt commitment letter and delivery of various related legal opinions, certificates and other customary closing documents, including a solvency certificate from a senior authorized financial officer of Parent;

•	the accuracy of certain representations and warranties under the merger agreement to the extent that Parent or Merger Sub have the right to terminate the merger agreement or to decline to consummate the merger as a result of a breach of such representations and warranties in the merger agreement and the accuracy of certain limited representations and warranties under the merger agreement in all material respects;

•	consummation of the equity financing in a specified amount substantially concurrently with the initial funding of the debt financing;

•	consummation of the merger in accordance with the terms of the merger agreement substantially concurrently with the initial funding of the debt financing (without giving effect to any amendments, waivers or consents to the merger agreement that are materially adverse to the interests of the debt financing parties without the consent of the debt financing parties (such consent not to be unreasonably withheld, delayed or conditioned));

•	consummation of the refinancing of certain outstanding indebtedness of PGi substantially concurrently with the initial funding of the debt financing;

•	since June 30, 2015, there will not have occurred any Company Material Adverse Effect (as defined in “Proposal 1: Approval of the Merger Agreement—Representations and Warranties—PGi” beginning on page 71) that would excuse Parent or Merger Sub from its obligation to consummate the merger under the merger agreement;

•	delivery of certain financial statements relating to PGi and its subsidiaries and certain pro forma financial statements of PGi prepared after giving effect to the merger and the financing;

•	execution and delivery of all documents and instruments with respect to the debt financing facilities required to grant to the debt financing parties a perfected security interest in certain collateral;

•	payment of required fees and expenses to the debt financing parties;

•	delivery at least three business days prior to the closing date of the merger of all “know your customer” and anti-money laundering documentation and information reasonably requested at least ten days in advance of the closing date of the merger by the debt financing parties regarding Merger Sub, PGi and certain of its subsidiaries;

•	Merger Sub having complied with its obligations to assist and use its commercially reasonable efforts to cause PGi to assist in the preparation of a customary confidential information memorandum and other customary marketing materials to be used in connection with the syndication of the debt financing facilities; and

•	the debt financing parties having been afforded a period of at least 15 consecutive business days (ending no later than the business day immediately prior to the closing date of the merger) upon receipt of certain pro forma financial information from PGi so as to permit the debt financing parties to syndicate the debt financing facilities (and such 15-day period must be completed on or prior to December 18, 2015 or, if not completed by such date, then such period may commence no earlier than January 4, 2016).

As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event that the debt financing is not available. The availability of the debt financing is subject to certain conditions but is not subject to due diligence or other similar conditions. Further, the debt commitment letter contains customary “funds certain” provisions which materially limit the ability of the debt financing parties to be released from their respective commitments under the debt commitment letter. However, such financing may not be considered assured.

Limited Guaranty

Pursuant to a limited guaranty delivered by the guarantors in favor of PGi, dated as of September 10, 2015, which we refer to as the limited guaranty, the guarantors agreed to guarantee as and when due:

•	the obligation of Parent under the merger agreement to pay a reverse termination fee of $39,485,684 if the merger agreement is terminated by PGi under specified circumstances (see “Proposal 1: Approval of the Merger Agreement—Termination Fees” beginning on page 88); and

•	certain additional amounts, including certain reimbursement and indemnification obligations of Parent under the merger agreement.

We refer to the obligations in the previous two bullets as the guaranteed obligations.

The guarantors’ obligations under the limited guaranty are subject to an aggregate cap equal to the amount of (i) the reverse termination fee plus (ii) all reasonable out-of-pocket expenses (including reasonable fees of counsel) incurred by PGi in connection with its enforcement of such guaranty, less the portion of the above amounts, if any, paid to PGi by Parent, Merger Sub or any other person that is not rescinded or otherwise returned.

Subject to specified exceptions, the limited guaranty will terminate upon the earliest of:

•	the effective time of the merger;

•	the valid termination of the merger agreement in accordance with its terms under circumstances in which Parent would not be obligated to make any payments with respect to any guaranteed obligations;

•	the payment to PGi by any combination of Parent, Merger Sub, the guarantors and/or any other person of the full amount of the obligations; and

•	three months after the termination of the merger agreement under circumstances in which Parent or Merger Sub would be obligated to make any payments that are guaranteed obligations if PGi has not presented a written claim for such payment to Parent or the guarantor at the end of such period.

Closing and Effective Time of the Merger

The closing will take place (i) on the third business day after the date on which all of the conditions to closing (other than those conditions to be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions; provided that, if the marketing period (described below) has not ended at the time of the satisfaction or waiver of the condition to closing, then the closing will take place instead on the date that is the earlier to occur of (a) a date before or during the marketing period as may be specified by Parent on no fewer than two business’ days written notice to PGi and (b) the second business day immediately following the final day of the marketing period (subject, in each case, to the satisfaction or, to the extent permissible, waiver of all of the conditions set forth in the merger agreement as of such specified date) or (ii) on such other date as Parent and PGi may mutually agree in writing.

Concurrently with the closing, the parties will deliver to the Secretary of State of the State of Georgia a certificate of merger for filing. The merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Georgia (or at such later time as may be specified in the certificate of merger).

Dissenters’ Rights

Under Georgia law, holders of our common stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of his, her or its shares of our common stock. Set forth below is a summary of the procedures that must be followed by the holders of our common stock in order to exercise their dissenters’ rights. This summary is qualified in its entirety by reference to Article 13 of the GBCC, a copy of which is attached as Annex C to this proxy statement.

Any holder of record of our common stock who objects to the merger, and who fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise), will be entitled to demand and receive payment for all (but not less than all) of his, her or its shares of our common stock if the merger is consummated.

Failure by a shareholder to follow the steps required by the GBCC for perfecting dissenters’ rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold shares of our common stock and are considering dissenting from the approval of the merger agreement and exercising your dissenters’ rights under the GBCC, you are encouraged to consult legal counsel before attempting to exercise those rights.

Filing a Written Demand

A shareholder of PGi who objects to the merger and desires to receive payment of the “fair value” of his or her PGi stock: (i) must deliver to PGi, prior to the time the shareholder vote on the merger agreement is taken, a written notice of such shareholder’s intent to demand payment for those shares registered in the dissenting shareholder’s name if the merger is completed; and (ii) must not vote his or her shares in favor of the approval of the merger agreement.

A failure to vote against the merger will not constitute a waiver of dissenters’ rights. A vote against the approval of the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with the above conditions.

Any notice required to be given to PGi must be sent to PGi’s principal executive offices at Premiere Global Services, Inc., c/o Secretary, 3280 Peachtree Road, NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305.

Notice by the Surviving Corporation

If the merger agreement is approved, PGi will mail, no later than ten days after the effective time of the merger, by certified mail to each shareholder who has timely submitted a written notice of intent to dissent, written notice addressed to the shareholder at such address as the shareholder has furnished PGi in writing or, if none, at the shareholder’s address as it appears on the records of PGi. The dissenters notice’ will: (i) state where the dissenting shareholder must send a payment demand, and where and when the certificates for the dissenting shareholder’s shares, if any, are to be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) set a date by which PGi must receive the shareholder’s payment demand (which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered); and (iv) be accompanied by a copy of Article 13 of the GBCC.

Offer of Payment

Within ten days after the later of the effective time of the merger, or the date on which PGi receives a payment demand, PGi will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that PGi estimates to be the fair value of those shares, plus accrued interest. The offer of payment will be accompanied by: (i) PGi’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making the offer, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim statements, if any; (ii) a statement of PGi’s estimate of the fair value of the shares; (iii) an explanation of how any interest was calculated; (iv) a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and (v) a copy of Article 13 of the GBCC.

A dissenting shareholder choosing to accept PGi’s offer of payment must do so by written notice to PGi within 30 days after receipt of PGi’s offer of payment. A dissenting shareholder not responding to that offer within the 30 day period will be deemed to have accepted the offer of payment. PGi must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective time of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of common stock.

Appraisal of Shares

If a dissenting shareholder does not accept, within 30 days after PGi’s offer, the estimate of fair value in payment for such shares and interest due thereon and demands payment of some other estimate of the fair value of the shares and interest due thereon, then PGi, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must commence a proceeding in superior court of the county where its main office is located to determine the rights of the dissenting shareholder and the fair value of his or her shares. If PGi does not commence the proceedings within the 60 day period, then it must pay each dissenter whose demand remains unsettled the amount demanded by the dissenting shareholder.

Shareholders considering appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the per share merger consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Article 13 of the GBCC.

In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against PGi, except that the court may assess these costs against all or some of the dissenters in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily or not in good faith in demanding payment under the dissenters’ provisions. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (i) against PGi and in favor of any or all dissenters if the court finds PGi did not substantially comply with the dissenters’ provisions; or (ii) against PGi or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily or not in good faith with respect to the rights provided by the dissenters’ provisions. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against PGi, the court may award these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of PGi stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

U.S. Federal Income Tax Consequences of the Merger

The following discussion is a general summary of certain material U.S. federal income tax consequences of the merger relevant to holders of shares of our common stock whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not describe any tax consequences arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. In addition, this summary does not address the U.S. federal income tax consequences to holders of shares who exercise dissenters’ rights under Georgia law. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, including:

•	holders who may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions, tax-exempt organizations, S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes, insurance companies, mutual funds, dealers in stocks and securities, traders in securities that elect to use the mark-to-market method of accounting for their securities, regulated investment companies, real estate investment trusts, or certain expatriates or former long-term residents of the United States;

•	holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	holders who received their shares of our common stock in a compensatory transaction;

•	holders who own an equity interest, actually or constructively, in Parent or the surviving corporation; or

•	U.S. Holders whose “functional currency” is not the U.S. dollar.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the shares of our common stock and partners therein should consult their own independent tax advisors regarding the consequences of the merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN INDEPENDENT TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO IT IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock who or that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more “United States persons” as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

The receipt of cash by a U.S. Holder in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of our common stock who or that is not a U.S. Holder and that is not treated as a partnership for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their own independent tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the gain is properly characterized as effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

•

we are or have been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code, which we refer to as a USRPHC, at any time within the shorter of the five-year period preceding the merger and such Non-U.S. Holder’s holding period with respect to the applicable shares of our common stock, which we refer to as the relevant period, and, if shares of our common stock are regularly traded on an established securities market (within the meaning of

Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of shares of our common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons. We believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the anticipated date of completion of the merger.

Regulatory Approvals Required for the Merger

General

PGi and Parent have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the merger and the other transactions contemplated by the merger agreement. These approvals include approval under, or notifications pursuant to, the HSR Act (which we describe more fully below). The only other such regulatory approval that we believe to be required is the approval of the merger by the German Federal Cartel Office under the German Act Against Restraints on Competition, which we refer to as the German antitrust approval. Parent submitted its application for approval of the merger by the German Federal Cartel Office on October 21, 2015. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement.

HSR Act and Antitrust Matters

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or FTC, the merger cannot be completed until PGi and Parent each file a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. PGi and Parent filed their respective HSR Act notifications on September 24, 2015. PGi and Parent were granted early termination of the waiting period under the HSR Act on October 7, 2015.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Foreign antitrust authorities, including, without limitation, the German Federal Cartel Office, may take action under the antitrust laws of their jurisdictions, including, without limitation, seeking to enjoin the completion of the merger or permitting completion of the merger subject to regulatory conditions. There can be no assurance that a challenge to the merger under foreign antitrust laws will not be made or, if such a challenge is made, that it would not be successful.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We encourage you to read the merger agreement carefully in its entirety because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement except as expressly stated therein and may be subject to important qualifications, limitations and supplemental information agreed to by PGi, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties were included in the merger agreement for the purpose of allocating contractual risk between PGi, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of PGi, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. The merger agreement is described below, and attached as Annex A to this proxy statement, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding PGi or our business. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding PGi and our business. Please see “Where You Can Find More Information” beginning on page 97.

Effects of the Merger

The merger agreement provides that at the effective time of the merger, Merger Sub will be merged with and into PGi pursuant to the terms, conditions and provisions of the merger agreement and in accordance with the applicable provisions of the GBCC, and the separate corporate existence of Merger Sub will cease and PGi will be the surviving corporation and become a direct wholly owned subsidiary of Parent. From and after the effective time of the merger, the surviving corporation will possess all the rights, powers, privileges and franchises of PGi and Merger Sub and be subject to all of the obligations, liabilities, restrictions and disabilities of PGi and Merger Sub, all as provided under the GBCC.

Effective as of, and immediately following, the effective time of the merger, the board of directors of the surviving corporation will consist of the members of the board of directors of Merger Sub immediately prior to the effective time of the merger, each to hold office in accordance with the articles of incorporation and bylaws of the surviving corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected, designated or qualified, as the case may be. From and after the effective time of the merger, the officers of PGi at the effective time of the merger will be the officers of the surviving corporation, until the earlier of their death, resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be. At the effective time of the merger, the articles of incorporation of PGi as the surviving corporation will be amended to be identical to the articles of incorporation set forth in Exhibit A to the merger agreement until amended in accordance with applicable law and the applicable provisions of such articles of incorporation (subject to Parent’s and the surviving corporation’s obligations described in “The Merger—Interests of the Directors and Executive Officers of PGi in the Merger—Insurance and Indemnification of Directors and Executive Officers” beginning on page 58), and the bylaws of the surviving corporation, without any further action on the part of PGi and Merger Sub, will be the bylaws of Merger Sub in effect immediately prior to the effective time of the merger (except references to Merger Sub’s name will be replaced by references to “Premiere Global Services, Inc.”).

Closing and Effective Time of the Merger

The closing will take place (i) on the third business day after the date on which all of the conditions to closing (described below under “—Conditions to the Closing of the Merger” beginning on page 85) (other than those conditions to be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions; provided that, if the marketing period (described below) has not ended at the time of the satisfaction or waiver of the condition to closing, then the closing will take place instead on the date that is the earlier to occur of (a) a date before or during the marketing period as may be specified by Parent on no fewer than two business’ days written notice to PGi and (b) the second business day immediately following the final day of the marketing period (subject, in each case, to the satisfaction or, to the extent permissible, waiver of all of the conditions set forth in the merger agreement as of such specified date) or (ii) on such other date as Parent and PGi may mutually agree in writing.

Concurrently with the closing, the parties will deliver to the Secretary of State of the State of Georgia a certificate of merger for filing. The merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Georgia (or at such later time as may be specified in the certificate of merger).

Marketing Period

Generally, the marketing period is a period of 15 consecutive business days commencing on or after the date of the merger agreement following receipt by Parent of (i) certain historical financial statements regarding PGi and its subsidiaries, (ii) customary business and financial information reasonably requested by Parent, including as is necessary in the preparation of certain pro forma financial statements and (iii) other customary and readily available marketing materials, during which no event has occurred and no conditions exist that would cause any of the conditions to each party’s obligations to effect the merger to fail to be satisfied before the closing (assuming the closing were to be scheduled for any time during such 15 business day period). For purposes of determining the marketing period, (1) November 27, 2015 will be excluded from the determination of the 15 consecutive business day period and (2) such 15 consecutive business day period must be completed on or prior to December 18, 2015 or, if such period has not been completed on or prior to December 18, 2015, then such period will commence no earlier than January 4, 2016.

The marketing period will not be deemed to commence if, prior to the completion of such 15 consecutive business day period, (x) Parent has received a notice from a debt financing source (A) that the information PGi is required to deliver to Parent as described above, which we refer to as the required information, has not been delivered and (B) specifying any additional required information to be provided, (y) PGi’s independent auditors have withdrawn, or advised PGi in writing that they intend to withdraw, their audit opinion with respect to any financial statements contained in any of PGi’s filings with the SEC or in the required information or (z) PGi, the Board or PGi’s independent auditors have determined that a restatement of any material financial information in the required information is required.

Merger Consideration

Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to such time (other than (i) shares owned by Parent, Merger Sub, PGi or any direct or indirect subsidiary of PGi and (ii) shares owned by shareholders who are entitled to and who have properly asserted and perfected such shareholders’ dissenters’ rights under Article 13 of the GBCC, which we refer to as dissenting shares) will be converted into the right to receive the per share merger consideration of $14.00 in cash, without interest and less any applicable withholding taxes. As of the effective time of the merger, all shares converted into the right to receive the per share merger consideration will no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.

Treatment of Equity-Based Awards

The merger agreement provides that PGi’s equity and equity-based awards that are outstanding immediately prior to the effective time of the merger will be subject to the following treatment at the effective time of the merger:

•	Restricted Shares - Immediately prior to the effective time of the merger, each restricted share that is outstanding immediately prior to the effective time of the merger shall become fully vested and nonforfeitable and shall be converted automatically into and shall thereafter represent the right to receive the per share merger consideration, less the amount of any required withholding tax.

•	Performance Shares - Immediately prior to the effective time of the merger, each performance share that is outstanding immediately prior to the effective time of the merger shall become vested and nonforfeitable based upon (i) an assumed achievement of 100% of the performance goals, if the merger occurs during the first half of the applicable performance period, or (ii) the actual level of achievement of the performance goals, measured as of the end of the calendar quarter immediately preceding the effective time, if the merger occurs during the second half of the applicable performance period. Such vested performance shares shall be converted automatically into and shall thereafter represent the right to receive the per share merger consideration, less the amount of any required withholding tax. Performance shares having individual multi-year performance periods shall vest in accordance with the above only with respect to those performance shares that were eligible to vest in the performance year in which the merger occurs. Any performance shares outstanding immediately prior to the effective time of the merger and not becoming vested in accordance with the above shall be forfeited without payment therefor effective as of the effective time of the merger.

•	Stock Units - Immediately prior to the effective time of the merger, each stock unit, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to (x) the product of (i) the number of stock units held by such holder, multiplied by (ii) the per share merger consideration, less (y) the amount of any required withholding tax.

•	Performance Stock Units - Immediately prior to the effective time of the merger, each performance stock unit, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to (x) the product of (1) the number of performance stock units held by such holder that would vest based upon (A) an assumed achievement of 100% of the performance goals, if the merger occurs during the first half of the applicable performance period, or (B) the actual level of achievement of the performance goals, measured as of the end of the calendar quarter immediately preceding the effective time of the merger, if the merger occurs during the second half of the applicable performance period, multiplied by (2) the per share merger consideration, less (y) the amount of any required withholding tax. Any performance stock units outstanding immediately prior to the effective time of the merger and not becoming vested in accordance with the above shall be forfeited without payment therefor effective as of the effective time of the merger.

•	Deferred Stock Units - Immediately prior to the effective time of the merger, each deferred stock unit that is outstanding immediately prior to the effective time of the merger shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to (x) the product of (i) the number of deferred stock units held by such holder, multiplied by (ii) the per share merger consideration, less (y) the amount of any required withholding tax.

Exchange and Payment Procedures

Prior to the effective time of the merger, Parent will enter into an agreement (in a form reasonably acceptable to PGi) with an agent selected by Parent (that is reasonably satisfactory to PGi), which institution we refer to as the paying agent, for the purpose of exchanging, for the per share merger consideration, certificates representing certificated and uncertificated shares of our common stock. At or prior to the effective time of the merger, Parent will deposit (or cause to be deposited) with a designated paying agent the merger consideration to be paid in respect of all shares of PGi common stock (other than (i) shares owned by Parent, Merger Sub, PGi or any direct or indirect subsidiary of PGi and (ii) the dissenting shares) payable to the shareholders.

Promptly after the effective time of the merger and in any event not later than the third business day following the effective time of the merger, Parent will send, or cause the paying agent to send, to each holder of our common stock (other than the surviving corporation, its subsidiaries and Parent and any holder of dissenting shares) at the effective time of the merger a letter of transmittal in customary form and instructions for use in such exchange. Each holder of shares of our common stock (other than the surviving corporation, its subsidiaries and Parent and any holder of dissenting shares) that have been converted into the right to receive the per share merger consideration shall be entitled to receive, (i) upon surrender to the paying agent of shares represented by a stock certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the paying agent (or such other evidence, if any, of transfer as the paying agent may reasonably request) in the case of a book-entry transfer of uncertificated shares, the per share merger consideration payable for each share of our common stock represented by a certificate or book-entry share. Until so surrendered or transferred, as the case may be, each such certificate or book-entry share shall represent after the effective time of the merger for all purposes only the right to receive the per share merger consideration.

Any portion of the merger consideration made available to the paying agent (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of our common stock one year after the effective time of the merger will be returned to the surviving corporation, and any such holder who has not exchanged such shares of our common stock for the merger consideration as provided in the merger agreement prior to that time will thereafter look only to the surviving corporation for payment of the merger consideration in respect of such shares without any interest thereon.

If any share certificate has been lost, stolen or destroyed, then before such shareholder will be entitled to receive the per share merger consideration, such shareholder will have to make an affidavit of that fact and, if required by the surviving corporation, post a bond, in such reasonable amount as the surviving corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate. Upon receipt of such affidavit (and posting of such bond, if applicable), the paying agent will pay, in exchange for such lost, stolen or destroyed certificate, the per share merger consideration to be paid in respect of the shares of our common stock represented by such certificate.

Representations and Warranties

The merger agreement contains representations and warranties of PGi, Parent and Merger Sub.

PGi

Certain of the representations and warranties in the merger agreement made by PGi are qualified as to “materiality” or a “Company Material Adverse Effect.” For purposes of the merger agreement, “Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that (i) is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), business, properties, liabilities, assets or results of operations of PGi and its subsidiaries, taken as a whole, or (ii) materially impairs, or would reasonably be expected to materially impair, PGi’s ability to consummate the transactions contemplated by the merger agreement. However, none of the following will constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred:

•	changes in the financial or securities markets or general economic, business or political conditions;

•	changes or proposed changes in law or generally accepted accounting principles or interpretations or enforcement thereof by any governmental authority;

•	changes or conditions generally affecting the industries or markets in which PGi and its subsidiaries operate;

•	acts of war, sabotage or terrorism or natural disasters;

•	any termination of or reduction in PGi’s and its subsidiaries’ relationships with customers, suppliers, employees, distributors, agents, resellers, partners or joint venture partners due to the negotiation, announcement, pendency or consummation of the merger agreement and the transactions contemplated thereby;

•	any failure by PGi to meet (x) its internal or published projections, estimates, forecasts or expectations or (y) any published analyst projections, estimates, forecasts or expectations, of PGi’s budgets, plans, revenue, earnings or other financial performance or results of operations for any period in and of itself (provided that the facts and circumstances giving rise to such failure or changes that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect);

•	changes in the price or trading volume of PGi’s common stock after the date of the merger agreement and prior to the effective time of the merger in and of themselves (provided that the facts and circumstances giving rise to such failure or changes that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect);

•	any action taken by PGi, or which PGi causes to be taken by any of its subsidiaries, in each case which is required or permitted by or resulting from or arising in connection with the merger agreement or taken (or omitted to be taken) at the written request of Parent; or

•	the initiation of any proceedings by any person, including any holder of PGi’s common stock, arising out of or relating to the merger agreement or the transactions contemplated thereby.

The facts, circumstances, changes, events, occurrences or effects set forth in the first through fourth exclusions above will be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent that such fact, circumstance, change, event, occurrence or effect has a disproportionately adverse impact on PGi and its subsidiaries, taken as a whole, as compared to other participants in the industries in which PGi and its subsidiaries operate (in which case only the disproportionate adverse impact shall be taken into account in determining whether there has been a Company Material Adverse Effect).

In the merger agreement, PGi has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	corporate matters, including our due organization and qualification;

•	our authority relative to execution and delivery of the merger agreement;

•	the required consents and regulatory filings in connection with the merger agreement;

•	the absence of conflicts with, or violations of, our governing documents, applicable law and certain agreements as a result of our entering into and performing our obligations under the merger agreement;

•	our capitalization;

•	our subsidiaries;

•	our SEC filings since January 1, 2013 and the financial statements included therein and our disclosure controls and procedures and internal controls over financial reporting;

•	the accuracy of the information contained in this proxy statement;

•	(i) the conduct of business in accordance in all material respects with the ordinary course consistent with past practice since June 30, 2015 through the date of the merger agreement, (ii) the absence of a Company Material Adverse Effect since June 30, 2015 and (iii) certain actions not being taken since June 30, 2015 through the date of the merger agreement by us that, if taken in the period from the date of the merger agreement through the effective time of the merger, would require Parent’s written consent under the merger agreement;

•	the absence of certain material undisclosed liabilities;

•	our compliance with laws and possession of necessary governmental permits;

•	litigation matters;

•	property matters;

•	intellectual property matters;

•	tax matters;

•	our employee benefit plans;

•	labor and employee matters;

•	environmental matters;

•	certain of our contracts and the absence of any default or breach under any such contract;

•	related party transactions;

•	insurance matters;

•	our compliance with foreign corrupt practices and anti-money laundering laws;

•	payment of fees to brokers in connection with the merger agreement;

•	receipt by the Board of an opinion from PGi’s financial advisor;

•	the inapplicability of antitakeover statutes;

•	our compliance with privacy laws; and

•	our indebtedness.

Parent and Merger Sub

Certain of the representations and warranties in the merger agreement made by Parent and Merger Sub are qualified as to a “Parent Material Adverse Effect.” For purposes of the merger agreement, “Parent Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that has or would reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement.

In the merger agreement, Parent and Merger Sub have made customary representations and warranties to PGi that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	corporate matters, including due organization and qualification of Parent and Merger Sub;

•	Parent’s and Merger Sub’s authority relative to execution and delivery of the merger agreement

•	the required consents and regulatory filings in connection with the merger agreement;

•	the absence of conflicts with, or violations of, the governing documents of Parent and Merger Sub, applicable law and certain agreements as a result of Parent and Merger Sub entering into and performing their respective obligations under the merger agreement;

•	the accuracy of the information supplied or to be supplied by Parent or Merger Sub for inclusion in this proxy statement;

•	payment of fees to brokers in connection with the merger agreement;

•	matters with respect to Parent’s financing and sufficiency of funds;

•	the absence of investigations and litigation;

•	the absence of certain other agreements relating to the merger;

•	ownership of common stock of PGi;

•	the operations of Merger Sub;

•	Parent’s investment intention with respect to shares of capital stock of the surviving corporation;

•	solvency of Parent and the surviving corporation following the consummation of the merger and the transactions contemplated by the merger agreement;

•	Parent, Merger Sub and their respective affiliates ownership interests in competitors of PGi; and

•	enforceability of the limited guaranty provided by the guarantors.

None of the parties’ representations and warranties contained in the merger agreement survive the effective time of the merger.

Conduct of Business Pending the Merger

The merger agreement provides that, except as (i) set forth in PGi’s disclosure schedule, (ii) expressly permitted or expressly required by the merger agreement or applicable law or (iii) agreed in writing by Parent (such consent may not be unreasonably withheld, delayed or conditioned), between the date of the merger agreement and the earlier of the effective time of the merger and the date, if any, the merger agreement is terminated as described in “—Termination of the Merger Agreement” below, PGi may not, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and use its reasonable best efforts to (x) preserve intact in all material respects its present business organization and (y) maintain satisfactory relationships with its current material customers, lenders, suppliers and others having material business relationships with it.

Except as (i) set forth in PGi’s disclosure schedule, (ii) expressly permitted or expressly required by the merger agreement or applicable law or (iii) agreed in writing by Parent (such consent may not be unreasonably withheld, delayed or conditioned with respect to the sixth, seventh, tenth, twelfth and thirteenth bullets below and the fifteenth bullet below to the extent related to such foregoing bullets) between the date of the merger agreement and the earlier of the effective time of the merger, PGi will not, nor will it permit any of its subsidiaries to:

•	amend its organizational documents;

•	(i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution in respect of its capital stock; or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any capital stock, including securities convertible or exchangeable or exercisable into shares of capital stock, warrants, options and restricted shares subject to certain exceptions with respect to clause (iii) only;

•	issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any capital stock or other securities, including securities convertible or exchangeable or exercisable into shares of capital stock, warrants, options and restricted shares or amend any term of any such security;

•	incur any capital expenditures or any obligations or liabilities in respect thereof;

•	(i) merge or consolidate with any person or (ii) acquire, directly or indirectly any assets, securities, properties, interests or business other than purchases of inventory or equipment in the ordinary course of business in a manner that is consistent with past practice;

•	sell, lease or otherwise transfer, or create or incur any lien on, any of PGi’s or its subsidiaries’ material assets, securities, properties, interests or businesses other than (i) sales or purchases of services in the ordinary course of business consistent with past practice and (ii) certain permitted liens;

•	license, sell, assign, abandon, allow to lapse, transfer, convey, lease or otherwise dispose of any intellectual property owned, used or held for use by PGi or any of its subsidiaries (other than in the ordinary course of business consistent with past practice);

•	make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary) in excess of $1,000,000 in the aggregate, other than reimbursements of employee expenses in the ordinary course of business consistent with past practice;

•	create, incur assume, suffer to exist or otherwise be or become liable with respect to any indebtedness, except for indebtedness related to obligations under capital leases that do not exceed $1,000,000 in the aggregate;

•	enter into, amend or modify in any material respect, terminate or waive or release any material rights, claims or benefits under certain material contracts;

•	subject to certain exceptions set forth in the merger agreement, (i) grant or increase any severance, retention or termination pay to any employee, director, officer, independent contractor or consultant of PGi or its subsidiaries; (ii) enter into any employment, consulting, change in control, deferred compensation or other similar agreement with any employee, director, officer, independent contractor or consultant of PGi or its subsidiaries; (iii) establish, adopt or amend or enter into any collective bargaining agreement or employee benefit plan or arrangement for the benefit of any current or former employee, director, officer, independent contractor or consultant of PGi or its subsidiaries; or (iv) increase compensation, bonus or other benefits payable to any current or former employee, director, officer, independent contractor or consultant of PGi or its subsidiaries;

•	subject to certain exceptions set forth in the merger agreement, materially change its methods of accounting;

•	take certain actions with respect to tax matters;

•	implement any plant closings or mass layoffs, as defined under applicable law, at PGi or its subsidiaries; or

•	agree, resolve or commit to do any of the foregoing.

Solicitations of Other Offers

As described below, the merger agreement provides for a “go-shop period” during which PGi was permitted to initiate, solicit and encourage any inquiry or the making of any proposals or offers that could constitute acquisition proposals, subject to, among other things, certain notice and reporting obligations owed to Parent. Following the end of the go-shop period and for the duration of the “no-shop period,” as described below, PGi is generally not permitted to solicit or discuss acquisition proposals with third parties, subject to certain exceptions (including that PGi may continue discussions with any “excluded party”).

For purposes of the merger agreement:

•	an “acquisition proposal” is any proposal or offer made by any person (other than Parent or any of its affiliates) (i) relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, share exchange, business combination or similar transaction involving more than 20% of the total voting power of the capital stock, or more than 20% of the consolidated assets, of PGi or (ii) which, if consummated, would result in a direct or indirect acquisition of more than 20% of the total voting power of the capital stock, or more than 20% of the consolidated assets, of PGi and its subsidiaries;

•	an “excluded party” is any third party, group of third parties or group that includes any third party or group of third parties that has made a written acquisition proposal prior to the no-shop period start time that the Board determines in good faith, after consultation with outside legal counsel, that the failure to furnish non-public information pursuant to an acceptable confidentiality agreement to such party and to engage in negotiations or discussions with such party would be inconsistent with the Board’s fiduciary duties under applicable law and (ii) the Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal. Such a person or group will cease to be an excluded party at such time as it has withdrawn its acquisition proposal or such acquisition proposal is abandoned or otherwise ceases to be pending; and

•	a “superior proposal” is a bona fide acquisition proposal (with all percentages in the definition of acquisition proposal increased to 50%) made by a third party on terms that the Board determines in good faith, after consultation with PGi’s outside legal counsel and its financial advisor, and taking into account all terms and conditions of the acquisition proposal that the Board deems relevant, are more favorable to PGi’s shareholders than as provided under the merger agreement (taking into account any proposal by Parent to amend the terms of the merger agreement pursuant to Parent’s right to match a third party acquisition proposal) and is reasonably likely to be consummated in accordance with its terms taking into account all legal, regulatory and financing aspects of such acquisition proposal.

Go-Shop Period

From the date of the merger agreement until 11:59 p.m. Atlanta, Georgia time on October 25, 2015, which period we refer to as the go-shop period, PGi and its subsidiaries were permitted to, directly or indirectly:

•	initiate, solicit and encourage any inquiry or the making of any proposals or offers that could constitute acquisition proposals;

•	engage in, enter into, maintain or continue or otherwise participate in discussions or negotiations with respect to potential acquisition proposals or otherwise cooperate with, or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations; and

•	provide access to information (including nonpublic information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, PGi and its subsidiaries, provided that:

•	prior to providing such access, PGi entered into a confidentiality agreement with such person containing terms that were not materially less favorable, in the aggregate, to PGi than the material terms contained in the confidentiality agreement, dated May 12, 2015, between PGi and Siris, which type of agreement we refer to as an acceptable confidentiality agreement; provided that such confidentiality agreement must contain a “standstill” or similar provisions and otherwise prohibit the making or amendment of any acquisition proposal (subject to an exception to permit making confidential proposals to the Board) and may not have confidentiality provisions that terminate prior to the two year anniversary of the date the agreement is entered into; and

•	to the extent that any material non-public information relating to PGi or its subsidiaries was provided to any third party or any third party was given access which was not previously provided to or made available to Parent, such material non-public information or access was provided or made available to Parent prior to or substantially concurrently therewith.

PGi was required to provide a written report to Parent every ten business days following the execution of the merger agreement through the no-shop period start time setting forth (i) the total number of parties contacted to date prior to the no-shop period start time, (ii) the number of parties that affirmatively declined to receive information or enter into discussions regarding an acquisition proposal, (iii) the number of parties that affirmatively expressed interest in receiving information or entering into discussions regarding an acquisition proposal, (iv) the number of parties that executed an acceptable confidentiality agreement and (v) the number of parties that were in discussions with PGi regarding an acquisition proposal.

No-Shop Period

After 11:59 p.m. Atlanta, Georgia time on October 25, 2015, which time we refer to as the no-shop period start time:

•	as promptly as reasonably practicable, and in any event within 48 hours of the no-shop period start time, PGi was required to provide Parent with (i) a written list identifying each excluded party, and the basis on which PGi believed such persons were excluded parties, if any, and (ii) a summary of the material terms and conditions of the pending acquisition proposal made by each such excluded party (and copies of all drafts of the transaction documents relating to such proposal);

•	PGi was required to immediately cease and terminate, and PGi was required to cause any of its subsidiaries and their respective representatives to immediately cease and terminate, any and all existing activities, discussions or negotiations, if any, with any third party and its representatives (other than excluded parties) relating to any acquisition proposal; and

•	PGi was required to request that each third party (other than any excluded party) that had previously executed a confidentiality agreement in connection with its consideration of an acquisition proposal promptly destroy or return to PGi copies of all confidential information that PGi or any of its subsidiaries or its or their representatives have distributed or made available to any such third party and cause any physical or virtual data room to no longer be accessible to or by any such third party.

Except as otherwise provided in the merger agreement, from the no-shop period start time until the effective time of the merger, which period we refer to as the no-shop period, PGi will not, and PGi will cause its subsidiaries and its and their respective representatives not to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or encourage the submission of any acquisition proposal or any inquiry or indication of interest related thereto;

•	enter into or participate in any discussions or negotiations with, furnish any non-public information relating to PGi or any of its subsidiaries or afford access to the business, properties, assets, books, records or personnel of PGi or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, an acquisition proposal;

•	amend, modify or grant any waiver or release under, any standstill, confidentiality or similar agreement of PGi or any of its subsidiaries;

•	approve any transaction under, or any person becoming an “interested shareholder” under, Section 14-2-1132 of the GBCC; or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument, relating to an acquisition proposal, which type of agreement we refer to as an alternative acquisition agreement.

Notwithstanding the start of the no-shop period, during the no-shop period, PGi may continue to take the actions described in bullets one and two above solely with respect to an excluded party. Because no person or group made an acquisition proposal before the end of the go-shop period, no person or group is or will be deemed an “excluded party” under the merger agreement.

At any time during the no-shop period and before the shareholder approval is obtained or the valid termination of the merger agreement as described in “—Termination of the Merger Agreement” beginning on page 86, in the event that PGi or any of its representatives receives a written acquisition proposal (that did not result from a material breach of PGi’s solicitation, adverse recommendation change and alternative acquisition agreement obligations described in this section and the section immediately below) from any third party:

•	PGi (directly or through its representatives) may contact such third party and make inquiries solely for the purpose of clarifying such acquisition proposal, and only to the extent necessary for such purpose, and

•	PGi (directly or indirectly through its representatives) may furnish to such third party or its representatives non-public information relating to PGi or any of its subsidiaries pursuant to an acceptable confidentiality agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party, and

•	PGi (directly or indirectly through its representatives) may engage in negotiations or discussions with such third party and its representatives, if and only to the extent that prior to taking any action described in this bullet, the Board:

•	determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law, and

•	determines in good faith, after consultation with its outside legal counsel and its financial advisor, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal.

Certain Information

Until the effective time of the merger, PGi is required to notify Parent promptly (but in no event later than 48 hours) after receipt by PGi or any of its representatives of any acquisition proposal or any request for non-public information relating to PGi or any of its subsidiaries or for access to the business, properties, assets, books, records or personnel of PGi or any of its subsidiaries by any third party that could reasonably be expected to make, or has made, an acquisition proposal. The notice must be oral and in writing and include the identity of the third party making, and the terms and conditions of, any such acquisition proposal, indication or request. In addition, after the date of the execution of the merger agreement, PGi will keep Parent reasonably informed of any significant developments, discussions or negotiations regarding any acquisition proposal on a reasonably timely basis, and will promptly (but in no event later than 48 hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to PGi or any of its subsidiaries that describes any terms or conditions of any acquisition proposal (as well as written summaries of any material oral communications addressing such matters).

Adverse Recommendation Changes; Alternative Acquisition Agreements

As described in the “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” beginning on page 39, and subject to the provisions described below, the Board has made the recommendation that the holders of shares of our common stock vote “FOR” the proposal to approve the merger agreement, which recommendation we refer to as the Board recommendation.

If the Board (i) fails to make the Board recommendation or to include the Board recommendation in this proxy statement, (ii) withdraws, modifies or qualifies the Board recommendation in a manner adverse to Parent, (iii) authorizes, adopts, recommends or approves of any acquisition proposal or (iv) takes any action or makes any statement inconsistent with the Board recommendation, any such action will be considered an “adverse recommendation change.” The merger agreement provides that the Board will not effect an “adverse recommendation change” or approve, recommend or allow PGi or its subsidiaries to execute or enter into an alternative acquisition agreement except as described below.

Subject to certain notice obligations described below, at any time before obtaining the shareholder approval, the Board may:

•	make an adverse recommendation change and/or cause PGi to terminate the merger agreement in order to enter into a definitive alternative acquisition agreement in respect of a superior proposal (provided that, PGi may not enter into such alternative acquisition agreement unless it concurrently terminates the merger agreement); or

•	make an adverse recommendation change of the type described in clause (i) or (ii) of the paragraph immediately above in connection with a material fact, event, change or development in circumstances that (a) arises after the date hereof and was not known to the Board as of or prior to the date of the execution of the merger agreement (whether in relation to the financial condition, business, results of operations or prospects of either the industries or markets in which PGi and any of its subsidiaries operate or of PGi and its subsidiaries, taken as a whole) and (b) does not involve or relate to an acquisition proposal, which such event we refer to as an intervening event, if the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law.

The Board may not make an adverse recommendation change, and PGi may not terminate the merger agreement in connection with a superior proposal in order to enter into an alternative acquisition agreement in respect thereof, in each case unless (i) PGi promptly notifies Parent, in writing at least three business days before taking that action, of its intention to do so, (ii) (A) in the case of an adverse recommendation change to be made following receipt of a superior proposal, such notice specifies in reasonable detail the basis for the adverse recommendation change and attaches the most current version of the proposed agreement under which such superior proposal is proposed to be consummated and the identity of the third party making the acquisition proposal and all terms and conditions material to such superior proposal to the extent not set forth in such proposed agreement or (B) in the case of an adverse recommendation change to be made in response to an intervening event, such notice includes a reasonably detailed description of the reasons for making such adverse recommendation change, (iii) during the three business day period, PGi negotiates, and causes its representatives to negotiate, in good faith with Parent, to the extent Parent wishes to negotiate, with respect to any proposed changes by Parent to the terms and conditions of the merger agreement and, if applicable the other transaction documents or the transactions contemplated thereby (or with respect to the other proposals made by Parent) and

(iv) the Board determines in good faith (after consultation with its outside legal counsel and after considering in good faith any offer or proposal made by Parent during the three business day period) that (A) in the case of an adverse recommendation change to be made following receipt of a superior proposal or (B) in the case of an adverse recommendation change to be made in response to an intervening event, the failure to effect an adverse recommendation change would be inconsistent with the Board’s fiduciary duties under applicable law; provided that any new material revisions to the terms of a superior proposal, including any revision in price, will require a new notice pursuant to clauses (i) and (ii) above and the three business day period will be extended to ensure that at least 48 hours remain in the three business day period subsequent to the time PGi notifies Parent of any such material revisions (it being agreed that there may be multiple such revisions).

The merger agreement does not restrict the Board from complying with Rule 14d-9 or Rule 14e-2(a) under the Exchange Act with regard to an acquisition proposal so long as any action taken or statement made to so comply is consistent with the solicitation and adverse recommendation change obligations in the merger agreement (described above) provided that any such action taken or statement made that relates to an acquisition proposal (other than a customary “stop, look and listen” communication by the Board pursuant to Rule 14d-9(f) of the Exchange Act) will be deemed to be an adverse recommendation change unless the Board reaffirms the Board recommendation in such statement or in connection with such action.

Financing Efforts

Parent and Merger Sub must use their reasonable best efforts to consummate the debt financing on a timely basis to facilitate the closing as required by the merger agreement on the terms and subject to the conditions set forth in the debt commitment letters (provided that Parent and Merger Sub may replace or amend, supplement, modify, waive or supersede any provision in the debt commitment letters as set forth below), including their reasonable best efforts to:

•	maintain in effect the debt commitment letters;

•	negotiate and enter into definitive agreements with respect to the debt financing on the terms and conditions contained in the debt commitment letters (including after giving effect to any “market flex” provisions contained therein) in all material respects, which agreements we refer to as the debt financing agreements;

•	satisfy (or obtain the waiver of) on a timely basis (taking into account the marketing period) all the conditions and covenants to obtain the debt financing applicable to Parent and Merger Sub in the debt commitment letters that are within their control; and

•	enforce their rights under the debt commitment letters.

Parent must keep PGi reasonably informed on a reasonably current basis of the status of its efforts to arrange the debt financing and must give PGi notice as promptly as practicable of:

•	any material breach or default by any party to any of the debt commitment letters or the debt financing agreements, in each case of which Parent or Merger Sub obtains knowledge,

•	the receipt of any written notice or other written communication, in each case, received from any debt financing source with respect to any (i) actual or potential breach of Merger Sub’s obligations under the debt commitment letters or the debt financing agreements, or default or termination or repudiation by any other party to any of the debt commitment letters or the debt financing agreements or (ii) material dispute between or among any parties to any of the debt commitment letters or the debt financing agreements, in each case, with respect to the obligation to fund the debt financing at the closing on the terms and conditions set forth in the debt financing commitment letters, and

•

the receipt of any written notice or other written communication on the basis of which Parent believes in good faith that it is reasonably likely that a party to the debt financing will fail to fund the debt financing or is reducing the amount of the debt financing and, as a result, the aggregate cash amount of the funding commitments thereunder (after giving effect to any corresponding increases) would be below the amount that, when combined with Parent’s and Merger Sub’s other sources of funds, is sufficient to satisfy all of their obligations under the merger agreement to be satisfied on the closing date of the merger on the terms contemplated hereby, including (i) the payment of the amounts payable by Parent under the merger agreement to at the closing, (ii) the payment of all obligations under the PGi credit facility as of the closing date of the merger, and (iii) the payment of all related fees and expenses that are required to be paid by Parent or Merger Sub at the closing pursuant to the merger agreement.

In the event that any portion of the debt financing (including after giving effect to the exercise of any “market flex” provisions) becomes unavailable on the terms and conditions contemplated by the debt commitment letters (other than as a result of (i) a breach by PGi of the merger agreement which prevents or renders impracticable the consummation of the debt financing or (ii) the termination of the debt commitment letters on or prior to March 7, 2016 pursuant to the terms thereof), (A) Parent must notify PGi as promptly as practicable and (B) Parent and Merger Sub must use their reasonable best efforts to arrange and obtain any such portion from alternative sources, such alternative sources, together with the lenders, are referred to as the debt financing sources, on terms, taken as whole, that are no less favorable to Merger Sub (including after giving effect to the exercise of any “market flex” provisions) than those set forth in the debt commitment letters as in effect on the date of execution of the merger agreement.

Parent or Merger Sub may replace or amend, restate, supplement or otherwise modify or supersede one or more debt commitment letters, which we refer to as new or amended debt commitment letters,:

•	to add and/or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities, as applicable,

•	to modify pricing or implement or exercise any of the “market flex” provisions contained in the Debt Commitment Letters,

•	to reallocate commitments or assign or reassign titles or roles to, or between or among, any parties to the Debt Commitment Letters, or

•	otherwise on terms which would not, without the prior written consent of PGi (which consent may not be unreasonably withheld, conditioned or delayed):

•	impose new or additional conditions or otherwise expand or amend or modify the conditions precedent in a manner that would make the timely funding of the debt financing or satisfaction of the conditions to obtaining the debt financing less likely to occur, any of the conditions precedent to the debt financing as set forth in the debt commitment letters as in effect on the date of this Agreement,

•	materially delay or hinder the consummation of, or prevent Parent and Merger Sub from being able to consummate, the transactions contemplated by the merger agreement as and when required by the merger agreement, or

•	reduce the aggregate cash amount of the funding commitments thereunder below an amount that, when combined with Parent’s and Merger Sub’s other sources of funds, is sufficient to satisfy all of their obligations under the merger agreement to be satisfied on the closing date of the merger on the terms contemplated hereby, including (i) the payment of the amounts payable by Parent under the merger agreement to at the closing, (ii) the payment of all obligations under the PGi credit facility as of the closing date of the merger, and (iii) the payment of all related fees and expenses that are required to be paid by Parent or Merger Sub at the closing pursuant to the merger agreement.

Parent must (i) to the extent practicable, notify PGi of its intention to make any amendment or obtain such alternative financing as described above and keep PGi reasonably informed of the terms thereof and (ii) provide to PGi final drafts of all new or amended debt commitment letters prior to their execution (which, in the case of any amendments to or replacement fee letters, may be redacted as set forth in the related commitment letter) as promptly as practicable and must provide to PGi executed copies of the new or amended debt commitment letters promptly after their execution.

PGi agreed to use its reasonable best efforts to, and to cause its subsidiaries and their respective representatives, in each case, with appropriate seniority and expertise and including its or their independent accounting firms, to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the debt financing as may be reasonably requested by Parent in a manner that does not unreasonably interfere with the ongoing operations of PGi and its subsidiaries, including:

•	participating and making the appropriate senior officers of PGi available to participate in a reasonable number of meetings, due diligence sessions, drafting sessions, presentations, “road shows” and sessions with prospective ratings agencies (and other reasonable assistance in procuring a public corporate credit rating and a public corporate family rating in respect of PGi and public ratings in respect of the debt financing);

•	reasonably cooperating with the marketing efforts and due diligence efforts of Parent and their financing sources, including assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (including a bank information memorandum that does not include material non-public information), lender presentations, prospectuses and similar documents and other customary marketing materials (including delivering customary representation letters, authorization letters, confirmations and undertakings as contemplated by the debt commitment letters but subject to the limitation set forth in clause (vii)(A) below) required in connection with the debt financing;

•	furnishing Parent and the debt financing sources with financial and other pertinent information regarding PGi and its subsidiaries;

•	obtaining customary accountants’ comfort letters, legal opinions, surveys and title insurance and reasonably facilitating the granting of a security interest (and perfection thereof) in the collateral contemplated by the debt financing;

•	obtaining any authorization or consent reasonably necessary or required in connection with the financing;

•	providing at least three business days prior to the closing, all documentation and other information about PGi and each of its subsidiaries that the debt financing sources have reasonably determined is required to comply with applicable law that is requested in writing by Parent at least ten days prior to the closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations;

•	executing and delivering any commitment letters, underwriting or placement agreements, registration statements, credit agreements, indentures, pledge and security documents, other definitive financing documents or other requested certificates or documents (including a certificate of the chief financial officer of PGi with respect to solvency matters); and

•	taking all corporate actions necessary to permit the consummation of the financing.

With respect to the actions described in the bullets above, (i) except for the actions referred to in the second bullet above, none of the letters, agreements, registration statements, documents and certificates shall be executed and delivered except at the closing and the respective representative(s) executing any such letters, agreements, registration statements, documents and certificates shall remain as officers of the surviving corporation, (ii) except for the representation letters, authorization letters, confirmations and undertakings referred to in the second bullet above, the effectiveness thereof shall be conditioned upon, or only become operative after, the occurrence of the closing, (iii) no personal liability shall be imposed on the officers or employees involved, (iv) neither PGi nor any of its subsidiaries, nor any of their respective representatives, shall be required to provide any legal opinion or other opinion of counsel prior to the closing date of the merger in connection with the debt financing, and (v) any bank information memoranda or comparable documents required in relation to the debt financing shall reflect the surviving corporation and/or its subsidiaries as the obligor; and provided, further, that neither PGi nor any of its subsidiaries will be required to pay any commitment fee or other fee or payment that is not reimbursed by Parent or Merger Sub in accordance with the terms of the merger agreement to obtain consent or to incur any liability with respect to, or cause or permit any lien to be placed on, any of their respective assets in connection with the debt financing prior to the closing date of the merger.

PGi also authorized and consented to the use of (x) the financial statements and other information to be provided as described above for purposes of the debt financing and (y) its and its subsidiaries’ logos in offering materials prepared by the arrangers of the debt financing provided to Parent.

Parent agreed that it will promptly, upon request by PGi, reimburse PGi for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by PGi and any of its subsidiaries in connection with the cooperation of PGi and its subsidiaries contemplated by the actions described in this section and shall indemnify and hold harmless PGi, its subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties actually suffered or incurred by any of them of any type in connection with the arrangement of any debt financing and any information used in connection therewith (other than any information prepared or provided by PGi or any of its subsidiaries or any of their respective representatives) except, in each case with respect to the foregoing indemnity, to the extent resulting from bad faith, gross negligence or willful misconduct of PGi or any of its subsidiaries or any of their respective representatives as determined in a final non-appealable judgment by a court of competent jurisdiction. Parent’s obligations described in this paragraph will survive termination of the merger agreement.

Employee Matters

For one year following the effective time of the merger, Parent will provide or cause to be provided to each employee of PGi and its subsidiaries, to the extent that and for such time as such employees remain employed with the surviving corporation or any of its subsidiaries, compensation and benefits that are no less favorable in the aggregate than the compensation and benefits provided to company employees immediately prior to the effective time of the merger, excluding any equity, change of control or other transaction-based compensation.

Parent also agrees that for all purposes under the compensation and benefit plans, programs, agreements and arrangements of the surviving corporation providing benefits to any company employee after the effective time of the merger, and in which such company employee did not participate prior to the effective time of the merger, which we refer to collectively as the new plans, each company employee will be credited with his or her years of service with PGi and its affiliates (and any additional service with any predecessor employer) before the closing, to the same extent as such company employee was entitled, before the closing, to credit for such service under any analogous employee benefit plan maintained or sponsored by PGi or its subsidiaries, except where such credit would result in a duplication of benefits. Additionally, for purposes of any new plan providing medical, dental, prescription, pharmaceutical and/or vision benefits to any company employee, Parent will use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such company employee except to the extent such pre-existing conditions and actively-at-work requirements would apply under any analogous PGi benefit plan, and Parent will use reasonable best efforts to cause any eligible expenses incurred by such company employee and his or her covered dependents under a PGi benefit plan during the portion of the plan year prior to the closing to be taken into account under such new plan for purposes of satisfying all deductible, co-insurance, copayment and maximum out-of-pocket requirements applicable to such company employee for the applicable plan year as if such amounts had been paid in accordance with such new plan.

As of the effective time of the merger, Parent has agreed to, or will cause the surviving corporation and its subsidiaries to, honor in accordance with their terms, all employment, change in control, severance and other compensation plans and agreements existing immediately prior to the execution of the merger agreement, which are between PGi or any of its subsidiaries and any director, officer or employee thereof or maintained by PGi or any of its subsidiaries, each such agreement we refer to as a company agreement. Parent and PGi also agreed that the occurrence of the effective time of the merger will constitute a “Change in Control” for purposes of all company agreements and all of PGi’s benefit plans in which the term is relevant.

Efforts to Close the Merger

Subject to the terms and conditions of the merger agreement, PGi and Parent agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable law to consummate the transactions contemplated by the merger agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement.

Other Covenants

Indemnification and Insurance

In the merger agreement, Parent will cause the surviving corporation, and the surviving corporation agrees, that for a period beginning at the effective time of the merger and ending on the sixth anniversary of the effective time of the merger, Parent and the surviving corporation will jointly and severally indemnify and hold harmless all past and present directors, officers and employees of PGi and its subsidiaries to the same extent such persons are indemnified as of the date of the merger agreement by PGi or such subsidiary pursuant to applicable law, the governing documents of PGi or such subsidiary and any currently existing indemnification agreement, arising out of acts or omissions occurring at or prior to the effective time of the merger. Additionally, in the event the surviving corporation or an of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then Parent agreed to the extent necessary to make the proper provision so that the successors and assigns of Parent or the surviving corporation, as the case may be, will assume Parent’s and the surviving corporation’s indemnification obligations under the merger agreement.

Unless PGi has purchased a “tail” policy prior to the effective time of the merger (which it may purchase, provided that the one-time premium for such insurance does not exceed 300% of the aggregate annual premiums last paid), the merger agreement requires Parent to cause the surviving corporation to maintain, on terms not materially less favorable in the aggregate than the coverage provided under PGi’s existing policies, directors’ and officers’ insurance policies for six years following the effective time of the merger. Neither Parent nor the surviving corporation will be required to pay premiums which on an annual basis exceed 300% of the aggregate annual premiums currently paid by PGi; however, Parent must obtain the greatest coverage available at such cost.

Please see “The Merger—Interests of the Directors and Executive Officers of PGi in the Merger—Insurance and Indemnification of Directors and Executive Officers” for additional information beginning on page 58.

Shareholders Meeting

PGi has agreed to duly call and hold a meeting of shareholders as promptly as practicable after the date on which the SEC confirms that it has no further comments on this proxy statement or that it does not intend to review the proxy statement for the purpose of voting on the approval of the merger agreement and the merger. Under the merger agreement, PGi may postpone or adjourn such meeting of shareholders only (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) as required by applicable law or (iv) to allow reasonable additional time for additional solicitation of votes in order to obtain the shareholder approval.

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the merger are subject to the satisfaction or, to the extent permissible, waiver by PGi and Parent of the following conditions:

•	the approval of the merger agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon, which we refer to as the shareholder approval, having been obtained in accordance with the GBCC;

•	no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or other legal restraint or prohibition issued by any governmental authority of competent jurisdiction prohibiting consummation of the merger being in effect at the effective time of the merger, and no applicable law having been enacted, entered, promulgated or enforced by any governmental authority that, in each case, at the effective time of the merger, makes illegal the consummation of the merger;

•	any applicable waiting period under the HSR Act relating to the merger having expired or having been terminated; and

•	all actions by or in respect of, or filings with, any governmental authority, required to permit the consummation of the merger having been taken, made or obtained.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or, to the extent permissible, waiver by Parent of the following conditions:

•	the representations and warranties of PGi:

•	regarding the absence of a Company Material Adverse Effect since June 30, 2015 being true and correct in all respects at and as of the effective time of the merger as if made at and as of such time;

•	regarding PGi’s corporate existence and power, corporate authorization, capitalization and indebtedness, and the absence of any undisclosed brokers fees being true and correct in all material respects (with respect to the representation and warranty regarding indebtedness, disregarding all materiality qualifications contained therein) at and as of the effective time of the merger as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified date or time, which shall be true and correct in all material respects only as of such date or time), provided that if one or more inaccuracies with respect to the representations and warranties regarding PGi’s capitalization would cause the aggregate amount required to be paid by Parent or Merger Sub in connection with the closing to increase by $2 million or more, such inaccuracy or inaccuracies will be considered material for purposes of this bullet and a failure of the condition set forth in this bullet; and

•	other than the representations and warranties described in the two bullets above, being true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) at and as of the effective time of the merger as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified date or time, which shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) only as of such date or time), with only such exceptions, in the case of this bullet only, as have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect;

•	PGi having performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger; and

•	Parent’s receipt of a certificate signed by an executive officer of PGi certifying as to the matters set forth in the foregoing two bullets.

The obligations of PGi to effect the merger are also subject to the satisfaction or, to the extent permissible, waiver by PGi of the following conditions:

•	the representations and warranties of Parent and Merger Sub:

•	regarding Parent’s and Merger Sub’s corporate existence, power and authorization being true and correct in all material respects at and as of the effective time of the merger as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified date or time, which shall be true and correct only as of such date or time); and

•	other than the representations and warranties described in the bullet above being true and correct at and as of the effective time of the merger as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified date or time, which shall be true and correct only as of such date or time), with only such exceptions, in the case of this bullet only, as have not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect;

•	each of Parent and Merger Sub having performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger; and

•	PGi’s receipt of a certificate signed by an executive officer of Parent certifying as to the matters set forth in the foregoing two bullets.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time (notwithstanding any approval of the merger agreement by the shareholders of PGi, except in the case of the PGi alternative acquisition termination right as described below):

•	by mutual written agreement of PGi and Parent;

•	by either PGi or Parent, if:

•	the merger has not been consummated on or before February 29, 2016, which date we refer to as the end date; provided that the right to terminate the merger agreement pursuant to this bullet will not be available to any party whose breach of any provision of the merger agreement was the principal cause of the failure of the merger to be consummated by such time; or

•	there is any applicable law that makes consummation of the merger illegal or otherwise prohibited or enjoins PGi or Parent from consummating the merger and such injunction shall have become final and nonappealable; provided that the party seeking to terminate the merger agreement pursuant to this bullet has complied in all material respects with its obligations; or

•	at the shareholder meeting to approve the merger (including any adjournment or postponement thereof), the shareholder approval is not obtained, we refer to PGi’s or Parent’s right to terminate under this bullet as the shareholder approval termination right; or

•	by Parent, if:

•	prior to the shareholder approval being obtained, the Board makes an adverse recommendation or PGi has materially breached its obligations with respect to convening the shareholder meeting to approve the merger agreement, solicitations, adverse recommendation change and alternative acquisition agreements; or

•	PGi has breached any representation or warranty or failed to perform any covenant or agreement set forth in the merger agreement, which would cause the related closing conditions not to be satisfied, and such condition is incapable of being satisfied by the end date or, if curable, is not cured by PGi within 30 days of receipt by PGi of written notice of such breach or failure; provided that, at the time of the delivery of such notice, Parent or Merger Sub shall not be in material breach of its or their material obligations under the merger agreement in a manner that would cause the related closing conditions not to be satisfied, we refer to Parent’s right to terminate under this bullet as the Parent satisfaction termination right; or

•	by PGi, if:

•	Parent or Merger Sub has breached any representation or warranty or failed to perform any covenant or agreement set forth in the merger agreement, which would cause the related closing conditions not to be satisfied, and such condition is incapable of being satisfied by the end date or, if curable, is not cured by Parent or Merger Sub within 30 days of receipt by Parent and Merger Sub of written notice of such breach or failure; provided that, at the time of the delivery of such notice, PGi shall not be in material breach of its material obligations under the merger agreement in a manner that would cause the related closing conditions not to be satisfied, we refer to PGi’s right to terminate under this bullet as the PGi satisfaction termination right; or

•	(i) the merger has not been consummated on or before the first date upon which Parent is required to consummate the closing pursuant to the merger agreement, we refer to as the notification date, (ii) all of the conditions to Parent’s and Merger Sub’s obligation to consummate the merger are satisfied and remain satisfied and (iii) PGi stands ready, willing and able to consummate the closing, in the case of clauses (i) and (ii) of this bullet, throughout the period commencing on such first date through and including the notification end date (as defined below); provided that PGi may not terminate the merger agreement pursuant to this bullet unless (x) PGi gives Parent prior notice of such proposed termination on or following the notification date and (y) the merger is not consummated on or prior to the day that is three business days following the date of delivery of such notice, we refer to as the notification end date, we refer to PGi’s right to terminate under this bullet as the PGi closing termination right; or

•	prior to the shareholder approval being obtained, the Board has made an adverse recommendation change in compliance with the terms of the merger agreement, including its adverse recommendation change obligations, in order to enter into a definitive alternative acquisition agreement in respect of a superior proposal, provided that prior to any such termination of the merger agreement, PGi pays to Parent the termination fee owed to such party under the merger agreement, which could be up to $19,742,842 and PGi concurrently enters into such alternative acquisition agreement, we refer to PGi’s right to terminate under this bullet as the PGi alternative acquisition termination right.

Effects of Termination

In the event that the merger agreement is terminated pursuant to the termination rights above, the merger agreement will become void and of no effect without liability of any party (or any stockholder, agent, consultant or representative of such party or any other Parent related party) to the other party hereto. However, the provisions of the merger agreement relating to the effect of termination of the merger agreement, termination fees, financing obligations of Parent and Merger Sub, public announcements and certain general provisions will survive any termination of the merger agreement, and subject to certain exceptions, neither PGi nor Parent shall be relieved or released from any liabilities or damages arising out of its willful and intentional breach of any provision of the merger agreement.

PGi agrees that it will not, and will cause its subsidiaries not to, institute any proceeding or bring any other claim arising under, or in connection with, the merger agreement, the financing commitments, the limited guaranty or the negotiation, execution, performance, abandonment or termination of the transactions contemplated thereby (whether at law or in equity, under any theory of liability) against Parent or any Parent related party except for claims: (i) against Parent and/or Merger Sub in accordance with and pursuant to the terms of the merger agreement; (ii) against the guarantors under the limited guaranty, subject to the terms and limitations thereof; (iii) against the equity investors for specific performance of their respective obligations under the equity commitment letters to fund their respective commitments thereunder, subject to the terms and limitations thereof if, and only if, the conditions set forth in “—Specific Performance” below have been satisfied; and (iv) against Siris under the confidentiality agreement, dated May 12, 2015, between Siris and PGi.

PGi agrees that except for PGi’s right to specific performance as described below, if Parent and Merger Sub fail to effect the merger or otherwise are in breach of the merger agreement, then (i) PGi’s sole and exclusive remedy against Parent, Merger Sub, any debt financing source, any guarantor, any equity investor or any of their respective affiliates and any of their representatives, which we refer to as the Parent related parties, whether at law or equity, in contract, in tort or otherwise, will be to terminate merger agreement as described below and to collect, if due, the reverse termination fee from Parent and any other costs or expenses payable pursuant to the merger agreement or under the limited guaranty, (ii) the payment of the reverse termination fee by Parent and any other costs or expenses payable pursuant to the merger agreement shall be deemed liquidated damages for any and all direct or indirect losses or damages of any kind, character or description incurred or suffered by PGi or any other person in connection with the merger agreement, the limited guaranty, the equity financing commitments or the transactions contemplated thereby and (iii) no other Parent related party will have any further liability or obligation whatsoever relating to or arising out of the merger agreement, the limited guaranty or the equity financing commitments or any of the transactions contemplated thereby. PGi also agrees that the maximum aggregate liability of Parent, Merger Sub and all of the other Parent related parties, taken as a whole, will be limited to an amount equal to the amount of the reverse termination fee, and in no event will PGi seek to recover, or be entitled to recover, any money damages or other losses or damages of any kind, character or description in excess of such amount, except as expressly permitted by the merger agreement (and only to such limited extent). Additionally, in no event will PGi seek to recover, or be entitled to recover, monetary damages from any Parent related party, other than Parent and Merger Sub under merger agreement or the guarantors under the limited guaranty.

Termination Fees

If the merger agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee.

Parent (or one or more of its designees) would have been entitled to receive a termination fee equal to $9,871,421 from PGi if the merger agreement was terminated by PGi, pursuant to the PGi alternative acquisition termination right in order to enter into a definitive alternative acquisition agreement with an excluded party and such alternative acquisition agreement is entered into within ten business days following the end of the no-shop period start time. However, because no person or group is deemed an “excluded party” under the merger agreement, the circumstances in which the $9,871,421 termination fee would have been payable are inapplicable.

Parent (or one or more of its designees) would be entitled to receive a termination fee equal to $19,742,842 from PGi if the merger agreement is terminated:

•	by Parent, because, prior to the shareholder approval being obtained, the Board makes an adverse recommendation or PGi has materially breached its obligations with respect to convening the shareholder meeting to approve the merger agreement, solicitations, adverse recommendation change and alternative acquisition agreements; or

•

by Parent or PGi, pursuant to the shareholder approval termination right or by Parent pursuant to the Parent satisfaction termination right, and in either such case (i) after the execution date of the merger agreement and prior to such termination, an acquisition proposal has been communicated to the senior management of PGi or the Board or has been communicated to the chairman or chief executive officer of PGi or to the Board or publicly announced or otherwise communicated to PGi’s shareholder at or prior to the shareholder meeting to approve the merger agreement and not publicly withdrawn on an unconditional basis and (ii) within nine months following the date of such termination, PGi enters into a definitive written agreement for, or consummates, an acquisition proposal which need not be with the party to such acquisition proposal referenced in clause (i) of this bullet (except that, for purposes of clause (ii) of this bullet, each reference to 20% in the definition acquisition proposal will be deemed to be a reference to 50%); or

•	by PGi, pursuant to the PGi alternative acquisition termination right other than with an excluded party as described in this section above.

PGi would be entitled to receive a reverse termination fee equal to $39,485,684 from Parent if the merger agreement is terminated by PGi (i) pursuant to the PGi satisfaction termination right and there is no state of facts or circumstances (other than a state of facts or circumstances caused by a breach of Parent’s or Merger Sub’s representations and warrants or covenants and other agreements under the merger agreement) that would reasonably be expected to cause Parent’s and Merger Sub’s conditions to closing not to be satisfied on or prior to the end date or (ii) pursuant to the PGi closing termination right.

Specific Performance

PGi, Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions hereof in the courts identified in the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. PGi is only entitled to specific performance of Parent’s obligations to cause the equity financing to be funded and to consummate the merger if and only if each of the following conditions has been satisfied: (i) all of the conditions to the closing of PGi, Parent and Merger Sub have been satisfied or validly waived (other than those conditions that, by their terms, are to be satisfied by action taken at the closing (but subject to the satisfaction or waiver of those conditions)), (ii) the third business day after the final day of the Marketing Period has occurred, (iii) the debt financing has been funded or will be funded at the closing if the equity financing is funded at the closing, (iv) Parent and Merger Sub fail to complete the closing by the date the closing is required to have occurred pursuant to the merger agreement and (v) PGi has irrevocably confirmed to Parent in writing that if specific performance is granted and the equity financing and debt financing are funded, then the closing will occur; provided that in no event will PGi be entitled to enforce or seek to enforce specifically Parent’s obligations to cause the equity financing to be funded or to complete the merger if the debt financing has not been funded or will not be funded at the closing even if the equity financing is funded at the closing. PGi’s right to pursue a grant of specific performance will not reduce, restrict or otherwise limit PGi’s right to terminate the merger agreement and receive payment of the reverse termination fee from Parent; provided that PGi will not be permitted or entitled to receive both a grant of specific performance under the merger agreement and payment of the reverse termination fee.

Expenses

Except in certain circumstances expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense.

Amendment and Waivers

Generally, any provision of the merger agreement may be amended or waived prior to the effective time of the merger, if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the shareholder approval is obtained, there shall be no amendment or waiver that would require the further approval of the shareholders of PGi under the GBCC without such approval having first been obtained. Moreover, certain provisions related to remedies may not be amended or waived without the consent of the equity investors or debt financing parties.

Governing Law

The merger agreement is governed by Delaware law, except to the extent that the laws of the State of Georgia are mandatorily applicable to the merger.

Vote Required and Board Recommendation

Approval of the proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

The Board recommends that your vote “FOR” the proposal to approve the merger agreement.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting. If our shareholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against the approval of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the approval of the merger agreement such that the proposal to approve the merger agreement would be defeated, we could adjourn the special meeting without a vote on the approval of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of approval of the merger agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Vote Required and Board Recommendation

Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon.

The Board believes that it is in the best interests of PGi and its shareholders to be able to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the proposal to approve the merger agreement if there are insufficient votes to approve the merger agreement at the time of the special meeting.

The Board recommends that you vote “FOR” the proposal to approve one or more adjournments of the special meeting.

PROPOSAL 3: ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that PGi provide its shareholders with the opportunity to cast an advisory (non-binding) vote at the PGi special meeting on the compensation which is or may become payable to its named executive officers in connection with the merger. Accordingly, PGi is requesting that its shareholders consider and cast an advisory (non-binding) vote on the following resolution:

“RESOLVED, that the compensation that will or may be paid or become payable to PGi named executive officers in connection with the merger, as disclosed in the table under “The Merger—Interests of the Directors and Executive Officers of PGi in the Merger—Potential Change in Control Payments to Our Named Executive Officers—Golden Parachute Compensation” beginning on page 57 of the proxy statement dated October 26, 2015, together with the accompanying narrative discussion relating to the named executive officers’ compensation and the agreements or understandings pursuant to which such compensation may be paid or become payable, as set forth in the section of such proxy statement entitled “Interests of PGi’s Directors and Executive Officers in the Merger” is hereby APPROVED.”

The vote on this proposal is a vote separate and apart from the vote to approve the merger agreement. Approval of the PGi compensation proposal is not a condition to the completion of the merger. Because the vote is advisory in nature only, it will not be binding on PGi regardless of whether the merger agreement is approved. Further, the underlying plans and arrangements are contractual in nature and are not, by their terms, subject to PGi’s shareholder approval. Accordingly, regardless of the outcome of this advisory vote, if the merger agreement is approved by PGi’s shareholders and the merger is completed, PGi’s named executive officers will receive any compensation to which they may be entitled.

Vote Required and Board Recommendation

Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger requires the affirmative vote of a majority of votes cast to be approved, which means that the number of “for” votes exceeds the number of “against” votes.

The Board recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PGi to its named executive officers in connection with the merger.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on the NYSE under the symbol “PGI.” As of October 22, 2015, there were approximately 46,753,585 shares of our common stock outstanding, held by approximately 498 shareholders of record.

The following table sets forth, for the indicated periods, the high and low intraday sales prices of our common stock for the periods shown as reported by the NYSE:

	Common Stock Prices
	High	Low
FY 2015—Quarter Ended
December 31 (through October 23, 2015)	$13.84	$13.52
September 30	13.87	9.67
June 30	11.19	9.20
March 31	10.71	8.61
FY 2014—Quarter Ended
December 31	$12.42	$9.89
September 30	14.05	11.95
June 30	13.71	11.35
March 31	12.36	10.16
FY 2013—Quarter Ended
December 31	$11.75	$8.77
September 30	12.34	9.50
June 30	12.74	9.56
March 31	11.93	8.90

We have never declared or paid any cash dividends on our capital stock, and the current policy of the Board is to retain any available earnings for use in the operation and expansion of our business. Any future determination to pay cash dividends will be at the discretion of the Board and will depend upon our earnings, capital requirements, financial condition and any other factors deemed relevant by the Board. Our credit facility contains customary limitations on our ability to declare cash dividends on our common stock. Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, we may not declare or pay quarterly cash dividends to our common shareholders without Parent’s written consent.

The closing price of our common stock on the NYSE on September 10, 2015, the last trading day prior to the public announcement of the merger agreement, was $11.35 per share. On October 23, 2015, the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock on the NYSE was $13.68 per share. You are encouraged to obtain current market quotations for our common stock.

Following the merger, there will be no further market for our common stock and our stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the merger and such deregistration, we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Officers and Directors

The following table sets forth to the best of our knowledge certain information as of October 22, 2015, unless otherwise noted, regarding the beneficial ownership of our voting stock by:

•	each of our current directors;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

As of October 22, 2015, there were 46,753,585 shares of our common stock issued and outstanding. Unless otherwise indicated, the address for each person named below is 3280 Peachtree Road, NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)		Percent of Common Stock Owned
Boland T. Jones	3,277,561	(2)	7.0
David E. Trine	275,064	(3)	*
Theodore P. Schrafft	372,317	(4)	*
David M. Guthrie	195,679	(5)	*
John F. Cassidy	386	(6)	*
K. Robert Draughon	43,486	(7)	*
John R. Harris	50,046	(8)	*
W. Steven Jones	57,809	(9)	*
Raymond H. Pirtle, Jr.	19,899	(10)	*
J. Walker Smith, Jr.	76,930	(11)	*
All current executive officers and directors as a group (10 persons)	4,369,177		9.4

*	Less than one percent.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares.
(2)	Includes 1,411,381 shares and 530,099 restricted shares held of record by Mr. Boland Jones, 4,738 shares held in our 401(k) plan for the benefit of Mr. Jones, 590 shares held of record by Mr. Jones’ spouse for which Mr. Jones holds the right to vote pursuant to an irrevocable proxy granted by Mr. Jones’ spouse to Mr. Jones and 1,330,753 shares held by Seven Gables Partnership, L.P., a limited partnership whose general partner is Seven Gables Management Company, LLC, a limited liability company whose only members are Mr. Jones and his spouse. Does not include the following shares for which Mr. Jones disclaims beneficial ownership: 55,427 shares held in a grantor retained annuity trust and 450 shares held of record by Mr. Jones’ spouse, as custodian for the benefit of two unrelated minor children under the Uniform Gifts to Minors Act.
(3)	Includes 139,410 shares and 135,654 restricted shares held of record by Mr. Trine.
(4)	Includes 190,575 shares and 177,005 restricted shares held of record by Mr. Schrafft and 4,737 shares held in our 401(k) plan for the benefit of Mr. Schrafft.
(5)	Includes 101,663 shares and 94,016 restricted shares held of record by Mr. Guthrie.
(6)	Includes 386 shares held of record by Mr. Cassidy and does not include 5,920 shares of which Mr. Cassidy elected to defer receipt.
(7)	Includes 43,086 shares held of record by Mr. Draughon and 400 shares as custodian for the benefit of his minor children under the Uniform Gift to Minors Act.
(8)	Includes 50,046 shares held of record by Mr. Harris and does not include 41,998 shares of which Mr. Harris elected to defer receipt.

(9)	Includes 21,862 shares held of record by Mr. Steve Jones and 35,947 shares held by his trust.
(10)	Includes 15,899 shares held of record by Mr. Pirtle and 4,000 shares held of record by Mr. Pirtle’s spouse.
(11)	Includes 75,930 shares held of record by Mr. Smith and 1,000 shares held of record jointly by Mr. Smith and his spouse.

Principal Shareholders

The following table sets forth to the best of our knowledge each person (other than management) who is known by us to be the beneficial owner of more than five percent of any class of our voting securities as of October 22, 2015 based on filings made under Section 13(d) and Section 13(g) of the Exchange Act.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock Owned
Pembroke Management, LTD	3,922,210	(1)	8.4
Goldman Sachs Asset Management	3,511,820	(2)	7.5
BlackRock, Inc.	3,362,422	(3)	7.2
The Vanguard Group	2,668,371	(4)	5.7

(1)	On February 9, 2015, Pembroke Management, LTD, or Pembroke, (1002 Sherbrooke Street West, Suite 1700, Montreal, Quebec H3A 354) filed a Schedule 13G with the SEC, which states that Pembroke is an investment adviser and beneficially owns 3,922,310 shares of our common stock with sole voting and dispositive power over 3,922,210 shares. According to the Schedule 13G, none of Pembroke’s clients individually owns five percent or more of our common stock.
(2)	On February 11, 2015, Goldman Sachs Asset Management, L.P., together with GS Investment Strategies, LLC, collectively referred to as Goldman Sachs Asset Management, (200 West Street, New York, NY 10282) filed a Schedule 13G/A with the SEC, which states that Goldman Sachs Asset Management is a registered investment adviser and beneficially owns 3,511,820 shares of our common stock, without sole voting or dispositive power, shared voting power over 3,320,857 shares and shared dispositive power over 3,511,820 shares. According to the Schedule 13G/A, Goldman Sachs Asset Management’s client Goldman Sachs Small Cap Value Fund has the right to receive or power to direct the receipt of dividends from or proceeds from the sale of more than five percent of our common stock.
(3)	On January 26, 2015, BlackRock, Inc., or BlackRock, (55 East 52nd Street, New York, New York 10022) filed a Schedule 13G/A with the SEC, which states that BlackRock is a parent holding company and beneficially owns 3,362,422 shares of our common stock with sole voting power over 3,198,447 shares and sole dispositive power over 3,362,422 shares. According to the Schedule 13G/A, none of BlackRock’s subsidiaries individually owns five percent or more of our common stock.
(4)	On February 10, 2015, The Vanguard Group, or Vanguard, (100 Vanguard Blvd., Malvern, PA 19355) filed a Schedule 13G with the SEC, which states that Vanguard beneficially owns 2,668,371 shares of our common stock with sole voting power over 74,124 shares, sole dispositive power over 2,600,447 shares and shared dispositive power over 67,924 shares. According to the Schedule 13G, none of Vanguard’s subsidiaries individually owns five percent or more of our common stock.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will have no public shareholders and there will be no public participation in any future meetings of shareholders of PGi. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders’ meetings.

PGi will hold an annual meeting of shareholders in 2016 only if the merger has not already been completed. If the merger is not completed and any shareholder intends to present a proposal to be considered for inclusion in our proxy material in connection with the 2016 Annual Meeting of shareholders (if one is held), the shareholder must follow the procedures of Rule 14a-8 under the Exchange Act and the proposal must have been received at our corporate offices at the mailing address below not later than January 5, 2016, if the date of the annual meeting has not been changed by more than 30 days from the date of the previous year’s meeting, or by a reasonable time before PGi begins to print and send its proxy materials in the event that the date of such meeting has been changed by more than 30 days from the date of the previous year’s meeting.

Shareholder proposals that are intended to be presented at our 2016 Annual Meeting of shareholders, but that are not intended to be considered for inclusion in our proxy material related to that meeting, must be delivered or mailed to and received at our principal offices not less than 120 nor more than 150 calendar days before the first anniversary of the date of the PGi’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting, or no earlier than November 29, 2015, nor later than December 29, 2015 based on the date of our 2015 Annual Meeting of shareholders. If the date of the 2016 Annual Meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so received not later than the later of (x) 60 days prior to the annual meeting or (y) the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed, whichever first occurs. Any shareholder who gives notice of any such proposal must deliver therewith certain information relating to the proposal and the shareholder making the proposal, as required pursuant to the terms of PGi’s bylaws, and any additional information relating to such shareholder and such beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. Please refer to our bylaws for a complete list of the requirements for the submission of any shareholder proposal or nomination.

Such proposals or nominations should be addressed to Premiere Global Services, Inc., 3280 Peachtree Road, NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305, c/o Secretary.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following PGi filings with the SEC are incorporated by reference:

•	PGi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 16, 2015;

•	PGi’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015, each filed with the SEC on May 8, 2015 and August 7, 2015, respectively;

•	PGi’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 27, 2015; and

•	PGi’s Current Reports on Form 8-K filed with the SEC on January 20, 2015, April 2, 2015, April 21, 2015, June 17, 2015, September 10, 2015 and September 11, 2015 (other than the portions of such documents not deemed to be filed).

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. Please note that all of our documents that we file with the SEC are also promptly available through the Investors section of our website, www.pgi.com, and the “SEC Filings” section therein. The information included on our website is not incorporated by reference into this proxy statement.

You may obtain any of the documents we file with the SEC, without charge, upon written request to Premiere Global Services, Inc., c/o Investor Relations, 3280 Peachtree Road, NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305, by emailing investors@pgi.com or by calling 1-800-749-9111, extension 8462.

If you would like to request documents from us, please do so by November 19, 2015, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within three days after we receive your request.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders call toll-free: (888) 750-5834

Banks and brokers call collect: (212) 750-5833

MISCELLANEOUS

PGi has supplied all information relating to PGi, and Parent has supplied, and PGi has not independently verified, all of the information relating to Parent, Merger Sub and the equity investors and debt financing parties contained in “Summary—Parties Involved in the Merger,” “Summary—Financing of the Merger,” “The Merger—Parties Involved in the Merger” and “The Merger—Financing of the Merger.”

You should not send in your PGi stock certificates until you receive transmittal materials after the merger is completed.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated October 26, 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

September 10, 2015

among

PANGEA PRIVATE HOLDINGS II, LLC,

PANGEA MERGER SUB INC.

and

PREMIERE GLOBAL SERVICES, INC.

A-i

A-ii

TABLE OF EXHIBITS

Exhibit A	Form of Articles of Incorporation of Surviving Corporation	A-A-1

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (as amended, this “Agreement”) dated as of September 10, 2015 by and among Pangea Private Holdings II, LLC, a Delaware limited liability company (“Parent”), Pangea Merger Sub Inc., a Georgia corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Premiere Global Services, Inc., a Georgia corporation (the “Company”).

RECITALS:

WHEREAS, the parties wish to consummate the business combination transaction provided for herein, pursuant to which Merger Sub will merge with and into the Company, with Company surviving as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Siris Partners II, L.P., Siris Partners II Parallel, L.P., Siris Partners III, L.P., and Siris Partners III Parallel, L.P. (collectively, the “Guarantors”) are entering into a guarantee with the Company (the “Limited Guaranty”) pursuant to which the Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement as specified therein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer or proposal, (i) relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, share exchange, business combination or similar transaction involving more than 20% of the total voting power of the capital stock, or more than 20% of the consolidated assets, of the Company or (ii) which, if consummated, would result in a direct or indirect acquisition of more than 20% of the total voting power of the capital stock, or more than 20% of the consolidated assets, of the Company and its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Board of Directors” means the board of directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of June 30, 2015 and the footnotes thereto included in the Company SEC Documents.

“Company Balance Sheet Date” means June 30, 2015.

“Company Credit Facility” means the Credit Agreement dated as of May 10, 2010 among American Teleconferencing Services, Ltd., as a borrower, the Company and certain Subsidiaries and Affiliates of the borrower, as guarantors, the lenders party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, JP Morgan Chase Bank, N.A. and RBS Citizens, National Association, as Co-Syndication Agents, and Wells Fargo Bank, National Association, as Documentation Agent, as amended by Amendment No. 1 dated as of May 10, 2010, Amendment No. 2 dated as of December 20, 2011, Amendment No. 3 dated as of August 27, 2013 and Amendment No. 4 dated as of August 27, 2014.

“Company Data” means all right, title and interest in and with respect to the data contained in the any databases of the Company (including any and all trade secrets and Personal Information) and all other information and data compilations used by, or necessary to, the business of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Employee” means, at any specified time, an employee of the Company or any of its Subsidiaries.

“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) employment, consulting, severance, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits, whether or not written, that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any current or former Company Service Provider.

“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that (i) is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), business, properties, liabilities, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) materially impairs, or would reasonably be expected to materially impair, the Company’s ability to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred: (A) changes in the financial or securities markets or general economic, business or political conditions, (B) changes or proposed changes in Law or GAAP or interpretations or enforcement thereof by any Governmental Authority, (C) changes or conditions generally affecting the industries or markets in which the Company and its Subsidiaries operate, (D) acts of war, sabotage or terrorism or natural disasters, (E) any termination of or reduction in the Company’s and its Subsidiaries’ relationships with customers, suppliers, employees, distributors, agents, resellers, partners or joint venture partners due to the negotiation, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby, (F) any failure by the

Company to meet (x) its internal or published projections, estimates, forecasts or expectations or (y) any published analyst projections, estimates, forecasts or expectations, of the Company’s budgets, plans, revenue, earnings or other financial performance or results of operations for any period in and of itself, (G) changes in the price or trading volume of the Company Stock after the date hereof and prior to the Effective Time in and of themselves, (H) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required or permitted by or resulting from or arising in connection with this Agreement or taken (or omitted to be taken) at the written request of Parent, or (I) the initiation of any Proceedings by any Person, including any holder of Company Stock, arising out of or relating to this Agreement or the transactions contemplated hereby, except that in the case of each of clauses (A), (B), (C) and (D), such fact, circumstance, change, event, occurrence or effect shall be taken into account to the extent that such fact, circumstance, change, event, occurrence or effect has a disproportionately adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate (in which case only the disproportionate adverse impact shall be taken into account in determining whether there has been a Company Material Adverse Effect) and except that, with respect to clauses (F) and (G), the facts and circumstances giving rise to such failure or changes that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Non-Employee Director” means each non-employee director of the Company as of immediately prior to the Effective Time.

“Company Service Provider” means, at any given time, (i) any Company Employee, or (ii) any director, officer or individual independent contractor or consultant of the Company or any of its Subsidiaries.

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company Stock Plans” means the Company’s Amended and Restated 1998 Stock Plan, the Company’s Amended and Restated 2000 Directors Stock Plan, the Company’s Amended and Restated 2004 Long-Term Incentive Plan and the Company’s 2014 Incentive Plan, in each case as such plan may have been amended from time to time, and any other equity-based compensation plan that is sponsored or maintained by the Company or any of its Subsidiaries, that provides for awards of stock options, restricted shares, restricted stock units, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company

“Confidentiality Agreement” means the confidentiality agreement between the Company and Siris Capital Group, LLC, dated as of May 12, 2015.

“DOL” means the United States Department of Labor.

“Environmental Law” means any Applicable Law or any legally binding agreement with any Governmental Authority relating to the environment, any Hazardous Substance or, as it relates to exposure to any Hazardous Substance, human health and safety.

“Environmental Permits” means all permits, licenses, consents, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means generally accepted accounting principles in the United States.

“GBCC” means the Georgia Business Corporation Code.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products, other hydrocarbons, asbestos and asbestos-containing materials, and any other substance, waste or material that in relevant concentration is regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and applicable regulations promulgated thereunder.

“Indebtedness” means, with respect to a Person, without duplication, (a) all indebtedness for borrowed money (except for any indebtedness among such Person and its wholly owned Subsidiaries or among wholly owned Subsidiaries of such Person), (b) all indebtedness for the deferred purchase price of property or services, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities and (g) any liability of others described in clauses (a) through (f) above that the Person has guaranteed or that is otherwise its legal liability, and including in clauses (a) through (g) above any accrued and unpaid interest or penalties thereon.

“Intellectual Property” means any and all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing, together with all goodwill associated with each of the foregoing (collectively, “Marks”); (ii) domain names and other Internet addresses or identifiers (“Domain Names”); (iii) patents (including utility patents and design patents) and patent applications (collectively, “Patents”); (iv) works of authorship (including Software), copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (v) Trade Secrets, know-how, technology, inventions, methods, processes, customer lists and all documentation therefore; and (vi) any other proprietary, intellectual or industrial property rights of any kind or nature.

“IRS” means the United States Internal Revenue Service.

“Knowledge” of any party means (i) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed in Schedule 1(a) and (ii) with respect to Parent, the actual knowledge of the individuals set forth on Schedule 1(b).

“Lien” means pledges, mortgage, easement, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Open Source Software” means any Software that is subject to any “open source” license, including any license that is or substantially similar to a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, the GNU General Public License (GPL), the Lesser GNU Public

License, any “copyleft” license or any other license that requires as a condition of use, modification or distribution of such Software that such Software or other Software combined or distributed with it be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) redistributable at no charge; or (iv) licensed subject to a patent non-assert or royalty-free patent license.

“Other Person” means any Person other than Company, Company’s Affiliates, Company’s Subsidiaries, Parent, Merger Sub, Affiliates of Parent or Merger Sub, Subsidiaries of Parent or Merger Sub, or any of the personnel or employees of any of the foregoing.

“Parent Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that has or would reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings (and for which adequate reserves have been established in accordance with GAAP), (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business and not securing amounts more than 30 days overdue or the validity or amount of which is being contested in good faith by appropriate Proceedings (and for which adequate reserves have been established in accordance with GAAP), including liens, pledges or deposits in the ordinary course of business securing the performance of bids, trade contracts, leases or obligations (including in respect of workers’ compensation, unemployment insurance or other social security legislation, but excluding Liens imposed under ERISA), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (iv) exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens that do not materially interfere with the present use of the assets of the Company and its Subsidiaries taken as a whole and (v) any Lien in respect of, arising under or permitted by the Company Credit Facility (which will be terminated as of the Closing Date, except for any Liens arising under the letters of credit set forth on Section 1.01 of the Company Disclosure Schedule which are secured only by the collateral described in Section 1.01 of the Company Disclosure Schedule).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Authority.

“Personal Information” means a natural person’s name, street address, telephone number, email address, photograph, social security number or other similar governmental identifier, driver’s license number, health information, biometric data, passport number, or customer or account number, user ID, or any other piece of information which on its own or in combination with any other piece of information allows the identification of a natural person.

“Proceedings” means any suit, action, proceeding, assessment, arbitration, audit, hearing, or investigation (in each case, whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Required Information” means (i) the historical financial statements regarding the Company and its Subsidiaries identified in clauses (a) and (b)(i) of paragraph 7 of Exhibit D of the Debt Commitment Letters, (ii) customary business and financial information reasonably requested by Parent, including as is necessary in the preparation of the pro forma financial statements identified in clause (c) of paragraph 7 of the Debt Commitment Letters and (iii) other customary and readily available marketing materials, in each case of clauses (ii) and (iii), for inclusion in, and necessary for the preparation of, the “CIM” and “Public Package” referred to in Section 3 of the Debt Commitment Letters.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; and (ii) all documentation, including user documentation, user manuals and training materials, relating to any of the foregoing.

“Solvent” means, when used with respect to any Person, that, on a consolidated basis as of the date of determination, (i) the sum of the assets, at a fair valuation, of such Person will, as of such date, be greater than its debts, (ii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iii) such Person will be able to pay its debts as they mature. For purposes of this definition, (A) “debt” means liability on a “claim” and (B) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. The amount of liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person, any entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person, (ii) more than 50% of the securities or other ownership interests are on the date hereof directly or indirectly owned by such Person or (iii) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership).

“Tax” means any and all federal, state, local and foreign taxes, fees, levies, duties, tariffs, customs, imposts, and other similar charges imposed by or payable to any Governmental Authority primarily responsible for the assessment, imposition and collection of taxes (a “Taxing Authority”), including taxes or other charges on or with respect to income, profits, capital gain, alternative or add on minimum, estimated, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security and other mandatory pension plan or employment insurance, workers’ compensation, unemployment compensation, severance, health, disability, or services occupancy, escheat payments or net worth, and taxes or other charges in the nature of excise, withholding on amounts paid to or by any Person, ad valorem, stamp, transfer, service value added, goods and services, harmonized sales, production or gains taxes (together, in each case, with any and all interest, penalties and additions to tax).

“Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to Taxes with the U.S. Internal Revenue Service or other Taxing Authority, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

“Third Party” means any Person, other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“Transaction Documents” means this Agreement, the Limited Guaranty, the Equity Commitment Letter and the schedules, annexes, appendices and exhibits hereto and thereto.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar or related Law.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	6.03(h)(i)
Adverse Recommendation Change	6.03(h)(ii)
Aggregate Merger Consideration	2.03(a)
Agreement	Preamble
Allen & Company	4.24
Alternative Acquisition Agreement	6.03(b)
Anti-Money Laundering Laws	4.23(b)
Certificate of Merger	2.01(c)
Certificates	2.03(a)
Closing	2.01(b)
Closing Date	2.01(b)
Collective Bargaining Agreement	4.18(a)
Company	Preamble
Company Agreement	7.03(c)
Company Articles	4.01
Company Bylaws	4.01
Company Deferred Stock Unit	2.05(e)
Company IP	4.15(a)
Company Material Contract	4.20
Company Performance Share	2.05(b)
Company Performance Unit	2.05(d)
Company Recommendation	4.02(b)
Company Registered IP	4.15(a)
Company Restricted Share	2.05(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Shareholder Approval	4.02(a)
Company Shareholder Meeting	6.02
Company Software	4.15(c)
Company Stock Unit	2.05(c)
Company Subsidiary Securities	4.06(b)
Company Termination Fee	11.04(b)
Compliant	8.03(a)
D&O Insurance	7.02(c)
Debt Commitment Letters	5.07(a)
Debt Financing	5.07(a)
Debt Financing Agreements	8.03(a)
Debt Financing Source Related Parties	10.02(b)

Term	Section
Debt Financing Sources	8.03(a)
DFS Provisions	11.06(a)
Dissenting Shares	2.04
Effective Time	2.01(c)
End Date	10.01(b)(i)
Equity Commitment Letter	5.07(a)
Equity Financing	5.07(a)
Equity Investors	5.07(a)
Excluded Party	6.03(h)(iii)
Financing	5.07(a)
Financing Commitment Letters	5.07(a)
Guarantors	Preamble
Indemnified Persons	7.02(a)
Intervening Event	6.03(h)(iv)
Leased Real Property	4.14(b)
Lenders	5.07(a)
Limited Guaranty	Preamble
Marketing Period	8.03(a)
Merger	Preamble
Merger Consideration	2.02(b)
Merger Sub	Preamble
Negotiation Period	6.03(d)
New or Amended Debt Commitment Letters	8.03(a)
New Plan	7.03(b)
No-Shop Period Start Time	6.03(a)
Notification Date	10.01(d)(ii)
Notification End Date	10.01(d)(ii)
NYSE	4.03
Owned Shares	2.02(a)
Parent	Preamble
Parent Related Parties	10.02(b)
Parent Termination Fee	11.04(c)
Paying Agent	2.03(a)
Payoff Amount	8.04
Permits	4.12
Permitted Capital Leases	6.01(b)(ix)
Proxy Statement	4.09
Real Property Leases	4.14(b)
Representatives	6.03(a)
Retained Claims	10.02(b)
Superior Proposal	6.03(h)(v)
Surviving Corporation	2.01(a)
Transaction Litigation	8.07(c)
Uncertificated Shares	2.03(a)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this

Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedule hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger.

(a) At the Effective Time, Merger Sub will be merged with and into the Company pursuant to the terms, conditions and provisions of this Agreement and in accordance with the applicable provisions of the GBCC, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”). The Merger will have the effects set forth in the GBCC.

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, remotely via the exchange of documents and signatures by facsimile or electronic delivery, at 10:00 a.m. Eastern time on the third Business Day after the date on which all of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions; provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing), the Closing shall take place on, and, notwithstanding anything in this Agreement that may be deemed to the contrary, Parent and Merger Sub shall not have any obligation whatsoever to consummate the Closing until, the earlier to occur of (x) a date before or during the Marketing Period specified by Parent on no fewer than two Business Days’ written notice to the Company or (y) the second Business Day immediately following the final day of the Marketing Period (subject, in each case, to the satisfaction or, to the extent permissible, waiver of all of the conditions set forth in Article 9 as of the date determined pursuant to this proviso) or (ii) at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

(c) Subject to the provisions of this Agreement, a certificate of merger shall be duly prepared, executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Georgia for filing, as provided in the GBCC, on the Closing Date (the “Certificate of Merger”). The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Georgia (or at such later time as may be specified in the Certificate of Merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the GBCC.

Section 2.02. Cancellation and Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Each share of Company Stock that is owned directly by Parent, Merger Sub or the Company (or any direct or indirect Subsidiary of the Company) as treasury stock or otherwise (collectively, “Owned Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(b) Except as otherwise provided in Section 2.02(a), Section 2.02(c) or Section 2.04, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than any shares forfeited pursuant to Section 2.05(b)) shall be converted automatically into the right to receive $14.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with an agent selected by Parent (that is reasonably satisfactory to the Company) (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) in cash with the Paying Agent the Merger Consideration to be paid in respect of all shares of Company Stock issued and outstanding prior to the Effective Time (other than Owned Shares and Dissenting Shares) entitled to payment pursuant to Section 2.02(b) (collectively, the “Aggregate Merger Consideration”). For the avoidance of doubt, such amounts on deposit with the Paying Agent shall not be used for any purpose other than to fund payments due pursuant to Section 2.02(b). The Aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s respectively, or in money market funds having a rating in the highest investment grade granted by a recognized credit rating agency at the time of the investment. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs. Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each holder of shares of Company Stock (other than Owned Shares and Dissenting Shares) at the Effective Time a letter of transmittal in customary form and instructions (which shall specify that the delivery shall be effected, and risk of loss and title with respect to any Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) for use in such exchange.

(b) Each holder of shares of Company Stock (other than Owned Shares and Dissenting Shares) that have been converted into the right to receive the Merger Consideration shall be entitled to receive, (i) upon surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each share of Company Stock (other than Owned Shares and Dissenting Shares) represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof pursuant to Section 2.02.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Stock one year after the Effective Time shall be returned to the Surviving Corporation, and any such holder who has not exchanged such shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) to pay for Dissenting Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

Section 2.04. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder of the Company who has properly asserted such holder’s dissenters’ rights under Article 13 of the GBCC (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to payment for such shares under Article 13 of the GBCC (whereupon such shares shall cease to be Dissenting Shares hereunder). If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right at or following the Effective Time, each share of such holder’s Company Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration. The Company shall give Parent (a) prompt written notice of any notice or demands for appraisal or payment for shares of Company Stock received by the Company or any other written communication with the Company that relates to such notices or demands for appraisal or payment and (b) the opportunity to participate in and direct all negotiations and Proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Parent, or as required by the GBCC, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. Each holder of the Dissenting Shares who becomes entitled under Article 13 of the GBCC to receive payment for such holder’s shares shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the GBCC), and such shares shall be retired and cancelled.

Section 2.05. Treatment of Equity-Based Awards.

(a) Immediately prior to the Effective Time, each share of Company Stock subject to time-based vesting restrictions granted under a Company Stock Plan (a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time shall become fully vested and nonforfeitable and shall be converted automatically into and shall thereafter represent the right to receive the Merger Consideration, less the amount of any required withholding Tax, pursuant to Section 2.02(b).

(b) Immediately prior to the Effective Time, each share of Company Stock subject to performance-based vesting restrictions granted under a Company Stock Plan (a “Company Performance Share”) that is outstanding immediately prior to the Effective Time shall become vested and nonforfeitable based upon (i) an assumed achievement of one hundred percent (100%) of the performance goals, if the Effective Time occurs during the first half of the applicable performance period, or (ii) the actual level of achievement of the performance goals, measured as of the end of the calendar quarter immediately preceding the Effective Time, if the Effective Time occurs during the second half of the applicable performance period. Such vested Company Performance Shares shall be converted automatically into and shall thereafter represent the right to receive the Merger Consideration, less the amount of any required withholding Tax, pursuant to Section 2.02(b). Company Performance Shares having individual multi-year performance periods shall vest in accordance with this Section 2.05(b) only with respect to those Company Performance Shares that were eligible to vest in the performance year in which the Effective Time occurs. Any Company Performance Shares outstanding immediately prior to the Effective Time and not becoming vested in accordance with the above shall be forfeited without payment therefor effective as of the Effective Time.

(c) Immediately prior to the Effective Time, each stock unit subject to time-based vesting restrictions granted under a Company Stock Plan (a “Company Stock Unit”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to (x) the product of (i) the number of Company Stock Units held by such holder, multiplied by (ii) the per share Merger Consideration, less (y) the amount of any required withholding Tax.

(d) Immediately prior to the Effective Time, each stock unit subject to performance-based vesting granted under a Company Stock Plan (a “Company Performance Unit”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to (x) the product of (1) the number of Company Performance Units held by such holder that would vest based upon (A) an assumed achievement of one hundred percent (100%) of the performance goals, if the Effective Time occurs during the first half of the applicable performance period, or (B) the actual level of achievement of the performance goals, measured as of the end of the calendar quarter immediately preceding the Effective Time, if the Effective Time occurs during the second half of the applicable performance period, multiplied by (2) the per share Merger Consideration, less (3) the amount of any required withholding Tax. Any Company Performance Units outstanding immediately prior to the Effective Time and not becoming vested in accordance with the above shall be forfeited without payment therefor effective as of the Effective Time.

(e) Immediately prior to the Effective Time, each deferred stock unit granted under a Company Stock Plan (a “Company Deferred Stock Unit”) that is outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to (x) the product of (i) the number of Company Deferred Stock Units held by such holder, multiplied by (ii) the per share Merger Consideration, less (y) the amount of any required withholding Tax.

(f) The Company shall take all actions necessary or appropriate to ensure that, as of the Effective Time, (i) the Company Stock Plans shall terminate and (ii) no holder of Company Restricted Shares, Company Performance Shares, Company Stock Units, Company Performance Units or Company Deferred Stock Units and

no participant in any Company Stock Plan shall have any rights to acquire, or other rights in respect of, the capital stock of Company or the Surviving Corporation, except the rights contemplated by Sections 2.05(a), (b), (c), (d) and (e).

(g) At or prior to the Effective Time, the Company, the Board of Directors and its compensation committee, as applicable, shall adopt any resolution and take all such actions as may be necessary or appropriate to give effect to the transactions contemplated by this Section 2.05. All amounts payable pursuant to Section 2.05 shall be subject to any applicable withholding Tax.

(h) Parent shall take all actions necessary so that, no later than three Business Days after the Effective Time, the Surviving Corporation shall pay or cause to be paid to each holder of Company Stock Units, Company Performance Units or Company Deferred Stock Units the amounts to which such holder is entitled as determined in accordance with Section 2.05(c) through the Surviving Corporation’s or applicable Subsidiary’s payroll, unless alternative arrangements are specified by a holder that is no longer able to receive such payment through the Surviving Corporation’s or applicable Subsidiary’s payroll system, to the extent permitted thereby. In the event that the Surviving Corporation has insufficient cash to make such payment to each holder of Company Stock Units, Company Performance Units or Company Deferred Stock Units, Parent shall pay such amounts or provide to the Surviving Corporation sufficient cash to pay such amounts.

Section 2.06. Adjustments. If, at any time during the period between the date hereof and the Effective Time, the outstanding shares of capital stock of the Company shall have been changed into a different number of shares or a different class or number of classes of shares, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any settlement of Company Stock Units, Company Performance Units or Company Deferred Stock Units, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the Company, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts at it reasonably determines it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If the Paying Agent, the Company, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, the Company, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company as the Surviving Corporation shall be amended to be identical to that set forth in Exhibit A hereto until thereafter amended in accordance with Applicable Law and the applicable provisions of the articles of incorporation of the Surviving Corporation (subject to Section 7.02).

Section 3.02. Bylaws. At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except the references to Merger Sub’s name shall be replaced by references to “Premiere Global Services, Inc.”), until thereafter amended in accordance with Applicable Law and the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation (subject to Section 7.02).

Section 3.03. Directors and Officers. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected, designated or qualified, as the case may be. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in any Company SEC Document filed prior to the date hereof (provided, that no information disclosed in the Company SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Section 4.05 or Section 4.10(b)) or as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia and has all corporate powers and all Permits required to carry on its business as now conducted, except for those Permits the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company’s Amended and Restated Articles of Incorporation (the “Company Articles”) and the Company’s Third Amended and Restated Bylaws (the “Company Bylaws”), as currently in effect, are included in the Company SEC Documents and the Company is not in violation of any provision of such documents.

Section 4.02. Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company’s corporate powers. The execution and delivery and, subject to the receipt of the Company Shareholder Approval, performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock to approve this Agreement is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Shareholder Approval”) and, except for the Company Shareholder Approval and the filing of the Certificate of Merger with the Georgia Secretary of State, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby. Assuming the due authorization, execution and delivery hereof by the other parties hereto, this

Agreement and each of the other Transaction Documents to which the Company is a party constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and to general principles of equity).

(b) At a meeting duly called and held, the Board of Directors has (i) approved and adopted this Agreement, (ii) resolved to recommend approval of the Merger and this Agreement by the Company’s shareholders (such recommendation, the “Company Recommendation”) and (iii) directed that its recommendation be submitted to the Company’s shareholders; provided that any Adverse Recommendation Change permitted by Section 6.03 shall not be deemed a breach of this Section 4.02(b).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Georgia Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and any foreign antitrust Applicable Laws, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities laws, (d) compliance with any applicable requirements of The New York Stock Exchange (the “NYSE”) and (e) any actions or filings the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Articles or the Company Bylaws, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any adverse right or obligation or the loss of any material benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Company Material Contract or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b)  through (d), which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05. Capitalization.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Stock and 5,000,000 shares of preferred stock, par value $0.01 per share, 128,983 of which have been designated as “Series A Preferred Stock.” As of August 31, 2015, there were 46,793,447 shares of Company Stock outstanding, including 1,727,257 Company Restricted Shares, 974,440 Company Performance Shares, and there were no shares of preferred stock outstanding. As of August 31, 2015, there were 162,000 Company Stock Units outstanding, 10,000 Company Performance Units outstanding and 41,320 Company Deferred Stock Units outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 4.05(a) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Restricted Share, Company Performance Share, Company Stock Unit, Company Performance Unit and Company Deferred Stock Unit, including the holder, date of grant, exercise price (if any) and number of shares of Company Stock subject thereto.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in Section 4.05(a) and for changes since August 31, 2015 resulting from settlement of Company Stock Units and Company Performance Units outstanding on such date in accordance with the terms thereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) of this Section 4.05(b) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

(c) Except as set forth in Section 4.05(a), neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or understanding (including any voting trusts or proxies, stockholders agreements, “poison pill” or rights agreement or registration rights agreements) with respect to the voting, registration, sale, purchase or transfer of any capital stock or other securities of any Company Securities.

(d) None of (i) the shares of Company Stock or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all Permits required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company (as of the date hereof) and their respective jurisdictions of organization are set forth in Section 4.06 of the Company Disclosure Schedule.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) together with any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company being referred to collectively as the “Company Subsidiary

Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of or ownership interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of or ownership interests in any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act; Other Securities Law Filings.

(a) The Company has filed with or furnished to the SEC, and made available to Parent (to the extent that full and complete copies have not been published on the SEC’s EDGAR site), all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2013 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, each as in effect on the date so filed.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) and a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, to the Knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in internal controls.

(f) Since January 1, 2013, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(g) There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K of the SEC that have not been so described in the Company SEC Documents.

(h) The Company has previously made available to Parent true and complete copies of all comment letters received from the SEC and its responses thereto, to the extent that such letters and responses have not been published on the SEC’s EDGAR site. As of the date hereof, there are no outstanding or unresolved comments in letters received from the SEC (or the staff of the SEC) with respect to the Company SEC Documents.

Section 4.08. Financial Statements. The financial statements (including the related notes thereto) included (or incorporated by reference) in the Company SEC Documents, as amended or supplemented prior to the date hereof, have been prepared in accordance with GAAP (except in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount).

Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”), as amended or supplemented, at the time it is first mailed to the shareholders of the Company and at the time of the Company Shareholder Approval will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Sub or any of their respective Representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date (a) through the date hereof, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course consistent with past practice, (b) there has not been a Company Material Adverse Effect and (c) through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by clauses (iv), (v), (vi), (viii), (ix), (xi), (xii) or (xiii) of Section 6.01(b) or by clause (xv) of Section 6.01(b) to the extent related to the aforementioned clauses of Section 6.01(b) if taken without the consent of Parent after the date hereof.

Section 4.11. No Undisclosed Material Liabilities. Neither Company nor any of its Subsidiaries has any material liabilities or obligations required to be recorded or reflected on the consolidated balance sheet of Company and its consolidated Subsidiaries under GAAP, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except (a) to the extent accrued on, reserved against or disclosed in the Company Balance Sheet, (b) for liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, and (c) for any liabilities or obligations incurred since the date of the Company Balance Sheet with respect to the transactions contemplated by this Agreement and not in violation of this Agreement.

Section 4.12. Compliance with Laws and Court Orders; Permits. The Company and each of its Subsidiaries is, and since January 1, 2013, has been, in compliance with, and to the Company’s Knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except where any non-compliance or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Authorities (“Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, except to the extent such violation, default or event would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13. Litigation. As of the date of this Agreement, there is no material Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before or by any Governmental Authority, nor is there any material order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries.

Section 4.14. Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have (i) valid and enforceable leasehold interests in all real property in which the Company or such Subsidiaries hold an interest pursuant to a lease, sublease, license or other similar written agreement (the “Leased Real Property,” and such leases, subleases, licenses or other similar written agreements, the “Real Property Leases”) and (ii) good and marketable title, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties and assets necessary to carry on their businesses as now being conducted, in each of clauses (i)—(ii), free and clear of Liens (other than Permitted Liens). Section 4.14(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Leased Real Property.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Real Property Lease is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease, and neither the Company nor any of its Subsidiaries has received written notice from any other party to a Real Property Lease that it has breached, violated or defaulted under any Real Property Lease.

Section 4.15. Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list (in all material respects) of all Marks, Patents, Copyrights, Domain Names, and other items of Intellectual Property that are registered with, issued by, or granted under the authority of any Governmental Authority, including any pending applications for any of the foregoing, and owned or purported to be owned (in whole or in part) by the Company or any of its Subsidiaries as of the date hereof (collectively, “Company Registered IP”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Registered IP is subsisting and, to the Company’s Knowledge, valid and enforceable, (ii) no Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the Company’s Knowledge, no such action is or has been threatened with respect to any of Company Registered IP, and (iii) there is no Proceeding pending against the Company or any of its Subsidiaries challenging the right of the Company or any of its Subsidiaries to use or otherwise exploit any Intellectual Property that is used in the conduct of the business of Company and its Subsidiaries as presently conducted (collectively, “Company IP”) and, to the Company’s Knowledge, no such Proceeding against the Company or any of its Subsidiaries is threatened.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or its Subsidiaries (i) own exclusively, free and clear of any and all Liens (other than Permitted Liens), all right, title and interest in and to all Company Registered IP, (ii) own exclusively, free and clear of any and all Liens (other than Permitted Liens), or have been granted a license to use or otherwise exploit all other Company IP in the manner in which such other Company IP is currently used or exploited by the Company or its Subsidiaries in the business of the Company and its Subsidiaries as presently conducted.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps to protect and enforce their rights in all Intellectual Property owned or purported to be owned (in whole or in part) by the Company or any of its Subsidiaries as of the date hereof, and to protect the ownership and confidentiality of all Trade Secrets included therein. To the Knowledge of the Company, and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, such Trade Secrets, including the source code of any Software owned or purported to be owned

(in whole or in part) by the Company or any of its Subsidiaries as of the date hereof (collectively, “Company Software”), have not been disclosed to any Other Person in a manner that has resulted or is likely to result in the loss of such Trade Secrets. To the Company’s Knowledge, in the 18 months prior to the date hereof, there have been no breaches of security that resulted in the disclosure of any such Trade Secrets to any Other Person, except where any such breaches would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The conduct of the businesses of the Company and its Subsidiaries as presently conducted does not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any Other Person (provided, that with respect to Patents, the foregoing representation is made to the Company’s Knowledge), except where any such infringement, misappropriation or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no such claim of infringement, misappropriation or violation pending against the Company or its Subsidiaries or, to the Company’s Knowledge, threatened (including cease and desist letters or invitations to take a Patent license), except for any such infringement, misappropriation or violation that would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no Other Person is misappropriating, infringing, or otherwise violating any Company IP, except where any such infringement, misappropriation or violation would not have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no Company Software uses or incorporates, or is derived from, any Open Source Software in a manner that requires the licensing or provision of source code of such Company Software to any Other Person.

Section 4.16. Taxes. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) all Tax Returns required by Applicable Law to be filed by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are, or shall be at the time of filing, true and complete in all respects, except with respect to matters contested in good faith; (ii) all Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by Company or its Subsidiaries have been paid or will be timely paid, except with respect to matters contested in good faith; and (iii) no deficiency for any amount of Tax has been threatened, asserted or assessed by a Governmental Authority in writing against Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.

(b) There are no Tax Liens on the assets of Company or any of its Subsidiaries (except for statutory Liens for Taxes not yet due and payable). There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Company or any of its Subsidiaries may be subject.

(c) All Taxes not yet due and payable by Company or its Subsidiaries (or any other corporation merged into or consolidated with Company or any of its Subsidiaries) have been properly accrued on the Company Balance Sheet in accordance with GAAP.

(d) The Company and each of its Subsidiaries has timely paid or withheld with respect to their employees, independent contractors and other third Persons all Taxes required by Applicable Law to be paid or withheld (and timely paid over to the proper Taxing Authority any amounts withheld).

(e) There are no audits, examinations, investigations or other proceedings now pending or threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any amount of Tax. No written claim has been made to the Company or any of its Subsidiaries in the last three years by any Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that they are or may be subject to Tax by that jurisdiction.

(f) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) (i) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which Company was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax asset of the Company or any of its Subsidiaries was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax asset of any other Person; (ii) neither the Company nor any of its Subsidiaries is party to any Tax Sharing Agreement; (iii) none of the Company or any of its Subsidiaries are liable for Taxes of another Person (other than the Company and its current Subsidiaries) as a transferee, transferor, successor, by reason of any express or implied agreement, or otherwise; and (iv) neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-United States income Tax Law), entered into prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date outside the ordinary course of business; or (v) election under Section 108(i) of the Code.

(i) Neither the Company nor any of its Subsidiaries has participated in any transaction or arrangement which constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 4.17. Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Schedule contains a correct list of each material Company Employee Plan. Copies of such plans and all amendments thereto have been made available to Parent together with (i) the current summary plan description and all summaries of material modifications; (ii) the annual returns/reports (Form 5500) and accompanying schedules and attachments thereto for the most recently completed plan year; and (iii) the most recently prepared actuarial reports and financial statements.

(b) Neither the Company nor any ERISA Affiliate thereof has currently, has had in the last six years, or is reasonably expected to have, any liability under Title IV of ERISA.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the IRS, or is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan, and the Company is not aware of any reason why any such determination, opinion or advisory letter could reasonably be expected to be revoked. The Company has made available to Parent copies of the most recent IRS determination, opinion or advisory letters with respect to each such Company Employee Plan. Each Company Employee Plan has been maintained in material compliance with its terms and in material compliance with the requirements prescribed by any and all Applicable Laws, including ERISA and the Code, which are applicable to such Company Employee Plan.

(d) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all contributions, premiums and payments that are required have been made for each Company Employee Plan as prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been properly reflected on the Company Balance Sheet.

(e) Neither the execution of this Agreement, Company Shareholder Approval nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) (i) entitle any current or former Company Service Provider to any payment or benefit, including any bonus, retention, severance or retirement payment or benefit; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or materially increase the amount payable or trigger any other obligation under, any Company Employee Plan; (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, the Surviving Corporation or Parent, to merge, amend or terminate any Company Employee Plan; or (iv) result in the payment of any amount that could not reasonably be expected to be deductible under Section 280G of the Code.

(f) Neither the execution of this Agreement, Company Shareholder Approval nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(g) Each Company Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies in all material respects with, and the Company and its Subsidiaries have materially complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(h) Neither the Company nor any of its Subsidiaries has any material current or projected liability for, and no Company Employee Plan provides or promises, any post-employment or post-retirement medical benefits (whether insured or self-insured) to any current or former Company Service Provider (other than coverage mandated by Applicable Law, including benefits required to be provided to avoid excise tax under Section 4980B of the Code).

(i) Except as would not have, individually or in the aggregate, have a Company Material Adverse Effect, there is no action, suit, investigation, audit, proceeding or claim pending against or involving or, to the Company’s Knowledge, threatened against or threatened to involve, any Company Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS, the DOL or the PBGC.

Section 4.18. Labor and Employee Matters.

(a) Neither the Company nor any of its Subsidiaries is or has been a party to or subject to, or is currently negotiating in connection with entering into, any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing Company Service Providers (a “Collective Bargaining Agreement”). There has not been any union organizational campaign, petition or, to the Company’s Knowledge, any other unionization activity seeking recognition of a collective bargaining unit relating to any Company Service Provider. There are no material unfair labor practice complaints pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries before the United States National Labor Relations Board or any other Governmental Authority nor are there any current union representation questions involving Company Service Providers. There is no labor strike, slowdown, picketing, interruption of work, lockout or other material work stoppages pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes and (ii) there is no charge or complaint which has been asserted or is now pending or, to the Company’s Knowledge, threatened, before any Governmental Authority (including the United States Equal Employment Opportunity Commission, the DOL, the IRS, or any other similar federal, state, local or foreign Governmental Authority), and neither the Company nor any of its Subsidiaries is under any investigation or audit, with respect to (x) discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, or (y) violation of the U.S. Fair Labor Standards Act of 1934, or any other federal, state, local or foreign wage and hour laws.

Section 4.19. Environmental Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (a) no notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding (or any basis therefor) is pending or, to the Company’s Knowledge, is threatened relating to the Company, any of its Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (c) the Company and its Subsidiaries are, and since January 1, 2010 have been, in compliance with all applicable Environmental Laws and all applicable Environmental Permits required under such Environmental Laws for the lawful conduct of their respective businesses as currently conducted; and (c) there are no Hazardous Substances at any property or facility currently or formerly owned or operated by the Company or any of its Subsidiaries, except under circumstances that would not reasonably be expected to result in liability of the Company or any of its Subsidiaries under any Environmental Law.

Section 4.20. Material Contracts. Section 4.20 of the Company Disclosure Schedules sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any agreement, contract, plan, lease, arrangement or commitment to which the Company or any of its Subsidiaries is a party or bound, except for this Agreement, that:

(a) is with (i) a top 20 customer, distributor, reseller or licensee (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended June 30, 2015) or (ii) a top 10 vendor of materials, supplies, goods, services, equipment or other assets (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended June 30, 2015);

(b) relates to the material disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) owned by the Company or any of its Subsidiaries, which has not been fully performed (other than confidentiality obligations);

(c) relates to the material acquisition of any business (whether by merger, sale of stock, sale of assets or otherwise) (i) entered into since January 1, 2013 or (ii) that contains any outstanding non-competition, earn-out or other contingent payment obligations of the Company or any of its Subsidiaries, which has not been fully performed (other than confidentiality obligations);

(d) relates to indebtedness for borrowed money (excluding letters of credit and agreements between or among the Company and its Subsidiaries), or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $1,000,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty and any intercompany indebtedness, but excluding any ordinary course trade payables and receivables;

(e) is a joint venture, alliance or partnership agreement that is material to the operation of the Company and its Subsidiaries, taken as whole;

(f) is a material license or other material right in or to use Intellectual Property (other than non-exclusive licenses for commercially available software or hardware with aggregate annual fees of less than $2,000,000);

(g) is a settlement, conciliation or similar agreement (x) with any Governmental Authority or (y) which would require the Company or any of its Subsidiaries to pay consideration of more than $1,000,000 after the date of this Agreement;

(h) contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person other than the Company;

(i) indemnifies or holds harmless any Person who is now, or was during the past two years prior to the date hereof, a director or executive officer of the Company or its Subsidiaries (other than pursuant to the articles of incorporation or bylaws or equivalent governing documents of the Company or its Subsidiaries or Applicable Law);

(j) includes pricing or margin provisions that provide “most favored nation” or similar provisions with respect to pricing;

(k) requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of $2,000,000 individually or $10,000,000 in the aggregate;

(l) restricts payment of dividends or distributions in respect of the capital stock or equity interests of the Company or any of its Subsidiaries;

(m) limits the freedom of the Company or any Subsidiary in any material respect (or that purports, after the Closing to limit the freedom of Parent, the Company or any of their respective Affiliates) to compete in any line of business currently conducted by the Company or any of its Subsidiaries or with any Person or in any area;

(n) between the Company or any of its Subsidiaries, on the one hand, and any director, executive officer or Affiliate (excluding Subsidiaries and the Company) of the Company or any of its Subsidiaries involving material continuing liabilities or obligations of the Company or its Subsidiaries, excluding any Company Employee Plans, ordinary course indemnification agreements and any contracts filed with the Company SEC Documents; or

(o) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act).

Each Company Material Contract is a valid and binding agreement of the Company or any Subsidiary, as the case may be, and to the Knowledge of the Company, the other parties thereto, except such as would not have, individually or in the aggregate, a Company Material Adverse Effect (subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and to general principles of equity). None of the Company, any Subsidiary or, to the Company’s Knowledge, any other party thereto is in default or breach under the terms of any such Company Material Contract, and, to the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, except for such breaches or defaults as would not have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of each Company Material Contract have been delivered or made available to Parent to the extent such Company Material Contract has not been published on the SEC’s EDGAR site.

Section 4.21. Related Party Transactions. Neither Company nor any of its Subsidiaries has entered into any agreement, commitment or transaction with or for the benefit of Company’s Affiliates that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.22. Insurance. Section 4.22 of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries as well as any historic occurrence-based policies still in force. With respect to each such insurance policy, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default under such policy, and (c) neither the Company nor any of its Subsidiaries has received written notice of any cancellation or termination with respect to any such policy.

Section 4.23. Foreign Corrupt Practices and Anti-Money Laundering Laws.

(a) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries has (i) used any Company funds to make any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made an offer, promise or authorization of any unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, or any political party or party official or candidate for political office; or (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have instituted and maintained, and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with applicable anti-bribery and anti-corruption laws.

(b) Except as would not have a Company Material Adverse Effect, the operations of the Company and its Subsidiaries are conducted in compliance with applicable financial recordkeeping and reporting requirements required by Law, including those of the Currency and Foreign Transactions Reporting Act of 1970, the applicable money laundering statutes of all jurisdictions where the Company or any of its Subsidiaries conducts business, and the rules and regulations thereunder issued, administered or enforced by an applicable governmental or regulatory agency with jurisdiction therefor (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental or regulatory agency involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.24. Finders’ Fees. Except for Allen & Company LLC (“Allen & Company”) there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. Section 4.24 of the Company Disclosure Schedule sets forth the estimated maximum aggregate amount of fees Allen  & Company may be entitled to in connection with this Agreement and the transactions contemplated hereby.

Section 4.25. Opinion of Financial Advisor. The Board of Directors has received the opinion of Allen & Company, the Company’s financial advisor, to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications, limitations and matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Stock. A signed copy of such opinion will be made available to Parent solely for informational purposes promptly after receipt thereof.

Section 4.26. Antitakeover Statutes. Assuming the accuracy of Parent’s representation and warranty contained in Section 5.10, the Board of Directors has taken all actions required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover law, including Sections 14-2-1110 to 14-2-1113 and Sections 14-2-1131 to 14-2-1133 of the GBCC, and the provisions of the Company Articles.

Section 4.27. Compliance with Privacy Laws.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company has complied with any publicly posted privacy policy describing the practices of the Company and its Subsidiaries with respect to the collection, use and disclosure of Personal Information collected by any public website owned or operated by the Company and its Subsidiaries in the past three years.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company has taken commercially reasonable measures to protect the security, operation, and integrity of Personal Information and Company Data in the Company’s or its Subsidiaries’ possession; and (ii) has not been required by Applicable Laws to provide, notice to an individual, business entity reporting the unauthorized access to or acquisition of Personal Information in the Company’s or its Subsidiaries’ possession.

Section 4.28. Indebtedness. Section 4.28 of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all Indebtedness which is material to the Company and its Subsidiaries outstanding as of the date of this Agreement (provided that for purposes of this Section 4.28, the term “Indebtedness” shall not include clause (e) of such definition).

Section 4.29. No Additional Representations. Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, employees, consultants, independent contractors, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or timeliness thereof. Neither the Company nor any other Person will have or be subject to any claim, liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Parent or Merger Sub in any electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement or management presentations in expectation of the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 4.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 11.05, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01. Corporate Existence and Power. Parent is a limited liability company duly organized validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia, and each of Parent and Merger Sub have all limited liability company and corporate powers, as applicable and all governmental licenses, authorizations, permits, consents and approvals required to carry on their respective business as now conducted, except for those Permits the absence of which would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has previously made available to the Company a true and complete copy of its certificate of formation and Merger Sub’s articles of incorporation and bylaws as currently in effect.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which either Parent or Merger Sub is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby are within the limited liability company powers of Parent and the corporate power of Merger Sub and have been duly authorized by all necessary corporate action. Each of this Agreement and the other Transaction Documents to which either Parent or Merger Sub is a party constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which either Parent or Merger Sub is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Georgia Secretary of State, (b) compliance with any applicable requirements of the HSR Act and any foreign antitrust Applicable Laws, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other state or federal securities laws, (d) compliance with any applicable requirements of the NYSE and (e) any actions or filings the absence of which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which either Parent or Merger Sub is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate or articles of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any adverse right or obligation or the loss of any material benefit to which Parent or any of its Subsidiaries is entitled under any provision of any material agreement or other instrument binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien or any Lien created in connection with the Financing, upon any of the properties or assets of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b), (c) and (d), which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Disclosure Documents. The information supplied or to be supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement will not, at the time that it, as amended or supplemented, is first mailed to the shareholders of the Company and at the time of the Company Shareholder Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives or advisors specifically for use or incorporation by reference therein.

Section 5.06. Finders’ Fees. Except for William Blair & Company, L.L.C., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.07. Financing.

(a) Parent has delivered to the Company true, complete and fully executed copies of (i) commitment letters and fee letters (which may be redacted as set forth in such commitment letters) (in each case, together with all annexes, exhibits, schedules and other attachments thereto, collectively, the “Debt Commitment Letters”) from Barclays Bank PLC, SunTrust Bank, SunTrust Robinson Humphrey, Inc., MIHI LLC and MacQuarie Capital (USA) Inc. (collectively, the “Lenders”) providing the terms and conditions on which the Lenders have committed to provide Merger Sub with debt financing in connection with the transactions contemplated hereby in the amount set forth therein (the “Debt Financing”) and (ii) a commitment letter (together with all annexes, exhibits, schedules and other attachments thereto, the “Equity Commitment Letter” and together with the Debt Commitment Letters, the “Financing Commitment Letters”) from Siris Partners II, L.P., Siris Partners II Parallel, L.P., Siris Partners III, L.P. and Siris Partners III Parallel, L.P. (collectively, the “Equity Investors”) providing the terms and conditions upon which the Equity Investors have committed to provide Merger Sub with equity financing in connection with the transactions contemplated hereby in the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).

(b) As of the date hereof, (i) the Financing Commitment Letters have not been amended, restated or otherwise modified and (ii) the respective commitments contained in the Financing Commitment Letters have not been reduced, withdrawn, terminated or rescinded in any respect and, to Parent’s Knowledge, no reduction, withdrawal, termination or rescission is contemplated as of the date hereof. Except for such Financing Commitment Letters delivered to the Company, as of the date hereof there are no side letters or other agreements or arrangements related to the funding or investment, as applicable, of the Financing, except as set forth in the Financing Commitment Letters. All commitment fees or other fees required to be paid under the Financing Commitment Letters on or prior to the date hereof have been paid. The only conditions precedent or other contingencies related to the obligations of the Equity Investors to fund the full amount of the Equity Financing and Lenders to fund the full amount of Debt Financing are those expressly set forth in the Equity Commitment Letter and the Debt Commitment Letter, respectively. The Equity Commitment Letter provides that the Company is a third party beneficiary thereunder to the extent provided therein. As of the date hereof, assuming the accuracy of the representations and warranties set forth in Article 4 in all material respects, the satisfaction of the conditions precedent to the Company’s, Parent’s and Merger Sub’s respective obligations under this Agreement, the compliance and performance in all material respects by the Company of its covenants and agreements set forth in this Agreement and the completion of the Marketing Period, to the Knowledge of Parent and Merger Sub, there is no fact or occurrence existing as of the date of this Agreement that makes any of the assumptions or statements set forth in the Financing Commitment Letters inaccurate or that causes the Financing Commitment Letters to be ineffective or unavailable or that precludes the satisfaction of the conditions under Merger Sub’s control set forth in the Financing Commitment Letters. Assuming the accuracy of the representations and warranties set forth in Article 4 in all material respects and the compliance and performance by the Company of its covenants and agreements set forth in this Agreement in all material respects, based on the terms and conditions of this Agreement, the proceeds from the Financing, together with the cash or cash equivalents otherwise available to Parent and Merger Sub, will provide Parent and Merger Sub with sufficient funds to satisfy all of their obligations under this Agreement to be satisfied on the Closing Date on the terms contemplated hereby, including (x) the payment of the amounts payable by Parent pursuant to Article 2 at the Closing, (y) the Payoff Amount and (z) the payment of all related fees and expenses that are required to be paid by Parent or Merger Sub at Closing pursuant to this Agreement. For the avoidance of doubt, the obligations of Parent and Merger Sub under this Agreement are not contingent in any respect upon the funding of amounts contemplated by the Financing.

Section 5.08. Investigations, Litigation. As of the date hereof, (a) there is no investigation or review pending or, to Parent’s Knowledge, threatened by any Governmental Authority with respect to Parent or any of its Subsidiaries (including Merger Sub) which would, individually or in the aggregate, impair, prevent or materially delay the ability of Parent or its Subsidiaries to perform their obligations under this Agreement and (b) there are Proceedings pending or, to Parent’s Knowledge, threatened against or affecting Parent or its Subsidiaries, or any of their respective properties before, and there are no orders, awards, injunctions, judgments, enactments, rulings, subpoenas, verdicts or decrees of, or before, any Governmental Authority, in each case which would, individually or in the aggregate, impair, prevent or materially delay the ability of Parent or its Subsidiaries to perform their obligations under this Agreement.

Section 5.09. Certain Arrangements. As of the date hereof, other than the Transaction Documents, there are no contracts, undertakings, commitments, agreements, obligations, arrangements or understandings, whether written or oral, between Parent and any of its Subsidiaries, on the one hand, and any beneficial owner of outstanding Company Stock or any member of the Company’s management or Board of Directors, on the other hand, relating in any way to such Company Stock, the transactions contemplated by this Agreement, or to the ownership or operations of the Company after the Effective Time.

Section 5.10. Ownership of Common Stock. As of the date hereof, (a) none of Parent or any of its Subsidiaries beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Stock or other Company Securities and (b) none of Parent or its Subsidiaries has any rights to acquire, directly or indirectly, any shares of Company Stock or other Company Securities, except pursuant to this Agreement.

Section 5.11. Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and as of the date hereof has no assets, liabilities or obligations of any nature other than those incident to its formation and in connection with to this Agreement and the transactions contemplated by this Agreement.

Section 5.12. Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act or any state securities or “blue sky” laws and cannot be sold unless subsequently registered under the Securities Act, any applicable state securities laws or pursuant to an exemption from any such registration.

Section 5.13. Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent, as the sole shareholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or approve the Merger or the other transactions contemplated hereby.

Section 5.14. Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming (a) the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger as set forth herein, (b) the performance in all material respects by the Company of its obligations hereunder, (c) that any estimates, projections or forecasts of the Company and its Subsidiaries provided by the Company to Parent have been prepared in good faith based upon assumptions that are, and continue to be, reasonable as of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, and (d) that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, after giving effect to the Merger and the other transactions contemplated by this Agreement and the payment of all fees and expenses of all parties hereto, at and immediately after the Effective Time, the Surviving Corporation will be Solvent.

Section 5.15. Interests in Competitors. As of the date hereof, neither Parent nor Merger Sub owns any interest, nor do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to or require disclosure by Parent or Merger Sub under the HSR Act, in any Person that derives a substantial portion of its revenue from a line of business that competes with the Company’s or its Subsidiaries’ principal lines of business. Parent will promptly update the Company concerning any such interest that it or any of its Affiliates acquires after the date hereof.

Section 5.16. Limited Guaranty. Concurrently with the execution of this Agreement, the Guarantors have duly executed and delivered to the Company the Limited Guaranty. The Limited Guaranty is in full force and effect and is a legal, valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. There is no default under the Limited Guaranty by the Guarantors, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Guarantor.

Section 5.17. Non-reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective shareholders, Affiliates or Representatives, with respect thereto. Notwithstanding the foregoing, nothing in this Section 5.17 serves to modify or qualify the representations and warranties of the Company contained in Article 4 or the right of the Parent and Merger Sub to rely thereon.

Section 5.18. Investigations; No Other Representations and Warranties.

(a) Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that it has been provided access for such purposes. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and its Subsidiaries, and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective Affiliates, shareholders, controlling persons or Representatives, that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by Applicable Law, the Company and its Subsidiaries, and their respective Affiliates, shareholders, controlling persons or Representatives, shall have no liability or responsibility whatsoever to Parent, Merger Sub or their respective Affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information (including any statement, document or agreement delivered in connection with this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data room, management presentation, information or descriptive memorandum or supplemental information), or oral or written statements made (or any omissions therefrom), to Parent, Merger Sub or their respective Affiliates, stockholders, controlling persons or Representatives, except for the representations and warranties of the Company expressly set forth in Article 4 (subject to the qualifications set forth therein).

(b) Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article 4 (subject to the qualifications set forth therein), (i) the Company does not make, and has not made, any representations or warranties relating to itself or its Subsidiaries or their respective businesses or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no Person has been authorized by the Company to make any representation or warranty relating to the Company or its Subsidiaries or their respective businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article 4.

(c) Notwithstanding the foregoing, nothing in this Section 5.18 serves to modify or qualify the representations and warranties of the Company contained in Article 4 or the right of Parent and Merger Sub to rely thereon.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company.

(a) Except as set forth in Section 6.01 of the Company Disclosure Schedule, as expressly permitted or expressly required by this Agreement or Applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 10.01, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and use its reasonable best efforts to (i) preserve intact in all material respects its present business organization and (ii) maintain satisfactory relationships with its current material customers, lenders, suppliers and others having material business relationships with it.

(b) Except as set forth in Section 6.01 of the Company Disclosure Schedule and except as expressly permitted or expressly required by this Agreement or Applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned with respect to the matters set forth in clauses (vi), (vii), (x), (xii), (xiii) or clause (xv) to the extent related to such foregoing clauses), from the date hereof until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to:

(i) Amend the Company Articles, the Company Bylaws or the articles of incorporation, bylaws or other similar organizational documents of any of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(ii) (A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly owned Subsidiaries or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except, with respect to this clause (C), for the delivery of Company Securities by holders of Company Restricted Shares, Company Performance Shares, Company Stock Units Company Performance Units or Company Deferred Stock Units to the Company to pay any applicable exercise price and/or Taxes related to the exercise or vesting of such awards;

(iii) (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (x) any shares of the Company Stock upon the settlement of Company Stock Units, Company Performance Units or Company Deferred Stock Units that are outstanding as of the date hereof in accordance with their terms on the date hereof and (y) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company or (B) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(iv) incur any capital expenditures, or any obligations or liabilities in respect thereof, except for capital expenditures for 2015 not in excess of the amounts set forth in Section 6.01(b)(iv) of the Company Disclosure Schedule;

(v) (i) merge or consolidate with any other Person (excluding those only involving Subsidiaries of the Company), or (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than purchases of inventory and equipment in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice;

(vi) sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ material assets, securities, properties, interests or businesses, other than (A) sales or purchases of services in the ordinary course of business consistent with past practice, (B) any Permitted Lien and (C) any Lien securing property leased pursuant to Permitted Capital Leases;

(vii) without limiting the preceding clause (vi), license, sell, assign, abandon, allow to lapse, transfer, convey, lease or otherwise dispose of any Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(viii) other than in connection with actions permitted by Section 6.01(b)(iv) or Section 6.01(b)(v), make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary) in excess of $1,000,000 in the aggregate, other than reimbursements of employee expenses in the ordinary course of business consistent with past practice;

(ix) create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness, except for Indebtedness related to obligations under capital leases that does not exceed $1,000,000 in the aggregate (“Permitted Capital Leases”);

(x) (A) enter into any contract, agreement, arrangement or understanding that would constitute a Company Material Contract if it had been entered into prior to the date hereof, other than any agreement for the sale of services by the Company or any Subsidiary or any other agreement entered into in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, in connection with any action permitted to be taken pursuant to any subsection of this Section 6.01), or (B) amend or modify in any material respect or terminate any Company Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries (other than expiration of any Company Material Contract in accordance with its terms);

(xi) other than (1) the quarterly and annual cash bonus payments to certain employees with respect to fiscal year 2015, as described on Section 6.01 of the Company Disclosure Schedule, (2) the cash payments to the Company Non-Employee Directors, as described on Section 6.01 of the Company Disclosure Schedule, or (3) in connection with the treatment of Company Restricted Shares, Company Performance Shares, Company Stock Units, Company Performance Units and Company Deferred Stock Units, as contemplated by Section 2.05, (A) grant or increase (other than in accordance with the terms of any Company Employee Plan in existence on the date hereof) any severance, retention or termination pay to any Company Service Provider (or materially amend any existing severance pay, retention or termination arrangement with any Company Service Provider), (B) enter into any employment, consulting, change in control, deferred compensation or other similar agreement with any Company Service Provider (or materially amend any such existing agreement, except as required by Applicable Law), except with respect to any offer letter with any Company Service Provider whose annual base compensation does not exceed $200,000 and whose offer letter does not provide for any grants of equity awards, deferred compensation or change in control payments, (C) establish, adopt or amend or enter into any Company Employee Plan or Collective Bargaining Agreement, except as required by Applicable Law or (D) increase compensation, bonus or other benefits payable to any current or former Company Service Provider, except, with respect to any Company Service Provider whose annual base compensation does not exceed $200,000, increases in annual base compensation of up to 3% in the ordinary course of business consistent with past practice;

(xii) materially change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act or as required by a change in Applicable Law;

(xiii) settle or compromise any material liability for Taxes, materially amend any material Tax Return, make, change or revoke any material Tax election, file any material Tax Return in a manner inconsistent with past practice or adopt or change in any material respect any method of accounting for Tax purposes, enter into any closing agreement with, or seek any Tax ruling from any Taxing Authority with respect to a material amount of Taxes, change any annual accounting period, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period related to any material amount of Taxes;

(xiv) implement any plant closings or mass layoffs (as those terms are defined under the WARN Act) without first complying with the requirements of the WARN Act; or

(xv) agree, resolve or commit to do any of the foregoing.

Section 6.02. Company Shareholder Meeting. As promptly as reasonably practicable following the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement, the Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held (with the record date and meeting date for the Company Shareholder Meeting to be selected with the reasonable consent of Parent) for the purpose of voting on the approval and adoption of this Agreement and the Merger; provided that the Company may postpone or adjourn the Company Shareholder Meeting (a) with the consent of Parent, (b) for the absence of a quorum or (c) (i) to allow reasonable additional time for any supplemental or amended disclosure which the Board of Directors has determined in good faith (after consultation with outside legal counsel) is necessary under Applicable Law to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholder Meeting or (ii) for additional solicitation of votes in order to obtain the Company Shareholder Approval; provided further that (A) once established, the Company shall not, unless required by Applicable Law, change the record date for the Company Shareholder Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) and (B) any postponement or adjournment of the Company Shareholder Meeting shall be effected, to the extent practicable, in a manner that does not require to Company to establish a new record date. The Company shall comply with the Company Articles and the Company Bylaws and all Applicable Laws that are applicable to the Company Shareholder Meeting and, unless the Board of Directors shall have effected an Adverse Recommendation Change pursuant to, and in accordance with the terms of, Section 6.03, the Board of Directors shall (x) make the Company Recommendation, (y) include the Company Recommendation in the Proxy Statement and (z) use its reasonable best efforts to obtain the Company Shareholder Approval. The Company shall, upon the reasonable request of Parent, use its commercially reasonable efforts to cause the applicable proxy solicitor of the Company to advise Parent on a daily basis on each of the last ten Business Days prior to the date of the Company Shareholder Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Shareholder Approval.

Section 6.03. No Solicitation; Other Offers.

(a) Go-Shop Period. Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date hereof and continuing until 11:59 p.m. (Atlanta, Georgia time) on the 45th day after the date hereof (the “No-Shop Period Start Time”), the Company and its Subsidiaries and its and their respective directors, officers, employees, financial advisors, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to, directly or indirectly: (A) initiate, solicit and encourage any inquiry or the making of any proposals or offers that could constitute Acquisition Proposals, including by way of providing access to information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries pursuant to an executed Acceptable Confidentiality Agreement; provided that, to the extent that any material non-public information relating to the Company or its Subsidiaries is provided to any Third Party or any Third Party is given access which was not previously provided to or made available to Parent, such material non-public information or access is provided or made available to Parent prior to or substantially concurrently therewith and (B) engage in, enter into, maintain or continue or otherwise participate in discussions or negotiations with respect to potential Acquisition Proposals or otherwise cooperate with, or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

(b) General Prohibitions – No-Shop Period. From and after the date hereof, except as set forth in Section 6.03(c)(ii) or Section 6.03(c)(iii), neither the Board of Directors (nor any committee thereof) shall make any Adverse Recommendation Change or (ii) authorize, adopt, approve, recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any Alternative Acquisition Agreement. Subject to the remainder of this Section 6.03, from the No-Shop Period Start Time until the Effective Time, the Company shall not, and the Company shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal or any inquiry or indication of interest related thereto, (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) amend, modify or grant any waiver or release under, any standstill, confidentiality or similar agreement of the Company or any of its Subsidiaries, (iv) approve any transaction under, or any Person becoming an “interested shareholder” under, Section 14-2-1132 of the GBCC or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument, relating to an Acquisition Proposal (any such agreement, an “Alternative Acquisition Agreement”); provided that the Company may continue to take the actions described in clauses (i) and (ii) of this sentence solely with respect to an Excluded Party.

(c) Exceptions to Prohibitions.

(i) Exception for Diligence and Discussions. Notwithstanding any other provision of this Agreement, if at any time following the No-Shop Period Start Time and prior to obtaining the Company Shareholder Approval or the valid termination of this Agreement in accordance with Article 10, the Company or any of its Representatives receives a written Acquisition Proposal (that did not result from a material breach of this Section 6.03), then the Company (directly or through its Representatives) may contact such Person and make inquiries solely for the purpose of clarifying such Acquisition Proposal, and only to the extent necessary for such purpose, and the Company, directly or indirectly through its Representatives may (A) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party, and (B) engage in negotiations or discussions with such Third Party and its Representatives, if and only to the extent that prior to taking any action described in clauses (A) and (B) above, (x) the Board of Directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the Board of Directors’ fiduciary duties under Applicable Law and (y) the Board of Directors determines in good faith, after consultation with its outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal.

(ii) Exception for Superior Proposal. Notwithstanding any other provision of this Agreement, at any time prior to obtaining the Company Shareholder Approval, if the Company receives a Superior Proposal, then the Board of Directors may, subject to compliance with Section 6.03(d), make an Adverse Recommendation Change and/or cause the Company to terminate this Agreement pursuant to and in accordance with Section 10.01(d)(iii) in order to enter into a definitive Alternative Acquisition Agreement in respect of such Superior Proposal (it being agreed that the Company may not enter into such Alternative Acquisition Agreement unless it concurrently terminates this Agreement in accordance with Section 10.01(d)(iii)).

(iii) Exception for Other Events. Notwithstanding any other provision of this Agreement, at any time prior to obtaining the Company Shareholder Approval and other than in connection with a Superior Proposal, if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the Board of Directors’ fiduciary duties under Applicable Law, the Board of Directors may, in response to an Intervening Event, and subject to compliance with Section 6.03(d), make an Adverse Recommendation Change contemplated by (and only by) clauses (A) and (B) of the definition of Adverse Recommendation Change.

(iv) Compliance with Rule 14d-9 and Rule 14e-2(a). In addition, nothing contained herein shall prevent the Board of Directors from complying with Rule 14d-9 or Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.03; provided that any such action taken or statement made that relates to an Acquisition Proposal (other than a customary “stop, look and listen” communication by the Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Board of Directors reaffirms the Company Recommendation in such statement or in connection with such action.

(d) Match Right. The Board of Directors shall not make an Adverse Recommendation Change pursuant to Section 6.03(c)(ii) or Section 6.03(c)(iii) (and, in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal pursuant to Section 6.03(c)(ii), shall not cause the Company to terminate this Agreement pursuant to Section 10.01(d)(iii) in order to enter into a definitive Alternative Acquisition Agreement in respect thereof) or otherwise, unless: (i) the Company promptly notifies Parent, in writing at least three Business Days before taking that action (such three Business Day period, the “Negotiation Period”), of its intention to do so, (ii) (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal pursuant to Section 6.03(c)(ii), such notice specifies in reasonable detail the basis for the Adverse Recommendation Change and attaches the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the third party making the Acquisition Proposal and all terms and conditions material to such Superior Proposal to the extent not set forth in such proposed agreement or (B) in the case of an Adverse Recommendation Change to be made in response to an Intervening Event pursuant to Section 6.03(c)(iii), such notice includes a reasonably detailed description of the reasons for making such Adverse Recommendation Change, (iii) during the Negotiation Period, the Company negotiates, and causes its Representatives to negotiate, in good faith with Parent, to the extent Parent wishes to negotiate, with respect to any proposed changes by Parent to the terms and conditions of this Agreement and, if applicable, the other Transaction Documents or the transactions contemplated hereby or thereby (or with respect to other proposals made by Parent), and (iv) the Board of Directors determines in good faith (after consultation with its outside legal counsel and after considering in good faith any offer or proposal made by Parent during the Negotiation Period) that (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal pursuant to Section 6.03(c)(ii), or (B) in the case of an Adverse Recommendation Change to be made in response to an Intervening Event pursuant to Section 6.03(c)(iii), the failure to effect an Adverse Recommendation Change would be inconsistent with the Board of Directors fiduciary duties under Applicable Law; provided that any material revisions to the terms of a Superior Proposal, including any revision in price, shall require a new notice pursuant to clauses (i) and (ii) above and the Negotiation Period shall be extended to ensure that at least 48 hours remain in the Negotiation Period subsequent to the time the Company notifies Parent of any such material revisions (it being agreed that there may be multiple such revisions).

(e) Certain Other Required Notices.

(i) None of the Board of Directors, any of the Company’s Subsidiaries or any of their respective Representatives shall take any of the actions referred to in Section 6.03(c) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking any action referred to in Section 6.03(c), the Company shall continue to advise Parent on a reasonably current basis of the status and terms of any discussions and negotiations with the Third Party.

(ii) From and after the date hereof, the Company shall provide a written report to Parent every ten Business Days setting forth (A) the total number of parties contacted to date prior to the No-Shop Period Start Time, (B) the number of parties that have affirmatively declined to receive information or enter into discussions regarding an Acquisition Proposal, (D) the number of parties that have affirmatively expressed interest in receiving information or entering into discussions regarding an Acquisition Proposal, (E) the number of parties that have executed an Acceptable Confidentiality Agreement and (F) the number of parties that are currently in discussions with the Company regarding an Acquisition Proposal. In addition, at any time on or after the date hereof until the Effective Time, the Company shall notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any request for material non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries by any Third Party that could reasonably be expected to make, or has made, an Acquisition Proposal. The Company shall provide the notice provided for in the immediately preceding sentence orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. On and after the date hereof, the Company shall keep Parent reasonably informed of any significant developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably timely basis, and shall promptly (but in no event later than 48 hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).

(iii) Without limiting its obligations pursuant to Section 6.03(e), (A) at or within 48 hours of the No-Shop Period Start Time, the Company shall notify Parent of the identity of all Persons who are Excluded Parties, and the basis on which the Company believes such Persons are Excluded Parties, and provide Parent with a written summary of the material terms and conditions of any Acquisition Proposal received from any Excluded Party (which material terms and conditions shall include the identity of the Third Party or group of Third Parties making the Acquisition Proposal and shall include, copies of all drafts of transaction documents, including term sheets, letters of intent or other similar documents, relating to such Acquisition Proposal) and (B) thereafter, the Company shall continue to comply with its obligations pursuant to Section 6.03(e).

(f) Application of this Provision to Representatives. It is agreed that any violation of the restrictions on the Company set forth in this Section 6.03 by any Subsidiaries of the Company or any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 6.03 by the Company.

(g) Obligation to Terminate Discussions. Subject to the remainder of this Section 6.03 and except with respect to any Excluded Party, on the No-Shop Period Start Time, the Company (i) shall, and shall cause any of its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to such time with respect to any Acquisition Proposal, and (ii) shall promptly request that all copies of all confidential information that the Company or any of its Subsidiaries or its or their Representatives have distributed or made available to any such Third Party in connection with their consideration of any Acquisition Proposal (and all analyses and other materials prepared by or on behalf of such Third Party that contains, reflects or analyzes that information) be promptly destroyed or returned, and cause any physical or virtual data room to no longer be accessible to or by any such Third Party.

(h) Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

(i) “Acceptable Confidentiality Agreement” means any confidentiality agreement that contains terms that are not materially less favorable, in the aggregate, to the Company than the materials terms contained in the Confidentiality Agreement, provided, that such confidentiality agreement (A) must contain “standstill” or similar provisions and otherwise prohibit the making or amendment of any Acquisition Proposal except that such provisions may include an exception solely to the extent necessary to allow such Person to make a confidential proposal to the Board of Directors and (B) may not have confidentiality provisions that terminate prior to the two year anniversary of the date such agreement is entered into.

(ii) “Adverse Recommendation Change” means (A) the failure to make the Company Recommendation or to include the Company Recommendation in the Proxy Statement, (B) the withdrawal, modification or qualification of the Company Recommendation in a manner adverse to Parent, (C) the authorization, adoption, recommendation or approval of any Acquisition Proposal or (D) the taking of any action or making of any statement inconsistent with the Company Recommendation.

(iii) “Excluded Party” means any Third Party, group of Third Parties or group that includes any Third Party or group of Third Parties that has made a written Acquisition Proposal prior to the No-Shop Period Start Time that has satisfied prior to such date the requirements of Sections 6.03(c)(i)(x) and 6.03(c)(i)(y); provided that notwithstanding anything to the contrary contained herein, a Third Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as such Third Party has withdrawn its Acquisition Proposal(s) or such Acquisition Proposal is abandoned or otherwise ceases to be pending.

(iv) “Intervening Event” means a material fact, event, change or development in circumstances that (a) arises after the date hereof and was not known to the Board of Directors as of or prior to the date hereof (whether in relation to the financial condition, business, results of operations or prospects of either the industries or markets in which the Company and its Subsidiaries operate or of the Company and its Subsidiaries, taken as a whole) and (b) does not involve or relate to an Acquisition Proposal.

(v) “Superior Proposal” means a bona fide written Acquisition Proposal, substituting “50%” for each reference to “20%” in the definition of Acquisition Proposal, made by any Person (other than Parent and its Affiliates), which did not result from or arise in connection with any material breach of this Section 6.03, on terms that the Board of Directors determines in good faith, after consultation with outside legal counsel and its financial advisor, and taking into account all the terms and conditions of the Acquisition Proposal that the Board of Directors deems relevant, are more favorable to the Company’s shareholders than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(d)) and is reasonably likely to be consummated in accordance with its terms taking into account all legal, regulatory and financing aspects of such Acquisition Proposal.

Section 6.04. Access to Information. The Company shall (a) give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized Representatives such information, including financial and operating data, as such Persons may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in its investigation of the Company and its Subsidiaries, it being agreed that all information provided to Parent pursuant to this Section 6.04 shall be subject to the confidentiality provisions of the Confidentiality Agreement. Any investigation pursuant to this Section 6.04 shall be conducted during normal business hours in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Notwithstanding the foregoing, but subject to and without limiting in any respect the Company’s obligations under Section 6.03, the Company shall not be required pursuant to this Section 6.04 to provide to Parent, its counsel, financial advisors, auditors or other authorized Representatives, any information that relates to the negotiation and execution of this Agreement or to Acquisition Proposals potentially competing with or alternative to the transactions contemplated by this Agreement; except that the Company shall be required to provide all such information to Parent, its counsel, financial advisors, auditors or other authorized Representatives, to the extent requested and reasonably necessary, in connection with any Transaction Litigation.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For a period beginning at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless all past and present directors, officers and employees of the Company and its Subsidiaries (the “Indemnified Persons”) to the same extent such Indemnified Persons are indemnified as of the date hereof by the Company or such Subsidiary pursuant to Applicable Law, the Company Articles, the Company Bylaws, the organizational or governing documents of any of the Company’s Subsidiaries, and any indemnification agreements in existence on the date hereof with any of the Indemnified Persons, arising out of acts or omissions in their capacity as directors, officers or employees of the Company or any of its Subsidiaries occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and will cause the Surviving Corporation to, indemnify and hold harmless such Indemnified Persons to the fullest extent permitted by Applicable Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s articles of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date hereof. The indemnification agreements, if any, in existence on the date hereof with any of the Indemnified Persons shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are not materially less favorable in the aggregate than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that (x) the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto, (y) in no event shall the Company or the Surviving Corporation be required or permitted to expend for such policies pursuant to this sentence an aggregate amount in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of such coverage, and (z) if the aggregate premiums of such insurance coverage exceed such amount and the Company or the Surviving Corporation, as applicable, shall obtain a policy in accordance with this sentence, such policy shall provide the greatest coverage available, with respect to matters occurring prior to the Effective

Time, for a cost not exceeding such amount. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are not materially less favorable in the aggregate than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of such coverage; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(e) Notwithstanding anything herein to the contrary, if any act or omission (whether arising before, at or after the Effective Time) requiring indemnification under this Section 7.02 is instituted against any Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.02 shall continue in effect until the final disposition of such action.

(f) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the Company Articles, the Company Bylaws and the organizational or governing documents of any of the Company’s Subsidiaries, or under Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and their respective heirs and legal representatives.

Section 7.03. Employee Matters.

(a) For the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, Parent shall provide or cause to be provided to Company Employees, to the extent that and for such time as such Company Employees remain employed with the Surviving Corporation or any of its Subsidiaries, compensation and benefits that are no less favorable in the aggregate to than the compensation and benefits provided to Company Employees immediately prior to the Effective Time, excluding any equity, change of control or other transaction-based compensation.

(b) For all purposes under the compensation and benefit plans, programs, agreements and arrangements of the Surviving Corporation providing benefits to any Company Employee after the Effective Time, and in which such Company Employee did not participate prior to the Effective Time (each a “New Plan”), each Company Employee shall be credited with his or her years of service with the Company and its Affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any analogous employee benefit plan maintained or sponsored by the Company or its Subsidiaries, except where such credit would result in a duplication of benefits. For purposes of each New Plan providing medical, dental, prescription, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such

Company Employee except to the extent such pre-existing conditions and actively-at-work requirements would apply under any analogous Company Employee Plan, and Parent shall use reasonable best efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents under a Company Employee Plan during the portion of the plan year prior to the Closing to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such Company Employee for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Notwithstanding the generality of the foregoing, as of the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms and, in each case, subject to Section 6.9(d), all employment, change in control, severance and other compensation plans and agreements existing immediately prior to the execution of this Agreement, which are between the Company or any of its Subsidiaries and any director, officer or employee thereof or maintained by the Company or any of its Subsidiaries (each, a “Company Agreement”). Parent and the Company hereby agree that the occurrence of the Effective Time shall constitute a “Change in Control” for purposes of all Company Agreements and all Company Employee Plans in which the term is relevant.

(d) For the period commencing at the Effective Time and ending on January 1, 2016, the Parent shall not transfer the employment of any Company Employee employed with the Surviving Corporation to the Parent or any of its Affiliates (including the Subsidiaries of the Surviving Corporation) or otherwise take action that would cause any Company Employee to have an “employer” (as that term is used in 26 USC section 3102) other than the Surviving Corporation.

(e) Notwithstanding anything in this Agreement to the contrary, (i) nothing herein shall be deemed to be a guarantee of employment for any Company Employee, or to restrict the right of the Surviving Corporation or its Affiliates to terminate the employment of any Company Service Provider, (ii) the provisions of this Section 7.03 are solely for the benefit of the parties to this Agreement, and no current or former Company Employee or other Company Service Provider or other individual associated therewith or any employee benefit plan or trustee thereof shall be regarded for any purpose as a third party beneficiary of this Agreement, and (iii) nothing herein shall be construed as an amendment to any employee benefit plan for any purpose. In addition, nothing in this Agreement shall be construed to limit the right of Parent or any of its Affiliates (including the Surviving Corporation) to amend or terminate any employee benefit plan in accordance with the terms thereof.

Section 7.04. Conduct of Parent. Parent and Merger Sub covenant and agree that, between the date hereof and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article 10, Parent and Merger Sub shall not take any action which would have a Parent Material Adverse Effect.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Appropriate Action; Notice.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (A) entering into any settlement, undertaking, consent decree, stipulation or agreement, or engaging in any litigation, administrative or judicial proceeding, with any Governmental Authority in connection with the transactions contemplated hereby or (B) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its, the Subsidiaries’ or any of their respective Affiliates’ businesses, assets or properties. The Company and Parent agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement the transactions contemplated by this Agreement. Each of Parent and the Company shall split equally the payment of all filing fees required in connection with filings under the HSR Act (and shall make such equal payment on the date that such filing is made).

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c) Each of the Company and Parent shall, subject to Applicable Law and, in each case, to the extent reasonably practicable and not prohibited by a Governmental Authority: (i) promptly notify the other party of any communication received by it from any Governmental Authority with respect to this Agreement and the transactions and other agreements contemplated hereby and permit the other party to coordinate its response with the other party, including providing the opportunity to review in advance any proposed written communication or production of documents to such Governmental Authority, (ii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the U.S. Department of Justice, the Federal Trade Commission, or any other Governmental Authority with respect to this Agreement and the transactions contemplated hereby, (iii) not agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions contemplated hereby unless it consults with the other party in advance and gives the other party or, at such party’s request, its counsel, the opportunity to attend and participate in such meeting to the extent permitted by Applicable Law and by such Governmental Authority, (iv) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members of its staff on the other hand, with respect to this Agreement and the transactions and contemplated hereby (excluding any sensitive information with respect to any individual who is an officer, director, employee or direct or indirect equity holder or prospective equity holder of Parent or any of its Affiliates and any documents and communications which are subject to preexisting confidentiality agreements, the attorney client privilege or work product doctrine) and (v) furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Authorities in connection with this Agreement and the transactions contemplated hereby. In addition, to the extent permitted under Applicable Law, neither Parent nor the Company shall extend any waiting period under the HSR Act or other antitrust or competition-related law of a Governmental Authority or enter into any agreement with any Governmental Authority agreeing temporarily not to consummate the transactions contemplated by this Agreement except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.02. Other Filings and Consents; Preparation of Proxy Statement.

(a) The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) As promptly as reasonably practicable after the date hereof (and in no event later than 18 Business Days after the date hereof), the Company shall prepare the preliminary Proxy Statement and file the preliminary Proxy Statement with the SEC. Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company for inclusion in the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement each time before it (or any amendment thereto) is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall use its reasonable best efforts to (i) cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing and (ii) respond to any comments by the SEC staff in respect of the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall provide Parent and its counsel with (A) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC (or the staff of the SEC) with respect to the Proxy Statement promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC. The Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the record holders as of the record date established for the Company Shareholder Meeting promptly after the No-Shop Period Start Time; provided that the Company shall not be required to mail the definitive Proxy Statement until the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement.

Section 8.03. Financing.

(a) Parent and Merger Sub shall use their reasonable best efforts to consummate the Debt Financing on a timely basis to facilitate the Closing when required by Section 2.01 on the terms and subject to the conditions set forth in the Debt Commitment Letters (provided that Parent and Merger Sub may replace or amend, supplement, modify, waive or supersede any provision in the Debt Commitment Letters as set forth below), including their reasonable best efforts to (i) maintain in effect the Debt Commitment Letters; (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letters (including after giving effect to any “market flex” provisions contained therein) in all material respects (the “Debt Financing Agreements”); (iii) satisfy (or obtain the waiver of) on a timely basis (taking into account the Marketing Period) all the conditions and covenants to obtain the Debt Financing applicable to Parent and Merger Sub in the Debt Commitment Letters that are within their control; and (iv) enforce their rights under the Debt Commitment Letters. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company notice as promptly as practicable: (x) of any material breach or default by any party to any of the Debt Commitment Letters or the Debt Financing Agreements, in each case of which Parent or Merger Sub obtains Knowledge, (y) of the receipt of any written notice or other written communication, in each case, received from any Debt Financing Source with respect to any (A) actual or potential breach of Merger Sub’s obligations under the Debt Commitment Letters or the Debt Financing Agreements, or default or termination or repudiation by any other party to any of the Debt Commitment Letters or the Debt Financing Agreements or (B) material dispute between or among any parties to any of the Debt Commitment Letters or the Debt Financing Agreements, in each case, with respect to the obligation to fund the Debt Financing at Closing on the terms and conditions set forth in the Debt Financing Commitment Letters and (z) of the receipt of any written notice or other written communication on the basis of which Parent believes in good faith that it is reasonably likely that a party to the Debt Financing will fail to fund the Debt Financing or is reducing the amount of the Debt Financing and, as a result, the aggregate cash amount of the funding commitments thereunder (after giving effect to any corresponding increases) would be below the amount that, when combined with Parent’s and Merger Sub’s other sources of funds, is sufficient to satisfy all of their obligations under this Agreement to be satisfied on the Closing Date on the terms contemplated hereby, including (x) the payment of the amounts payable by Parent pursuant to Article 2 at the Closing, (y) the payment of the Payoff Amount and (z) the payment of all related fees and expenses that are required to be paid by Parent or Merger Sub at Closing pursuant to this Agreement. In the event that any portion of the Debt Financing (including after giving effect to the exercise of any “market flex” provisions) becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letters (other than as a result of (i) a breach by the Company of this Agreement which prevents or renders impracticable the consummation of the Debt Financing or (ii) the termination of the Debt Commitment Letters on or prior to March 7, 2016 pursuant to the terms thereof), (A) Parent shall notify the Company as promptly as practicable and (B) Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain any such portion from alternative sources (such alternative sources, together with the Lenders, the “Debt Financing Sources”), on terms, taken as whole, that are no less favorable to Merger Sub (including after giving effect to the exercise of any “market flex” provisions) than those set forth in the Debt Commitment Letters as in effect on the date of this Agreement.

In furtherance of the provisions of this Section 8.03(a), one or more Debt Commitment Letters may be replaced or amended, restated, supplemented or otherwise modified or superseded at the option of Parent or Merger Sub (as so replaced or amended, restated, supplemented or otherwise modified or superseded, the “New or Amended Debt Commitment Letters”) to (A) add and/or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities, as applicable, (B) modify pricing or implement or exercise any of the “market flex” provisions contained in the Debt Commitment Letters, (C) reallocate commitments or assign or reassign titles or roles to, or between or among, any parties to the Debt Commitment Letters or (D) otherwise on terms which would not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) (1) impose new or additional conditions or otherwise expand or amend or modify the conditions precedent in a manner that would make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing less likely to occur, any of the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letters as in effect on the date of this Agreement, (2) materially delay or hinder the consummation of, or prevent Parent and Merger Sub from being able to consummate, the transactions contemplated by this Agreement as and when required by Section 2.01 or (3) reduce the aggregate cash amount of the funding commitments thereunder below an amount that, when combined with Parent’s and Merger Sub’s other sources of funds, is sufficient to satisfy all of their obligations under this Agreement to be satisfied on the Closing Date on the terms contemplated hereby, including (x) the payment of the amounts payable by Parent pursuant to Article 2 at the Closing, (y) the payment of the Payoff Amount and (z) the payment of all related fees and expenses that are required to be paid by Parent or Merger Sub at Closing pursuant to this Agreement. Parent shall (i) to the extent practicable, notify the Company of its intention to make any such amendment or obtain such alternative financing and keep the Company reasonably informed of the terms thereof and (ii) provide to the Company final drafts of all New or Amended Debt Commitment Letters prior to their execution (which, in the case of any amendments to or replacement fee letters, may be redacted as set forth in the related commitment letter) as promptly as practicable and shall provide to the Company executed copies of the New or Amended Debt Commitment Letters promptly after their execution. In such event, the term “Debt Commitment Letters” as used herein shall be deemed to include the Debt Commitment Letters that are not so superseded at the time in question and the New or Amended Debt Commitment Letters to the extent then in effect and the term “Debt Financing” as used herein shall be deemed to include the debt financing contemplated by any such New or Amended Debt Commitment Letters. For purposes of this Agreement, “Marketing Period” means a period of 15 consecutive Business Days after the date hereof following receipt by Parent of the Required Information which is Compliant, together with the authorization letters contemplated by Section 8.03(b)(ii), during which no event has occurred and no conditions exist that would cause any of the conditions set forth in Article 9 to fail to be satisfied before the Closing (assuming the Closing were to be scheduled for any time during such 15 Business Day period); provided, however, that the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of such 15 consecutive Business Day period, (x) Parent has received a notice from the Debt Financing Sources in accordance with the Debt Commitment Letter that (A) the Required Information has not been delivered and (B) specifying any additional Required Information to be provided, (y) the Company’s independent auditors have withdrawn, or advised the Company in writing that they intend to withdraw, their audit opinion with respect to any financial statements contained in any of the Company’s filings with the SEC or in the Required Information or (z) the Company, the Board of Directors or the Company’s independent auditors shall have determined that a restatement of any material financial information in the Required Information is required; provided, further, that (1) November 27, 2015 shall be excluded from the determination of such 15 consecutive Business Day period and (2) such 15 consecutive Business Day period shall be completed on or prior to December 18, 2015 or, if such period has not been completed on or prior to December 18, 2015, then such period shall commence no earlier than January 4, 2016. “Compliant” means, with respect to any Required Information, that such Required Information (i) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to made such Required Information not misleading, (ii) is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act and in a form customarily included in private placements under Rule 144A of the Securities Act, of in each case, assuming such Required Information is intended to be the information to be used for an offering of securities by the Company in connection with the debt financing contemplated by the Debt Commitment Letters, and (iii) contains financial information on the first day of the Marketing Period that would not be required to be updated under Rule 3-12 of Regulation S-X in order to be current on any day of the Marketing Period to permit a registration statement using such financial statements to be declared effective by the SEC.

Notwithstanding anything in this Section 8.03(a) or elsewhere in this Agreement to the contrary, in no event shall the “reasonable best efforts” of Parent or Merger Sub be deemed or be construed to require Parent or Merger Sub to, and neither Parent nor Merger Sub shall be required to, (i) seek equity financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter, (ii) pay any fees in the aggregate in excess of those contemplated by the Debt Commitment Letters (including any contingent fees described therein and any “market flex” provisions contained therein) or (iii) agree to conditionality or economic terms of the Financing that are less favorable than those contemplated by the Financing Commitment Letters (including any “market flex” provisions contained therein).

(b) The Company shall use its reasonable best efforts to, and shall cause its Subsidiaries and their respective Representatives, in each case, with appropriate seniority and expertise and including its or their independent accounting firms, to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent in a manner that does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, including:

(i) participating and making the appropriate senior officers of the Company available to participate in a reasonable number of meetings (including customary one-on-one meetings with Lenders and potential financing sources and senior management and other Representatives of the Company), due diligence sessions, drafting sessions, presentations, “road shows” and sessions with prospective ratings agencies (and other reasonable assistance in procuring a public corporate credit rating and a public corporate family rating in respect of the Company and public ratings in respect of the Debt Financing);

(ii) reasonably cooperating with the marketing efforts and due diligence efforts of Parent and their financing sources, including assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (including a bank information memorandum that does not include material non-public information), lender presentations, prospectuses and similar documents and other customary marketing materials (including delivering customary representation letters, authorization letters, confirmations and undertakings as contemplated by the Debt Commitment Letters but subject to the limitation set forth in clause (vii)(A) below) required in connection with the Debt Financing;

(iii) furnishing Parent and the Debt Financing Sources with financial and other pertinent information regarding the Company and its Subsidiaries, including financial statements, pro forma financial information, financial data, audit reports and other information of the type customarily required in connection with the execution of financings of a type similar to the Debt Financing, including the Required Information, all of which shall be provided by the Company as promptly as practicable after the date hereof and in any event not later than November 18, 2015, and supplementing the Required Information to the extent that any such Required Information, to the Knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information not misleading, as soon as reasonably practicable after obtaining Knowledge thereof; provided that, without limiting the Company’s obligation to deliver the Required Information, Parent shall be responsible for timely provision of any post-Closing pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any pro forma financial information requested by Parent to be delivered by the Company;

(iv) obtaining customary accountants’ comfort letters, legal opinions, surveys and title insurance and reasonably facilitating the granting of a security interest (and perfection thereof) in the collateral contemplated by the Debt Financing;

(v) obtaining any authorization or consent reasonably necessary or required in connection with the Financing;

(vi) at least three Business Days prior to the Closing, providing all documentation and other information about the Company and each of its Subsidiaries that the Debt Financing Sources have reasonably determined is required to comply with Applicable Law that is requested in writing by Parent at least ten days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act;

(vii) executing and delivering any commitment letters, underwriting or placement agreements, registration statements, credit agreements, indentures, pledge and security documents, other definitive financing documents or other requested certificates or documents (including a certificate of the chief financial officer of the Company with respect to solvency matters) (provided that (A) except for the representation letters, authorization letters, confirmations and undertakings referred to in clause (ii) above, none of the letters, agreements, registration statements, documents and certificates shall be executed and delivered except at the Closing and the respective Representative(s) executing any such letters, agreements, registration statements, documents and certificates shall remain as officers of the Surviving Corporation, (B) except for the representation letters, authorization letters, confirmations and undertakings referred to in clause (ii) above, the effectiveness thereof shall be conditioned upon, or only become operative after, the occurrence of the Closing, (C) no personal liability shall be imposed on the officers or employees involved, (D) neither the Company nor any of its Subsidiaries, nor any of their respective Representatives, shall be required to provide any legal opinion or other opinion of counsel prior to the Closing Date in connection with the Debt Financing, and (E) any bank information memoranda or comparable documents required in relation to the Debt Financing shall reflect the Surviving Corporation and/or its Subsidiaries as the obligor; and provided, further, that neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or other fee or payment that is not reimbursed by Parent or Merger Sub in accordance with the terms of this Agreement to obtain consent or to incur any liability with respect to, or cause or permit any Lien to be placed on, any of their respective assets in connection with the Debt Financing prior to the Closing Date); and

(viii) taking all corporate actions necessary to permit the consummation of the Financing.

The Company hereby authorizes and consents to the use of (x) the financial statements and other information to be provided pursuant to this Section 8.03 for purposes of the Debt Financing and (y) its and its Subsidiaries’ logos in offering materials prepared by the arrangers of the Debt Financing provided to Parent; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(c) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company and any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 8.03 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties actually suffered or incurred by any of them of any type in connection with the arrangement of any Debt Financing and any information used in connection therewith (other than any information prepared or provided by the Company or any of its Subsidiaries or any of their respective Representatives) except, in each case with respect to the foregoing indemnity, to the extent resulting from bad faith, gross negligence or willful misconduct of the Company or any of its Subsidiaries or any of their respective Representatives as determined in a final non-appealable judgment by a court of competent jurisdiction. The obligations in this Section 8.03(c) shall survive termination of this Agreement.

(d) All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 8.03 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to the Debt Financing Sources and other potential sources of capital, rating agencies, hedging providers, prospective lenders and participants subject to the potential sources of capital, ratings agencies, hedging providers, prospective lenders, participants and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

(e) Nothing in this Section 8.03 shall require the Company or its Subsidiaries to take any action in respect of the Debt Financing to the extent that such action would (i) cause any condition to Closing set forth in Article 9 to fail to be satisfied by the End Date or otherwise result in a breach of this Agreement by the Company that would provide Parent or Merger Sub the right to terminate this Agreement or seek indemnity under the terms hereof (unless, in each case, waived by Parent and Merger Sub), (ii) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company’s or any if its Subsidiary’s organizational documents or any Applicable Laws or result in the contravention of, or would reasonably be expected to result in a material violation of, or material default under, any Company Material Contract to which the Company or any of its Subsidiaries is a party on the date hereof, unless contingent on the Closing (it being understood that the foregoing shall not prevent the Company or its Subsidiaries from seeking any consents reasonably requested by Parent or Merger Sub in connection with the Financing), (iii) reasonably be expected to result in any officer or director of the Company or any of its Subsidiaries incurring any personal liability that is not contingent upon the Closing with respect to any matters related to the Financing or (iv) require the Company or any of its Subsidiaries to provide any information the disclosure of which the Company reasonably believes is prohibited or restricted under Applicable Law or is legally privileged; provided, that, in the event information is not provided based on this clause (iv), the Company shall provide notice to Parent that information is being withheld and the Company shall use commercially reasonable efforts to communicate the applicable information in a way that would not violate such prohibition or restriction or risk waiver of such privilege.

(f) Parent and Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining the Debt Financing or on the performance of any party to any Debt Commitment Letter.

Section 8.04. Treatment of Existing Indebtedness. The Company shall, and shall cause its Subsidiaries to, cooperate with, and take all actions reasonably required by, Parent in order to facilitate the termination and payoff of the commitments under the Company Credit Facility at Closing upon or simultaneously with the funding of the Debt Financing (including, upon such funding, the repayment in full of all obligations then outstanding thereunder and the release of all encumbrances, security interests and collateral and the termination of all guarantees and the agreements evidencing subordination in connection therewith at the Closing), or in connection with any proposed refinancing by Parent thereof. Without limiting the foregoing, on or prior to the third Business Day prior to the Effective Time, the Company shall arrange for the delivery to Parent of payoff letters in customary form and substance from the administrative agent or other similar agents under the Company Credit Facility, which payoff letter shall (a) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to any obligations under the Company Credit Facility as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (b) state that upon receipt of the Payoff Amount, the Company Credit Facility and related instruments evidencing the Company Credit Facility shall be terminated (except for provisions in the Company Credit Facility that, by their terms, survive such termination) and (c) state that all encumbrances, guarantees, security interests, collateral and agreements to subordinate in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such obligations thereunder shall be, upon the payment of the Payoff Amount, released and terminated; provided that this Section 8.04 shall not require the Company or any of its Subsidiaries to (x) arrange for financing or refinancing sufficient to repay the Company Credit Facility, except to the extent set forth in Section 8.03, or (y) cause such repayment, release and termination unless the Closing shall occur substantially concurrently.

Section 8.05. Public Announcements. Except with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and none of the parties or their Affiliates shall issue any public statement or press release without the consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. The Company may, without Parent or Merger Sub’s consent, communicate to its employees, customers, lenders and suppliers in a manner consistent with prior communications of the Company or consistent with a communications plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan.

Section 8.06. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.07. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or communication, whether written or oral, received by such party from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or communication, whether written or oral, received by such party from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any Proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, arising from or relating to this Agreement or the transactions contemplated hereby including, for the avoidance of doubt, any Proceedings referred to in Section 2.04 (collectively, “Transaction Litigation”);

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would cause the condition set forth in Section 9.02(a) or Section 9.03(a), as applicable, not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder at any time during the term hereof that would cause the condition set forth in Section 9.02(a)(i) or Section 9.03(a)(i), as applicable, not to be satisfied;

provided that the delivery of any notice pursuant to this Section 8.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. The parties acknowledge and agree that the Company’s compliance or failure of compliance with this Section 8.07(a) or (b) shall not be taken into account for purposes of determining whether the condition referred to in Section 9.02(b) shall have been satisfied unless any Person listed on Schedule 1(a) has received the notice or communication contemplated by Section 8.07(a) or (b). The parties acknowledge and agree that Parent’s or Merger Sub’s compliance or failure of compliance with this Section 8.07(a) or (b) shall not be taken into account for purposes of determining whether the condition referred to in Section 9.03(b) shall have been satisfied unless any Person listed on Schedule 1(b) has received the notice or communication contemplated by Section  8.07(a) or (b).

Section 8.08. Transaction Litigation. (a) The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation and (b) the Company (i) shall not, and shall cause its Subsidiaries and Representatives not to, compromise, settle, offer or propose to settle, or otherwise take any material action in respect of (A) any Transaction Litigation, (B) any other material civil litigation, investigation, arbitration, proceeding or claim involving or against the Company or any of its Subsidiaries or (C) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries brought by a Governmental Authority or otherwise involving regulatory action or involving criminal charges or allegations or consent or commit to the taking of any of the foregoing actions, unless in each case Parent shall have consented in advance and in writing and (ii) after receipt of the Company Shareholder Approval, shall, if requested by Parent, use its reasonable best efforts to settle any unresolved Transaction Litigation in accordance with Parent’s direction.

Section 8.09. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Stock in connection with the transactions contemplated by this Agreement (including derivative securities of such shares of Company Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.10. Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE and the deregistration of the Company Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days thereafter.

Section 8.11. Director Resignations. The Company shall provide Parent with a correct and complete list of the directors of the Company and each of its Subsidiaries at least 10 Business Days prior to the Closing. The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Subsidiary of the Company designated by Parent to the Company in writing at least five Business Days prior to the Closing.

Section 8.12. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use their reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Shareholder Approval shall have been obtained in accordance with the GBCC;

(b) no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or other legal restraint or prohibition issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger shall be in effect at the Effective Time, and no Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that, in each case, at the Effective Time, makes illegal the consummation of the Merger;

(c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

(d) all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Merger shall have been taken, made or obtained.

Section 9.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) The representations and warranties of the Company contained in (i) Section 4.10(b) shall be true and correct in all respects at and as of the Effective Time as if made at and as of such time, (ii) each of Sections 4.01, 4.02, 4.05, 4.24 and 4.28 shall be true and correct in all material respects (with respect to Section 4.28 only, disregarding all materiality qualifications contained therein) at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified date or time, which shall be true and correct in all material respects only as of such date or time) and (iii) this Agreement other than those Sections specifically identified in clause (i) or (ii) of this Section 9.02(a) (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified date or time, which shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) only as of such date or time), with only such exceptions, in the case of this clause (iii) only, as have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect; provided that solely for purposes of clause (ii) above, if one or more inaccuracies in Section 4.05 would cause the aggregate amount required to be paid by Parent or Merger Sub in connection with the Closing to increase by $2,000,000 or more, such inaccuracy or inaccuracies shall be considered material for purposes of clause (ii) of this Section 9.02(a) and a failure of the condition set forth in Section 9.02(a)(ii).

(b) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time.

(c) Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 9.02(a) and (b).

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) The representations and warranties of Parent and Merger Sub contained in (i) each of Sections 5.01 and 5.02 shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified date or time, which shall be true and correct only as of such date or time) and (ii) this Agreement other than those Sections specifically identified in clause (i) of this Section 9.03(a) shall be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified date or time, which shall be true and correct only as of such date or time), with only such exceptions, in the case of this clause (ii) only, as have not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time.

(c) The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 9.03(a) and (b).

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company, except in the case of Section 10.01(d)(iii)):

(a) by mutual written agreement of the Company and Parent; or

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before February 29, 2016 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement was the principal cause of the failure of the Merger to be consummated by such time; or

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall have complied in all material respects with its obligations under Section 8.01; or

(iii) at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) prior to the Company Shareholder Approval (A) an Adverse Recommendation Change shall have occurred, or (B) there shall have been a material breach of Section 6.02 or Section 6.03; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.02 not to be satisfied, and such condition is incapable of being satisfied by the End Date or, if curable, is not cured by the Company within 30 days of receipt by the Company of written notice of such breach or failure; provided that, at the time of the delivery of such notice, Parent or Merger Sub shall not be in material breach of its or their material obligations under this Agreement in a manner that would cause the conditions set forth in Section 9.03 not to be satisfied; or

(d) by the Company, if:

(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03 not to be satisfied, and such condition is incapable of being satisfied by the End Date or, if curable, is not cured by Parent or Merger Sub within 30 days of receipt by Parent and Merger Sub of written notice of such breach or failure; provided that, at the time of the delivery of such notice, the Company shall not be in material breach of its material obligations under this Agreement in a manner that would cause the conditions set forth in Section 9.02 not to be satisfied; or

(ii) (x) the Merger shall not have been consummated on or before the first date upon which Parent is required to consummate the Closing pursuant to Section 2.01(b) (the “Notification Date”), (y) all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied and remain satisfied and (z) the Company is ready, willing and able to consummate the Closing, in the case of clauses (y) and (z), throughout the period commencing on such first date through and including the Notification End Date; provided that the Company shall not terminate this Agreement pursuant to this Section 10.01(d)(ii) unless (A) the Company gives Parent prior notice of such proposed termination on or following the Notification Date and (B) the Merger is not consummated on or prior to the day that is three Business Days following the date of delivery of such notice (the “Notification End Date”); or

(iii) prior to the Company Shareholder Approval, the Board of Directors shall have made an Adverse Recommendation Change in compliance with the terms of this Agreement, including Sections 6.03(c) and 6.03(d), in order to enter into a definitive Alternative Acquisition Agreement in respect of a Superior Proposal; provided, that, as a condition precedent to the effectiveness of any such termination (A) the Company shall have paid the Company Termination Fee in accordance with the terms, and at the times, specified in Section 11.04 and (B) the Company concurrently shall have entered into such Alternative Acquisition Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party (which, in the case of a termination by the Company pursuant to Section 10.01(d)(ii), shall be given in accordance with the proviso set forth in such section).

Section 10.02. Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, agent, consultant or Representative of such party or any other Parent Related Party) to the other party hereto; provided that (i) the provisions of this Section 10.02, Article 11, Section 8.03(c) and Section 8.05 shall survive any termination hereof pursuant to Section 10.01 and (ii) subject to Section 10.02(b), neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful and intentional breach of any provision of this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company agrees and acknowledges that, except as expressly permitted by Section 11.13, if Parent and Merger Sub fail to effect the Merger or otherwise are in breach of this Agreement, then (i) the Company’s sole and exclusive remedy against Parent, Merger Sub, any Debt Financing Source, any Guarantor, any Equity Investor or any of their respective Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives (collectively, the “Parent Related Parties”), whether at law or equity, in contract, in tort or otherwise, shall be to terminate this Agreement in accordance with Section 10.01 and to collect, if due, the Parent Termination Fee and any other amounts payable pursuant to Section 11.04(e) or under the Limited Guaranty, (ii) the payment of the Parent Termination Fee and any other amounts payable pursuant to Section 11.04(e) shall be deemed liquidated damages for any and all direct or indirect losses or damages of any kind, character or description incurred or suffered by the Company or any other Person in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, and (iii) no other Parent Related Party shall have any further liability or obligation whatsoever relating to or arising out of this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby. For the avoidance of doubt, under no circumstances shall the Company be (x) entitled to collect the Parent Termination Fee on more than one occasion (or, after the receipt thereof, any portion thereof or any further funds or amounts) or (y) permitted or entitled to receive both a grant of specific performance as contemplated by Section 11.13 and any money damages, including all or any portion of the Parent Termination Fee. The Company further agrees that the maximum aggregate liability of Parent, Merger Sub and all of the other Parent Related Parties, taken as a whole, shall be limited to an amount equal to the amount of the Parent Termination Fee, and in no event shall the Company seek to recover, or be entitled to recover, any money damages or other losses or damages of any kind, character or description in excess of such amount, except as expressly permitted by Section 11.04(e) (and only to such limited extent). In no event shall the Company seek to recover, or be entitled to recover, monetary damages from any Parent Related Party, other than Parent and Merger Sub under this Agreement or the Guarantors under the Limited Guaranty. The Company hereby covenants and agrees that it shall not, and shall cause its Subsidiaries not to, institute any proceeding or bring any other claim arising under, or in connection with, this Agreement, the Financing Commitment Letters, the Limited Guaranty or the negotiation, execution, performance, abandonment or termination of the transactions contemplated hereby or thereby (whether at law or in equity, under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil)) against Parent or any Parent Related Party except for claims: (i) against Parent and/or Merger Sub in accordance with and pursuant to the terms of this Agreement; (ii) against the Guarantors under the Limited Guaranty, subject to the terms and limitations thereof; (iii) against the Equity Investors for specific performance of their respective obligations under the Equity Commitment Letter to fund their respective commitments thereunder, subject to the terms and limitations thereof if, and only if, the conditions of Section 11.13(a) have been satisfied; and (iv) against Siris Capital Group, LLC under the Confidentiality Agreement, subject to the terms and limitations thereof (the claims described in clauses (i) through (iv) collectively, the “Retained Claims”). Notwithstanding anything herein to the contrary, the Company (on behalf of itself and each of its current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees and Representatives) hereby waives any rights or claims against any Debt Financing Source or any of its Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives (collectively, including the Debt Financing Sources, the “Debt Financing Source Related Parties”) in connection with this Agreement, the Debt Financing or the Debt Commitment Letters, whether at law or equity, in contract, in tort or otherwise, and the Company (on behalf of itself and each of its current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees and Representatives) agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate) any dispute, suit, claim, litigation, investigation, proceeding or other action against any Debt Financing Source Related Party in connection with this Agreement, the Debt Financing or the Debt Commitment Letters. In furtherance and not in limitation of the foregoing waiver, it is agreed that no Debt Financing Source Related Party shall have any liability for any claims, losses, settlements, damages, costs, expenses, fines or penalties to the Company (or any of its current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees and Representatives) in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 10.02(b) shall in any way limit or modify the rights and obligations of Parent or Merger Sub (nor, following the Closing Date, the Company as the Surviving Corporation) under the Debt Commitment Letters or the Debt Financing Agreements.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, consents, requests and other communications to any party hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed facsimile transmission or electronic mail (provided that, in the case of electronic mail, such confirmation is not automated), addressed as follows, if to Parent or Merger Sub, to:

c/o Siris Capital Group, LLC

601 Lexington Ave, 59th Floor

New York, New York 10022

Attention: Frank Baker

Facsimile No.: 212-231-2680

E-mail: baker@siriscapital.com

with a copy to:

Sidley Austin LLP

787 7th Ave, 16th Floor

New York, New York 10019

Attention: Dan Clivner and Asi Kirmayer

Facsimile No.: 212-839-5599

E-mail: dclivner@sidley.com; akirmayer@sidley.com

if to the Company, to:

Premiere Global Services, Inc.

3280 Peachtree Road NE, Suite 1000

Atlanta, Georgia 3030

Attention: L. Scott Askins

Facsimile No.: 404-262-8540

E-mail: scott.askins@pgi.com

with a copy to:

Alston & Bird LLP

950 F Street, N.W.

Washington, D.C. 20004

Attention: David E. Brown, Jr. and David A. Brown

Facsimile No.: 202-654-4945; 202-654-4963

E-mail: david.brown@alston.com; dave.brown@alston.com

or to such other address, electronic mail address or facsimile number as such party may hereafter specify for the purpose by notice in accordance with this Section 11.01 to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Shareholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under the GBCC without such approval having first been obtained. Notwithstanding anything to the contrary in the foregoing, no DFS Provision may be amended or waived without the consent of the Debt Financing Sources.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses; Termination Fees.

(a) General. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Company Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to any clause of Section 10.01(c)(i), then the Company shall pay to Parent (or one or more designees of Parent) the Company Termination Fee.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iii) or by Parent pursuant to Section 10.01(c)(ii), (B) after the date hereof and prior to such termination, an Acquisition Proposal shall have been communicated to the Chairman or Chief Executive Officer the Company or to the Board of Directors or publicly announced or otherwise been communicated to the Company’s shareholders at or prior to the Company Shareholder Meeting and not publicly withdrawn on an unconditional basis, and (C) within 9 months following the date of such termination, the Company enters into a definitive written agreement for, or consummates, an Acquisition Proposal which, for the avoidance of doubt, need not be with the party to such Acquisition Proposal referenced in Section 11.04(b)(ii)(B) (except that, for purposes of this clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent (or one or more designees of Parent) the Company Termination Fee.

(iii) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(iii), then the Company shall pay the Company Termination Fee to Parent or one or more of Parent’s designees in the manner and at the time required by Section 11.04(d)(i).

“Company Termination Fee” means, (i) $9,871,421 if the Company Termination Fee is payable pursuant to Section 11.04(b)(iii) due to a termination of this Agreement pursuant to Section 10.01(d)(iii) by the Company in order to enter into a definitive Alternative Acquisition Agreement with an Excluded Party and such Alternative Acquisition Agreement is entered into within ten Business Days following the end of the No-Shop Period Start Time, and (ii) $19,742,842 in all other circumstances. The parties agree and acknowledge that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) Parent Termination Fee. If this Agreement is terminated by the Company pursuant to (i) Section 10.01(d)(i) and there is no state of facts or circumstances (other than a state of facts or circumstances caused by a breach of Parent’s or Merger Sub’s representations and warranties or covenants and other agreements hereunder) that would reasonably be expected to cause the conditions in Section 9.01 and Section 9.02 not to be satisfied on or prior to the End Date or (ii) Section 10.01(d)(ii), then Parent shall pay or cause to be paid to the Company $39,485,684 (the “Parent Termination Fee”).

(d) Manner of Fee Payments. Any payment of the Company Termination Fee, the Parent Termination Fee or any other amount due under this Section 11.04 upon a termination of this Agreement shall be paid (i) simultaneously with, and as a condition precedent to, such termination in the case of a payment due pursuant to Section 11.04(b)(iii), (ii) in the case of payments due pursuant to Section 11.04(b)(ii), promptly, and in any event within two Business Days of, the occurrence of the applicable event described in clause (C) thereof and (iii) in all other cases, promptly, and in any event within two Business Days of, such termination, in each case by wire transfer of immediately available funds to one or more accounts designated by the recipient party.

(e) Other Costs and Expenses. Each of the Company and Parent acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if either the Company or Parent, as the case may be, fails promptly to pay any amount due to the other party pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by such other party in connection with a legal action to enforce this Agreement that results in a judgment against it for such amount, together with interest on the amount of any unpaid fee, cost or expense, from the date such fee, cost or expense was required to be paid to (but excluding) the payment date, at the prime rate as published in the Wall Street Journal on the date that such payment was required to be made.

Section 11.05. Disclosure Schedule and SEC Document References.

(a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that in no event shall any information contained in any part of any Company SEC Documents entitled “Risk Factors” or containing any “Forward Looking Statements,” or any other statements that are predictive, cautionary or forward-looking in nature, be deemed to be an exception to (or disclosure for purposes of) any representations or warranties of the Company contained in this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.02, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, (i) the Parent Related Parties shall be express third party beneficiaries with respect to Section 10.02(b), this Section 11.06, Section 11.07, Section 11.08 and Section 11.09 and (ii) each Debt Financing Source Related Party shall be an express third party beneficiary with respect to Section 10.01(d)(ii), Section 10.02(b), Section 11.03, this Section 11.06, Section 11.07, Section 11.08(b) and Section 11.09 (the “DFS Provisions”).

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent and Merger Sub may assign their respective rights under this Agreement as collateral to the applicable Debt Financing Sources in connection with the Debt Financing. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 11.06 shall be null and void.

Section 11.07. Governing Law. Except to the extent that the laws of the State of Georgia are mandatorily applicable to the Merger, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state; provided that, except as set forth in the Debt Commitment Letters, any dispute, suit, claim, litigation, investigation, proceeding or other action against arising out of or related to this Agreement, the Debt Commitment Letters or the transactions contemplated hereby that involves any Debt Financing Source Related Party shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction.

(a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, any other Transaction Document or any transactions contemplated hereby or thereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court sitting in Delaware, so long as one of such courts shall have subject matter jurisdiction over such action, and that any such action arising out of this Agreement or the other Transaction Documents shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Notwithstanding the foregoing, any Proceeding that involves any of Debt Financing Source Related Party or the performance of services by any Debt Financing Source Related Party with respect to the Debt Commitment Letters shall be brought and determined in the federal court sitting in the Borough of Manhattan, City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE DEBT FINANCING).

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement and the other Transaction Documents together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. Subject to the remainder of this Section 11.13, the parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts chosen in Section 11.08, in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, or anything else to the contrary in this Agreement it is acknowledged and agreed by each party that:

(a) the Company shall only be entitled to specific performance of Parent’s obligations to cause the Equity Financing to be funded and to consummate the Merger if and only if each of the following conditions has been satisfied: (i) all of the conditions set forth in Article 9 have been satisfied or validly waived (other than those conditions that, by their terms, are to be satisfied by action taken at the Closing (but subject to the satisfaction or waiver of those conditions)), (ii) the third Business Day after the final day of the Marketing Period shall have occurred, (iii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iv) Parent and Merger Sub fail to complete the Closing in accordance with Section 2.01 and (v) the Company has irrevocably confirmed to Parent in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur; provided that, for the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s obligations to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded or will not be funded at the Closing even if the Equity Financing is funded at the Closing;

(b) nothing in this Section 11.13 is intended to be and shall not be construed to limit in any way the provisions of Section 10.02(b); and

(c) in no event shall the exercise of the Company’s right to pursue a grant of specific performance pursuant to this Section 11.13 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement and receive payment of the Parent Termination Fee; provided that under no circumstance shall the Company be permitted or entitled to receive both a grant of specific performance pursuant to this Section 11.13 and any payment of the Parent Termination Fee or other amounts payable pursuant to Section 11.04.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

COMPANY:

PREMIERE GLOBAL SERVICES, INC.

By:	/s/ Boland T. Jones
Name:	Boland T. Jones
Title:	Chairman of the Board and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

PARENT:

PANGEA PRIVATE HOLDINGS II, LLC

By:	/s/ Peter Berger
Name:	Peter Berger
Title:	Chairman

MERGER SUB:

PANGEA MERGER SUB INC.

By:	/s/ Peter Berger
Name:	Peter Berger
Title:	Chairman

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of Articles of Incorporation of Surviving Corporation

PREMIERE GLOBAL SERVICES, INC.

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

Article I.

The name of the Corporation is: Premiere Global Services, Inc.

Article II.

The Corporation shall have the authority to issue 10,000 shares of $0.01 par value common stock.

Article III.

The initial registered office of the Corporation shall be at 1201 Peachtree Street, N.E., Atlanta, Georgia 30361. The initial registered agent of the Corporation at such address shall be C T Corporation System.

Article IV.

The name and address of the incorporator is: Peter Berger, 601 Lexington Avenue, New York NY 10022

Article V.

The mailing address of the initial principal office of the Corporation is 1201 Peachtree Street, N.E., Atlanta, Georgia 30361.

Article VI.

No director shall have any personal liability to the Corporation or to its shareholders for monetary damages for breach of duty of care or other duty as a director, by reason of any act or omission occurring subsequent to the date when this provision becomes effective, except that this provision shall not eliminate or limit the liability of a director for (a) any appropriation, in violation of his duties, of any business opportunity of the Corporation; (b) acts or omissions which involve intentional misconduct or a knowing violation of law; (c) liabilities of a director imposed by Section 14-2-832 of the Georgia Business Corporation Code; or (d) any transaction from which the director derived an improper personal benefit.

If at any time the Georgia Business Corporation Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended, without further action by the shareholders, unless the provisions of the Georgia Business Corporation Code, as so amended, require further action by the shareholders.

Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such repeal or modification.

A-A-1

Article VII.

In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the board of directors, committees of the board of directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent. This provision solely grants discretionary authority to the directors and shall not be deemed to provide to any other constituency any right to be considered.

A-A-2

ANNEX B

[LETTERHEAD OF ALLEN & COMPANY LLC]

September 10, 2015

Premiere Global Services, Inc.

3280 Peachtree Road, N.E., Suite 1000

The Terminus Building

Atlanta, Georgia 30305

The Board of Directors:

We understand that Premiere Global Services, Inc., a Georgia corporation (“PGi”), Pangea Private Holdings II, LLC, a Delaware limited liability company and affiliate of Siris Capital Group, LLC (“Parent”), and Pangea Merger Sub Inc., a Georgia corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which (i) Merger Sub will be merged with and into PGi (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.01 per share, of PGi (“PGi Common Stock”) will be converted in the Merger into the right to receive $14.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

As you know, Allen & Company LLC (“Allen & Company”) has acted as financial advisor to PGi in connection with the proposed Merger and has been asked to render an opinion to the Board of Directors of PGi (the “Board”) as to the fairness, from a financial point of view, to holders of PGi Common Stock of the Merger Consideration to be received by such holders pursuant to the Agreement. For such services, PGi has agreed to pay to Allen & Company separate cash fees, the principal portion of which is contingent upon consummation of the Merger and a portion of which is payable upon delivery of this opinion (the “Opinion Fee”). No portion of the Opinion Fee is contingent upon either the conclusion expressed in this opinion or successful consummation of the Merger. PGi also has agreed to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company against certain liabilities arising out of our engagement.

Allen & Company, as part of our investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. Allen & Company in the past has provided and in the future may provide investment banking services to PGi unrelated to the Merger, for which services Allen & Company has received and/or may receive compensation, including, during the past two years, having acted as financial advisor to PGi in connection with certain potential strategic transactions. Although Allen & Company has not provided investment banking services to Siris Capital Group, LLC during the past two years for which Allen & Company has received compensation, Allen & Company may provide such services to Siris Capital and/or its affiliates in the future, for which services Allen & Company would expect to receive compensation. In the ordinary course, Allen & Company as a broker-dealer and market maker and certain of Allen & Company’s affiliates may have long or short positions, either on a discretionary or non-discretionary basis, for Allen & Company’s own account or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of PGi, certain portfolio companies of Siris Capital or their respective affiliates. The issuance of this opinion has been approved by Allen & Company’s fairness opinion committee.

Our opinion as expressed herein reflects and gives effect to our general familiarity with PGi as well as information which we received during the course of this assignment, including information provided by the management of PGi in the course of discussions relating to the Merger as more fully described below. In arriving at our opinion, we neither conducted a physical inspection of the properties or facilities of PGi or any other entity

B-1

The Board of Directors

Premiere Global Services, Inc.

September 10, 2015

nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, off-balance sheet or otherwise) of PGi or any other entity, or conducted any analysis concerning the solvency or fair value of PGi or any other entity.

In arriving at our opinion, we have, among other things:

(i)	reviewed the financial terms and conditions of the Merger as reflected in an execution version, provided to us on September 10, 2015, of the Agreement;

(ii)	reviewed certain publicly available historical business and financial information relating to PGi, including public filings of PGi and historical market prices and trading volumes for PGi Common Stock;

(iii)	reviewed certain internal financial forecasts and other financial and operating data of PGi provided to or discussed with us by the management of PGi;

(iv)	held discussions with the management of PGi relating to the past and current operations and financial condition and prospects of PGi;

(v)	reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that we deemed generally relevant in evaluating PGi;

(vi)	reviewed certain publicly available financial information relating to selected transactions that we deemed generally relevant in evaluating the Merger; and

(vii)	conducted such other financial analyses and investigations as we deemed necessary or appropriate for purposes of the opinion expressed herein.

In rendering our opinion, we have relied upon and assumed, with your consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to us from public sources, provided to or discussed with us by PGi or its representatives or otherwise reviewed by us. With respect to the financial forecasts, estimates and other information and data relating to PGi that we were directed to utilize in our analyses, we have been advised by the management of PGi and we have assumed, with your consent, that such forecasts, estimates and other financial and operating data have been reasonably prepared in good faith reflecting the best currently available estimates and judgments of such management as to the future operating and financial performance of PGi and the other matters covered thereby. We assume no responsibility for and express no view or opinion as to any such financial forecasts, estimates and other financial and operating data or the assumptions on which they are based. We have relied, at your direction, upon the assessments of the managements of PGi as to, among other things, (i) the potential impact on PGi of certain market, competitive and other trends in and prospects for the collaboration software and services industry, (ii) the technology and intellectual property of PGi (including the validity and associated risks thereof), and (iii) PGi’s existing and future relationships, agreements and arrangements with key employees and customers. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on PGi or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof.

B-2

The Board of Directors

Premiere Global Services, Inc.

September 10, 2015

It is understood that this opinion is intended for the benefit and use of the Board (in its capacity as such) in connection with its evaluation of the Merger. This opinion does not constitute a recommendation as to the course of action that the Board or PGi should pursue in connection with the Merger, or otherwise address the merits of the underlying decision by PGi to engage in the Merger, including in comparison to other strategies or transactions that might be available to PGi or in which PGi might engage. In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on PGi’s behalf with respect to the acquisition of all or a part of PGi; however, at the direction of PGi, we in the past held preliminary discussions from time to time with selected third parties regarding a potential strategic transaction with PGi and we have been requested, following public announcement of the Merger, to solicit third-party indications of interest in the acquisition of PGi as contemplated by the go-shop provisions of the Agreement. This opinion does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the Merger or otherwise. We do not express any opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or consideration payable to any officers, directors or employees of any party to the Merger, or any class of such persons or any other party, relative to the Merger Consideration or otherwise.

In addition, we do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, regulatory, tax or accounting matters, as to which we understand that PGi obtained such advice as it deemed necessary from qualified professionals. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that all governmental, regulatory or other consents, approvals, releases and waivers necessary for consummation of the Merger will be obtained without delay, limitation, restriction or condition, including any divestiture or other requirements, that would have an adverse effect on PGi or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed, with your consent, that the final executed Agreement will not differ, in any respect meaningful to our analyses or opinion, from the execution version reviewed by us.

Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, to holders of PGi Common Stock of the Merger Consideration provided for pursuant to the Agreement (to the extent expressly specified herein). Our opinion does not address any other term, aspect or implication of the Merger, including, without limitation, the form or structure of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of PGi Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Allen & Company LLC

ALLEN & COMPANY LLC

B-3

ANNEX C

GEORGIA DISSENTERS’ RIGHTS STATUTE

TITLE 14: CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS

CHAPTER 2: BUSINESS CORPORATIONS

ARTICLE 13: DISSENTERS’ RIGHTS

(2015)

PART 1: RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

§ 14-2-1301: Definitions

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 14-2-1302. Right to dissent

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A) Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(B) Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§ 14-2-1303. Dissent by nominees and beneficial owners

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

PART 2: PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

§ 14-2-1320. Notice of dissenters’ rights

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§ 14-2-1321. Notice of intent to demand payment

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§ 14-2-1322. Dissenters’ notice

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

§ 14-2-1323. Duty to demand payment

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§ 14-2-1324. Share restrictions

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 14-2-1325. Offer of payment

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§ 14-2-1326. Failure to take action

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§ 14-2-1327. Procedure if shareholder dissatisfied with payment or offer

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3: JUDICIAL APPRAISAL OF SHARES

§ 14-2-1330. Court action

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§ 14-2-1331. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§ 14-2-1332. Limitation of actions

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

PREMIERE GLOBAL SERVICES, INC. 3280 PEACHTREE ROAD, NE, SUITE 1000 ATLANTA, GA 30305

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PREMIERE GLOBAL SERVICES, INC.

The Board of Directors of Premiere Global Services, Inc. recommends you vote FOR Proposals 1, 2 and 3.			For	Against	Abstain

1.	Approve the Agreement and Plan of Merger, dated September 10, 2015, by and among Pangea Private Holdings II, LLC, Pangea Merger Sub Inc. and Premiere Global Services, Inc.		☐	☐	☐

2.	Approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting.		☐	☐	☐

3.	Approve, by non-binding, advisory vote, the compensation that will or may become payable by Premiere Global Services, Inc. to its named executive officers in connection with the merger.		☐	☐	☐

In their discretion, the proxies, and each of them acting alone, are authorized to vote on such other business as may properly come before the meeting or any adjournments thereof.

For address changes and/or comments, mark here.	☐
(see reverse for instructions)
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. M96804-S38442

PREMIERE GLOBAL SERVICES, INC.

Special Meeting of Shareholders

December 3, 2015, 8:30 a.m., Mountain time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Boland T. Jones and L. Scott Askins, each with full power of substitution, acting jointly or by either of them if only one be present and acting, attorneys and proxies to vote in the manner specified on your proxy card (according to the number of shares which the undersigned would be entitled to cast if then personally present), all the shares of common stock, par value $.01 per share, of Premiere Global Services, Inc. held of record by the undersigned at the close of business on October 22, 2015, at the special meeting of shareholders to be held at 8:30 a.m., Mountain time, on Thursday, December 3, 2015, at The Antlers Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, including any adjournments or postponements thereof.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted “FOR” the approval of the merger agreement on Proposal 1, will be voted “FOR” the approval of one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting on Proposal 2, will be voted “FOR” the approval, by non-binding, advisory vote, of the compensation that will or may become payable by Premiere Global Services, Inc. to the named executive officers in connection with the merger on Proposal 3 and will be voted with discretionary authority as permitted by Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, on all other matters as may properly come before the special meeting or any adjournments thereof. If no direction is made, any shares held under Premiere Global Services, Inc.’s 401(k) Plan will be voted by the trustee in the same proportions as shares for which instructions are received from other 401(k) Plan participants.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side